================================================================================
                                 UNITED STATES


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                   FORM 8-K/A



                                CURRENT REPORT



                    PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                                 JULY 16, 1997
                            -----------------------
                       (Date of earliest event reported)






                        SINCLAIR BROADCAST GROUP, INC.
         --------------------------------------------------------------
            (Exact name of Registrant as specified in its charter)




          MARYLAND                   33-69482                  52-1494660
(State of incorporation)     (Commission File Number)         (IRS Employer
                                                          Identification Number)


             2000 W. 41st Street, Baltimore, Maryland   21211-1420
      -------------------------------------------------------------------
             (Address of principal executive offices)   (Zip code)




      Registrant's telephone number, including area code: (410) 467-5005
                                                          --------------







================================================================================

ITEM 5. OTHER EVENTS

     Sinclair Broadcast Group, Inc. (the "Company" or "Sinclair") is filing this report on Form 8-K to reflect an updated discussion and analysis of financial condition and results of operations and an updated description of its business and management and to set forth pro forma financial statements reflecting recent financing and pending acquisition activities for the purpose of incorporating the information herein by reference into future securities filings by the Company. Unless otherwise indicated, defined terms shall have the meaning set forth in the "Glossary of Defined Terms" below. References herein to the Company shall include the Company's subsidiaries, unless the context otherwise requires.


                   COMMON STOCK AND PREFERRED STOCK OFFERINGS

     On September 23, 1997, the Company completed a public offering of $172.5 million aggregate liquidation value (including shares sold September 30, 1997 pursuant to the exercise of an overallotment option) of its Series D Convertible Exchangeable Preferred Stock par value $.01 per share (the "Series D Preferred Stock") (the offering of the Series D Preferred Stock, the "Preferred Stock Offering") pursuant to a $1 billion shelf registration statement filed with the Commission on September 16, 1997 (the "Shelf Registration Statement") and a prospectus supplement filed with the Commission on September 17, 1997. The Series D Preferred Stock has a liquidation preference of $50 per share and a stated annual dividend of $3.00 per share payable quarterly out of legally available funds. The Series D Preferred Stock is convertible into shares of Class A Common Stock at the option of the holders thereof at a conversion price of $45.625 per share. The Series D Preferred Stock is exchangeable, beginning December 15, 2000, at the option of the Company for Convertible Subordinated Debentures of the Company, due 2012, and is redeemable at the option of the Company beginning three years after issuance at specified prices plus accrued dividends. Except under certain limited circumstances, shares of Series D Preferred Stock will not have the right to vote on matters on which shares of Common Stock have a vote, prior to their conversion into Class A Common Stock.

     Concurrently with the Preferred Stock Offering and pursuant to the Shelf Registration Statement and a prospectus supplement filed with the Commission on September 17, 1997, the Company and certain stockholders of the Company (the "Selling Stockholders") completed a public offering of 4,345,000 shares and 1,750,000 shares (each including shares sold September 30, 1997 pursuant to the exercise of an overallotment option) of Class A Common Stock, respectively (the "Common Stock Offering").

     The Company received net proceeds from the Preferred Stock Offering and the Common Stock Offering of approximately $167.0 million and $151.1 million, respectively.  The Company  used the  majority of these funds to repay  existing borrowings under the Bank Credit Agreement (as defined herein). Contemporaneously with the Preferred Stock Offering and the Common Stock Offering, the Company and the lenders under the Bank Credit Agreement entered into an amendment to the Bank Credit Agreement, the effect of which was to recharacterize $275 million of indebtedness from the Tranche A term loan under the Bank Credit Agreement to amounts owing under the revolving credit facility under the Bank Credit Agreement. The Company used $285.7 million of the net proceeds from the Common Stock Offering and the Preferred Stock Offering to repay outstanding borrowings under the revolving credit facility, $8.9 million to repay outstanding amounts under the Tranche A term loan and the remaining net proceeds of approximately $25.1 million for general corporate purposes. Borrowings under the Tranche A term loan were used to finance acquisitions, and the weighted average interest rate of the borrowings thereunder was 6.73% on the date as of which the $275 million was recharacterized. Borrowings under the revolving credit facility (other than the recharacterized $275 million) were used for general corporate purposes. As of September 30, 1997, there were no amounts outstanding under the revolving credit facility. The Company may reborrow amounts under the revolving credit facility until December 31, 2004. In addition, the Bank Credit Agreement provides for a Tranche C term loan in the amount of up to $400 million which can be utilized upon approval by the agent bank and the raising of sufficient commitments from banks to fund the additional loans.

            PRO FORMA CONSOLIDATED FINANCIAL INFORMATION OF SINCLAIR


     The following Pro Forma Consolidated Financial Data include the unaudited pro forma consolidated balance sheet as of June 30, 1997 (the "Pro Forma Consolidated Balance Sheet") and the unaudited pro forma consolidated statement of operations for the year ended December 31, 1996 and the six months ended June 30, 1997 (the "Pro Forma Consolidated Statement of Operations"). The unaudited Pro Forma Consolidated Balance Sheet is adjusted to give effect to the Debt Issuance, the Heritage Acquisition, the Common Stock Offering and the Preferred Stock Offering as if they occurred on June 30, 1997 and assuming application of the proceeds of the Common Stock Offering and the Preferred Stock Offering as set forth in "Common Stock and Preferred Stock Offerings" above. The unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1996 is adjusted to give effect to the 1996 Acquisitions, the HYTOPS Issuance, the Debt Issuance, the Heritage Acquisition, the Common Stock Offering and the Preferred Stock Offering as if each occurred at the beginning of such period and assuming application of the proceeds of the Common Stock Offering and the Preferred Stock Offering as set forth above. The unaudited Pro Forma Consolidated Statement of Operations for the six months ended June 30, 1997 is adjusted to give effect to the HYTOPS Issuance, the Debt Issuance, the Heritage Acquisition, and the Common Stock Offering and the Preferred Stock Offering as if each occurred at the beginning of such period and assuming application of the proceeds of the Common Stock Offering and the Preferred Stock Offering as set forth above. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The Pro Forma Consolidated Financial Data should be read in conjunction with the Company's Consolidated Financial Statements as of and for the year ended December 31, 1996 and related notes thereto, the Company's unaudited consolidated financial statements for the six months ended June 30, 1997 and related notes thereto, the historical financial data of Flint T.V., Inc., the historical financial data of Superior Communications, Inc., the historical financial data of KSMO and WSTR, the historical financial data of River City Broadcasting, L.P. and the historical financial data of Heritage Media Services, Inc. - Broadcasting Segment, all of which have been filed with the Commission as part of (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (as amended), together with the report of Arthur Andersen LLP, independent certified public accountants; (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997; or (iii) the Company's Current Reports on Form 8-K and Form 8-K/A filed May 10, 1996, May 13, 1996, May 17, 1996, May 29, 1996,
August 30, 1996, September 5, 1996 and August 26, 1997. The unaudited Pro Forma Consolidated Financial Data do not purport to represent what the Company's results of operations or financial position would have been had any of the above events occurred on the dates specified or to project the Company's results of operations or financial position for or at any future period or date.

                        SINCLAIR BROADCAST GROUP, INC.
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 1997
                            (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                      CONSOLIDATED         DEBT
                                                                       HISTORICAL      ISSUANCE(A)
                                                                     -------------- ------------------
                               ASSETS
CURRENT ASSETS:
 Cash and cash equivalents   .......................................  $    2,740     $     33,000 (d)
 Accounts receivable, net of allowance for doubtful accounts  ......     102,093
 Current portion of program contract costs  ........................      34,768
 Prepaid expenses and other current assets  ........................       4,054
 Deferred barter costs .............................................       4,267
 Deferred tax asset ................................................       8,188
                                                                      ----------
   Total current assets   ..........................................     156,110           33,000
PROGRAM CONTRACT COSTS, less current portion   .....................      30,778
LOANS TO OFFICERS AND AFFILIATES   .................................      11,241
PROPERTY AND EQUIPMENT, net  .......................................     156,681
NON-COMPETE AND CONSULTING AGREEMENTS, net  ........................       2,250
OTHER ASSETS  ......................................................      71,970            4,500 (e)
ACQUIRED INTANGIBLE BROADCASTING ASSETS, net   .....................   1,333,475
                                                                      ----------
   Total Assets  ...................................................  $1,762,505     $     37,500
                                                                      ==========     ============
                                 LIABILITIES AND
                             STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable   ................................................  $    5,310
 Accrued liabilities   .............................................      39,023
 Current portion of long-term liabilities-
  Notes payable and commercial bank financing  .....................      65,500
  Capital leases payable  ..........................................          11
  Notes and capital leases payable to affiliates  ..................       1,370
  Program contracts payable  .......................................      49,766
 Deferred barter revenues ..........................................       4,458
                                                                      ----------
   Total current liabilities .......................................     165,438
LONG-TERM LIABILITIES:
  Notes payable and commercial bank financing  .....................   1,097,000     $     37,500 (f)
  Capital leases payable  ..........................................          30
  Notes and capital leases payable to affiliates  ..................      11,872
  Program contracts payable  .......................................      46,670
  Other long-term liabilities   ....................................       4,960
                                                                      ----------
   Total liabilities   .............................................   1,325,970           37,500
                                                                      ----------     ------------
MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES                      .      3,897
                                                                      ----------
COMPANY OBLIGATED MANDATORILY REDEEMABLE
 SECURITY OF SUBSIDIARY TRUST HOLDING SOLELY
 KDSM SENIOR DEBENTURES   ..........................................     200,000
                                                                      ----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Series B Preferred Stock   .......................................          11
  Series D Preferred Stock  ........................................           -
  Class A Common Stock    ..........................................          71
  Class B Common Stock    ..........................................         277
  Additional paid-in capital .......................................     234,812
  Additional paid-in capital - deferred compensation ...............        (896)
  Additional paid-in capital - equity put options ..................      23,117
  Accumulated deficit  .............................................     (24,754)
                                                                      ----------
   Total stockholders' equity   ....................................     232,638
                                                                      ----------
   Total Liabilities and Stockholders' Equity  .....................  $1,762,505     $     37,500
                                                                      ==========     ============

                                                                                                   CONSOLIDATED
                                                                                                   HISTORICAL,
                                                                                                      DEBT
                                                                  CONSOLIDATED                      ISSUANCE
                                                                 HISTORICAL AND      HERITAGE      AND HERITAGE
                                                                 DEBT ISSUANCE    ACQUISITION(B)   ACQUISITION
                                                                ---------------- ---------------- -------------
                               ASSETS
CURRENT ASSETS:
 Cash and cash equivalents   ...................................  $   35,740                     $   35,740
 Accounts receivable, net of allowance for doubtful accounts  ..     102,093                        102,093
 Current portion of program contract costs  ....................      34,768   $        926          35,694
 Prepaid expenses and other current assets  ....................       4,054                          4,054
 Deferred barter costs .........................................       4,267          2,218           6,485
 Deferred tax asset ............................................       8,188                          8,188
                                                                  ----------                     ----------
   Total current assets   ......................................     189,110          3,144         192,254
PROGRAM CONTRACT COSTS, less current portion   .................      30,778            712          31,490
LOANS TO OFFICERS AND AFFILIATES   .............................      11,241                         11,241
PROPERTY AND EQUIPMENT, net  ...................................     156,681         22,022         178,703
NON-COMPETE AND CONSULTING AGREEMENTS, net  ....................       2,250                          2,250
OTHER ASSETS  ..................................................      76,470                         76,470
ACQUIRED INTANGIBLE BROADCASTING ASSETS, net   .................   1,333,475        545,969       1,879,444
                                                                  ----------   -------------     ----------
   Total Assets  ...............................................  $1,800,005   $    571,847      $2,371,852
                                                                  ==========   =============     ==========
                                 LIABILITIES AND
                              STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable   ............................................  $    5,310                     $    5,310
 Accrued liabilities   .........................................      39,023                         39,023
 Current portion of long-term liabilities-
  Notes payable and commercial bank financing  .................      65,500                         65,500
  Capital leases payable  ......................................          11                             11
  Notes and capital leases payable to affiliates  ..............       1,370                          1,370
  Program contracts payable  ...................................      49,766   $      1,096          50,862
 Deferred barter revenues ......................................       4,458                          4,458
                                                                  ----------                     ----------
   Total current liabilities ...................................     165,438          1,096         166,534
LONG-TERM LIABILITIES:
  Notes payable and commercial bank financing  .................   1,134,500        570,000 (g)   1,704,500
  Capital leases payable  ......................................          30                             30
  Notes and capital leases payable to affiliates  ..............      11,872                         11,872
  Program contracts payable  ...................................      46,670            751          47,421
  Other long-term liabilities   ................................       4,960                          4,960
                                                                  ----------                     ----------
   Total liabilities   .........................................   1,363,470        571,847       1,935,317
                                                                  ----------   -------------     ----------
MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES                         3,897                          3,897
                                                                  ----------                     ----------
COMPANY OBLIGATED MANDATORILY REDEEMABLE
 SECURITY OF SUBSIDIARY TRUST HOLDING SOLELY
 KDSM SENIOR DEBENTURES   ......................................     200,000                        200,000
                                                                  ----------                     ----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Series B Preferred Stock   ...................................          11                             11
  Series D Preferred Stock  ....................................           -                              -
  Class A Common Stock    ......................................          71                             71
  Class B Common Stock    ......................................         277                            277
  Additional paid-in capital ...................................     234,812                        234,812
  Additional paid-in capital - deferred compensation ...........        (896)                          (896)
  Additional paid-in capital - equity put options ..............      23,117                         23,117
  Accumulated deficit  .........................................     (24,754)                       (24,754)
                                                                  ----------                     ----------
   Total stockholders' equity   ................................     232,638                        232,638
                                                                  ----------                     ----------
   Total Liabilities and Stockholders' Equity  .................  $1,800,005   $    571,847      $2,371,852
                                                                  ==========   =============     ==========


                                                   (Continued on following page)

                        SINCLAIR BROADCAST GROUP, INC.
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 1997
                            (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)


                                                                                                            CONSOLIDATED,
                                                                                                             HISTORICAL,
                                                                                                                 DEBT
                                                                        CONSOLIDATED,                         ISSUANCE,
                                                                         HISTORICAL,                           HERITAGE
                                                                            DEBT             COMMON          ACQUISITION,
                                                                          ISSUANCE        AND PREFERRED       COMMON AND
                                                                        AND HERITAGE          STOCK         PREFERRED STOCK
                                                                         ACQUISITION      OFFERINGS(C)        OFFERINGS
                                                                       ---------------   ---------------   ----------------
                                      ASSETS
CURRENT ASSETS:
 Cash and cash equivalents   .......................................     $   35,740                          $    35,740
 Accounts receivable, net of allowance for doubtful accounts  ......        102,093                              102,093
 Current portion of program contract costs  ........................         35,694                               35,694
 Prepaid expenses and other current assets  ........................          4,054                                4,054
 Deferred barter costs .............................................          6,485                                6,485
 Deferred tax asset ................................................          8,188                                8,188
                                                                         ----------                          -----------
   Total current assets   ..........................................        192,254                              192,254
PROGRAM CONTRACT COSTS, less current portion   .....................         31,490                               31,490
LOANS TO OFFICERS AND AFFILIATES   .................................         11,241                               11,241
PROPERTY AND EQUIPMENT, net  .......................................        178,703                              178,703
NON-COMPETE AND CONSULTING AGREEMENTS, net  ........................          2,250                                2,250
OTHER ASSETS  ......................................................         76,470                               76,470
ACQUIRED INTANGIBLE BROADCASTING ASSETS, net   .....................      1,879,444                 -          1,879,444
                                                                         ----------        ----------        -----------
   Total Assets  ...................................................     $2,371,852        $                 $ 2,371,852
                                                                         ==========        ==========        ===========
                                 LIABILITIES AND
                              STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable   ................................................     $    5,310                          $     5,310
 Accrued liabilities   .............................................         39,023                               39,023
 Current portion of long-term liabilities-
  Notes payable and commercial bank financing  .....................         65,500                               65,500
  Capital leases payable  ..........................................             11                                   11
  Notes and capital leases payable to affiliates  ..................          1,370                                1,370
  Program contracts payable  .......................................         50,862                               50,862
 Deferred barter revenues ..........................................          4,458                 -              4,458
                                                                         ----------        ----------        -----------
   Total current liabilities .......................................        166,534                              166,534
LONG-TERM LIABILITIES:
  Notes payable and commercial bank financing  .....................      1,704,500        $ (318,008)         1,386,492
  Capital leases payable  ..........................................             30                                   30
  Notes and capital leases payable to affiliates  ..................         11,872                               11,872
  Program contracts payable  .......................................         47,421                               47,421
  Other long-term liabilities   ....................................          4,960                                4,960
                                                                         ----------                          -----------
   Total liabilities   .............................................      1,935,317          (318,008)         1,617,309
                                                                         ----------        ----------        -----------
MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES                      .         3,897                                3,897
                                                                         ----------                          -----------
COMPANY OBLIGATED MANDATORILY REDEEMABLE
 SECURITY OF SUBSIDIARY TRUST HOLDING SOLELY
 KDSM SENIOR DEBENTURES   ..........................................        200,000                              200,000
                                                                         ----------                          -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Series B Preferred Stock   .......................................             11                                   11
  Series D Preferred Stock  ........................................              -                34                 34
  Class A Common Stock    ..........................................             71                43                131
  Class B Common Stock    ..........................................            277                                  260
  Additional paid-in capital .......................................        234,812           317,931            552,743
  Additional paid-in capital - deferred compensation ...............           (896)                                (896)
  Additional paid-in capital - equity put options ..................         23,117                               23,117
  Accumulated deficit  .............................................        (24,754)                             (24,754)
                                                                         ----------                          -----------
   Total stockholders' equity   ....................................        232,638           318,008            550,646
                                                                         ----------        ----------        -----------
   Total Liabilities and Stockholders' Equity  .....................     $2,371,852        $        -        $ 2,371,852
                                                                         ==========        ==========        ===========

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

(a) To reflect the proceeds of the Debt Issuance consummated on July 2, 1997, net of $4,500 of underwriting discounts and commissions and estimated expenses and the application of the proceeds therefrom.

(b) The Heritage Acquisition column reflects the assets and liabilities acquired in connection with the $630,000 purchase of Heritage less the $60,000 divestiture of the Heritage television station KOKH in Oklahoma City, Oklahoma, which is required pursuant to the Heritage Acquisition Agreements and with respect to which the Company has entered into a letter of intent. The Heritage Acquisition is subject to a number of conditions customary for acquisitions of broadcasting properties. Total acquired intangibles are calculated as follows:


                                                                                        HERITAGE
                                                             HERITAGE       KOKH       ACQUISITION
                                                            ----------   ----------   ------------
Purchase Price ..........................................                               $630,000
 Add:
   Liabilities acquired-
   Current portion of program contracts payable .........     $ 1,552    $  (456)          1,096
   Long-term portion of program contracts payable  ......         860       (109)            751
 Less:
   Assets acquired-
   Current portion of program contract costs ............       1,603       (677)            926
   Deferred barter costs   ..............................       2,496       (278)          2,218
   Program contract costs, less current portion .........       1,266       (554)            712
   Property and equipment  ..............................      27,524     (5,502)         22,022
   Sale of KOKH   .......................................                                 60,000
                                                                                        ---------
   Acquired intangibles .................................                               $545,969
                                                                                        =========



(c) To reflect the proceeds of the Common Stock Offering and the Preferred Stock Offering (including over-allotments) at an offering price of $36.50 per share and $50 per share, respectively, net of $13,084 of underwriting discounts and commissions and estimated expenses and the application of the proceeds therefrom as set forth in "Common Stock and Preferred Stock Offerings" and assuming the Heritage Acquisition has been consummated.

(d) To record the increase in cash and cash equivalents resulting from the net proceeds of the Debt Issuance after giving effect to the repayment of the revolving credit facility under the Bank Credit Agreement as follows:


       Offering proceeds  .......................................... $ 200,000
       Underwriting discounts, commissions and estimated expenses       (4,500)
       Repayment of revolving credit facility under the Bank Credit
        Agreement   ................................................  (162,500)
                                                                     ----------
       Pro forma adjustment  ....................................... $  33,000
                                                                     ==========

(e) To record underwriting discounts and commissions and estimated expenses of $4,500.

(f) To reflect the increase in indebtedness resulting from the Debt Issuance after giving effect to the repayment of the revolving credit facility under the Bank Credit Agreement as follows:


      Indebtedness incurred .......................................  $  200,000
      Repayment of revolving credit facility under the Bank Credit
       Agreement   ................................................    (162,500)
                                                                     ----------
      Pro forma adjustment  .......................................  $   37,500
                                                                     ==========


(g) To reflect the incurrence of $570,000 of bank financing in connection with the Heritage Acquisition.

                        SINCLAIR BROADCAST GROUP, INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                                       SUPERIOR
                                                       CONSOLIDATED      FLINT      COMMUNICATIONS
                                                        HISTORICAL    TV, INC.(A)   GROUP, INC.(B)   KSMO(C)
                                                      -------------- ------------- ---------------- ----------
REVENUES:
 Station broadcast revenues, net of agency commis-
 sions                                                 $  346,459       $1,012         $4,431       $ 7,694
 Revenues realized from station barter arrange-
 ments                                                     32,029                                     2,321
                                                       ----------                                   --------
  Total revenues ....................................     378,488        1,012          4,431        10,015
                                                       ----------       -------        ------       --------
OPERATING EXPENSES:
 Program and production   ...........................      66,652          101            539         1,550
 Selling, general and administrative  ...............      75,924          345          2,002         2,194
 Expenses realized from barter arrangements .........      25,189                                     2,276
 Amortization of program contract costs and net
 realizable value adjustments   .....................      47,797          125            736           601
 Amortization of deferred compensation   ............         739
 Depreciation and amortization of property and
 equipment    .......................................      11,711            4            373           374
 Amortization of acquired intangible broadcasting
 assets, non-compete and consulting agreements
 and other assets   .................................      58,530                         529
 Amortization of excess syndicated programming ......      3,043
                                                       ----------
  Total operating expenses   ........................     289,585          575          4,179         6,995
                                                       ----------       -------        ------       --------
  Broadcast operating income (loss)   ...............      88,903          437            252         3,020
                                                       ----------       -------        ------       --------
OTHER INCOME (EXPENSE):
 Interest and amortization of debt discount expense       (84,314)                       (457)         (823)
 Interest income ....................................       3,136
 Subsidiary trust minority interest expense .........
 Other income (expense)   ...........................         342           19              4             7
                                                       ----------       -------        ------       --------
  Income (loss) before provision (benefit) for
  income taxes   ....................................       8,067          456           (201)        2,204
PROVISION (BENEFIT) FOR INCOME
 TAXES  .............................................       6,936
                                                       ----------
NET INCOME (LOSS)   .................................  $    1,131       $  456         $ (201)      $ 2,204
                                                       ==========       =======        ======       ========
NET INCOME (LOSS) AVAILABLE TO COM-
 MON STOCKHOLDERS                                      $    1,131
                                                       ==========
NET INCOME (LOSS) PER COMMON AND
 COMMON EQUIVALENT SHARE  ...........................  $     0.03
                                                       ==========
WEIGHTED AVERAGE COMMON AND COM-
 MON EQUIVALENT SHARES OUTSTAND-
 ING                                                       37,381
                                                       ==========

                                                                        RIVER CITY(E)                         1996
                                                                  --------------------------              ACQUISITION
                                                        WSTR(D)    RIVER CITY      WSYX       WYZZ(F)     ADJUSTMENTS
                                                      ----------- ------------ ------------- --------- ------------------
REVENUES:
 Station broadcast revenues, net of agency commis-
 sions                                                $  7,488    $  86,869    $ (10,783)      $1,838
 Revenues realized from station barter arrange-
 ments                                                   1,715
                                                      ---------
  Total revenues ....................................    9,203       86,869      (10,783)       1,838
                                                      ---------   ----------   ----------     -------
OPERATING EXPENSES:
 Program and production   ...........................      961       10,001         (736)         214
 Selling, general and administrative  ...............    2,173       39,786       (3,950)         702  $      (3,577)(h)
 Expenses realized from barter arrangements .........    1,715
 Amortization of program contract costs and net
 realizable value adjustments   .....................    1,011        9,721         (458)         123
 Amortization of deferred compensation   ............                                                            194 (i)
 Depreciation and amortization of property and
 equipment    .......................................      284        6,294       (1,174)           6           (943)(j)
 Amortization of acquired intangible broadcasting
 assets, non-compete and consulting agreements
 and other assets   .................................       39       14,041       (3,599)           3          4,034 (k)
 Amortization of excess syndicated programming       .
  Total operating expenses   ........................    6,183       79,843       (9,917)       1,048           (292)
                                                      ---------   ----------   ----------     -------  -------------
  Broadcast operating income (loss)   ...............    3,020        7,026         (866)         790            292
                                                      ---------   ----------   ----------     -------  -------------
OTHER INCOME (EXPENSE):
 Interest and amortization of debt discount expense     (1,127)     (12,352)                                 (17,409)(l)
 Interest income ....................................       15          195                                   (1,636)(m)
 Subsidiary trust minority interest expense .........
 Other income (expense)   ...........................                  (149)            (8)
                                                                  ----------   ----------
  Income (loss) before provision (benefit) for
  income taxes   ....................................    1,908       (5,280)        (874)         790        (18,753)
PROVISION (BENEFIT) FOR INCOME
 TAXES  .............................................                                                         (7,900)(n)
                                                                                                       -------------
NET INCOME (LOSS)   ................................. $  1,908    $  (5,280)   $    (874)      $  790  $     (10,853)
                                                      =========   ==========   ==========     =======  =============
NET INCOME (LOSS) AVAILABLE TO COM-
 MON STOCKHOLDERS
NET INCOME (LOSS) PER COMMON AND
 COMMON EQUIVALENT SHARE  ...........................
WEIGHTED AVERAGE COMMON AND COM-
 MON EQUIVALENT SHARES OUTSTAND-
 ING

                                                                                               DEBT ISSUANCE,
                                                            HYTOPS               DEBT         HYTOPS ISSUANCE
                                                           ISSUANCE            ISSUANCE     AND 1996 ACQUISITIONS
                                                      ------------------ ----------------------------------------
REVENUES:
 Station broadcast revenues, net of agency commis-
 sions                                                                                          $   445,008
 Revenues realized from station barter arrange-
 ments                                                                                               36,065
                                                                                                -----------
  Total revenues ....................................                                               481,073
                                                                                                -----------
OPERATING EXPENSES:
 Program and production   ...........................                                                79,282
 Selling, general and administrative  ...............                                               115,599
 Expenses realized from barter arrangements .........                                                29,180
 Amortization of program contract costs and net
 realizable value adjustments   .....................                                                59,656
 Amortization of deferred compensation   ............                                                   933
 Depreciation and amortization of property and
 equipment    .......................................                                                16,929
 Amortization of acquired intangible broadcasting
 assets, non-compete and consulting agreements
 and other assets   ................................. $         500 (p)  $          450 (s)          74,527
 Amortization of excess syndicated programming       .                                                3,043
                                                                                                -----------
  Total operating expenses   ........................           500                 450             379,149
                                                      -------------      --------------         -----------
  Broadcast operating income (loss)   ...............          (500)               (450)            101,924
                                                      -------------      --------------         -----------
OTHER INCOME (EXPENSE):
 Interest and amortization of debt discount expense          11,820 (q)         (18,000) (t)       (122,662)
 Interest income ....................................                                                 1,710
 Subsidiary trust minority interest expense .........       (23,250)(r)                             (23,250)
 Other income (expense)   ...........................                                                   215
                                                                                                -----------
  Income (loss) before provision (benefit) for
  income taxes   ....................................       (11,930)            (18,450)            (42,063)
PROVISION (BENEFIT) FOR INCOME
 TAXES  .............................................        (4,772)(n)          (7,380)(n)         (13,116)
                                                      -------------      --------------         -----------
NET INCOME (LOSS)   ................................. $      (7,158)     $      (11,070)        $   (28,947)
                                                      =============      ==============         ===========
NET INCOME (LOSS) AVAILABLE TO COM-
 MON STOCKHOLDERS
NET INCOME (LOSS) PER COMMON AND
 COMMON EQUIVALENT SHARE  ...........................
WEIGHTED AVERAGE COMMON AND COM-
 MON EQUIVALENT SHARES OUTSTAND-
 ING

                                                   (Continued on following page)

                        SINCLAIR BROADCAST GROUP, INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                                                               HERITAGE(G)
                                                                    DEBT ISSUANCE,      -------------------------
                                                                    HYTOPS ISSUANCE
                                                                 AND 1996 ACQUISITIONS    HERITAGE       KOKH
                                                                ----------------------- ------------ ------------
REVENUES:
 Station broadcast revenues, net of agency commissions   ......      $   445,008        $  95,302     $ (7,953)
 Revenues realized from station barter arrangements   .........           36,065            4,292         (178)
                                                                     -----------        ----------    --------
  Total revenues  .............................................          481,073           99,594       (8,131)
                                                                     -----------        ----------    --------
OPERATING EXPENSES:
 Program and production .......................................           79,282           20,089       (1,871)
 Selling, general and administrative   ........................          115,599           31,916       (1,722)
 Expenses realized from barter arrangements  ..................           29,180            3,478          (70)
 Amortization of program contract costs and net realizable
 value adjustments   ..........................................           59,656            3,165       (1,208)
 Amortization of deferred compensation ........................              933
 Depreciation and amortization of property and equipment   .              16,929            5,472       (1,022)
 Amortization of acquired intangible broadcasting assets, non-
 compete and consulting agreements and other assets   .........           74,527            8,460         (367)
 Amortization of excess syndicated programming  ...............            3,043
                                                                     -----------
  Total operating expenses    .................................          379,149           72,580       (6,260)
                                                                     -----------        ----------    --------
  Broadcast operating income (loss) ...........................          101,924           27,014       (1,871)
                                                                     -----------        ----------    --------
OTHER INCOME (EXPENSE):
 Interest and amortization of debt discount expense   .........         (122,662)         (17,949)       1,025
 Gain on sale of station   ....................................                             6,031
 Interest income  .............................................            1,710
 Subsidiary trust minority interest expense  ..................          (23,250)
 Other income (expense) .......................................              215             (203)
                                                                     -----------        ----------
  Income (loss) before provision (benefit) for income taxes              (42,063)          14,893         (846)
PROVISION (BENEFIT) FOR INCOME
 TAXES   ......................................................          (13,116)           7,853         (466)
                                                                     -----------        ----------    --------
NET INCOME (LOSS) .............................................      $   (28,947)       $   7,040     $   (380)
                                                                     ===========        ==========    ========
NET INCOME (LOSS) AVAILABLE TO COMMON
 STOCKHOLDERS  ................................................
NET INCOME (LOSS) PER COMMON AND COMMON
 EQUIVALENT SHARE .............................................
WEIGHTED AVERAGE COMMON AND COMMON
 EQUIVALENT SHARES OUTSTANDING   ..............................

                                                                                         DEBT ISSUANCE,            COMMON
                                                                      HERITAGE          HYTOPS ISSUANCE,       AND PREFERRED
                                                                    ACQUISITION       1996 ACQUISITIONS AND        STOCK
                                                                    ADJUSTMENTS       HERITAGE ACQUISITION       OFFERINGS
                                                                -------------------- ----------------------- ------------------
REVENUES:
 Station broadcast revenues, net of agency commissions   ......                         $    532,357
 Revenues realized from station barter arrangements   .........                               40,179
                                                                                        ------------
  Total revenues  .............................................                              572,536
                                                                                        ------------
OPERATING EXPENSES:
 Program and production .......................................                               97,500
 Selling, general and administrative   ........................  $     (1,808) (u)           143,985
 Expenses realized from barter arrangements  ..................                               32,588
 Amortization of program contract costs and net realizable
 value adjustments   ..........................................                               61,613
 Amortization of deferred compensation ........................                                  933
 Depreciation and amortization of property and equipment   .             (900)(v)             20,479
 Amortization of acquired intangible broadcasting assets, non-
 compete and consulting agreements and other assets   .........         9,531 (w)             92,151
 Amortization of excess syndicated programming  ...............                                3,043
                                                                                        ------------
  Total operating expenses    .................................         6,823                452,292
                                                                 --------------         ------------
  Broadcast operating income (loss) ...........................        (6,823)               120,244
                                                                 --------------         ------------
OTHER INCOME (EXPENSE):
 Interest and amortization of debt discount expense   .........       (23,621)(x)           (163,207)         $    21,769 (y)
 Gain on sale of station   ....................................                                6,031
 Interest income  .............................................                                1,710
 Subsidiary trust minority interest expense  ..................                              (23,250)
 Other income (expense) .......................................                                   12
                                                                                        ------------
  Income (loss) before provision (benefit) for income taxes           (30,444)               (58,460)              21,769
PROVISION (BENEFIT) FOR INCOME
 TAXES   ......................................................       (12,178)(n)            (17,907)               8,708 (n)
                                                                 --------------         ------------          -----------
NET INCOME (LOSS) .............................................  $    (18,266)          $    (40,553)         $    13,061
                                                                 ==============         ============          ===========
NET INCOME (LOSS) AVAILABLE TO COMMON
 STOCKHOLDERS  ................................................                         $    (40,553)
                                                                                        ============
NET INCOME (LOSS) PER COMMON AND COMMON
 EQUIVALENT SHARE .............................................                         $      (1.04)
                                                                                        ============
WEIGHTED AVERAGE COMMON AND COMMON
 EQUIVALENT SHARES OUTSTANDING   ..............................                               39,058 (o)
                                                                                        ============

                                                                    DEBT ISSUANCE,
                                                                   HYTOPS ISSUANCE,
                                                                  1996 ACQUISITIONS,
                                                                 HERITAGE ACQUISITION,
                                                                      COMMON AND
                                                                   PREFERRED STOCK
                                                                      OFFERINGS
                                                                ----------------------
REVENUES:
 Station broadcast revenues, net of agency commissions   ......    $    532,357
 Revenues realized from station barter arrangements   .........          40,179
                                                                   ------------
  Total revenues  .............................................         572,536
                                                                   ------------
OPERATING EXPENSES:
 Program and production .......................................          97,500
 Selling, general and administrative   ........................         143,985
 Expenses realized from barter arrangements  ..................          32,588
 Amortization of program contract costs and net realizable
 value adjustments   ..........................................          61,613
 Amortization of deferred compensation ........................             933
 Depreciation and amortization of property and equipment   .             20,479
 Amortization of acquired intangible broadcasting assets, non-
 compete and consulting agreements and other assets   .........          92,151
 Amortization of excess syndicated programming  ...............           3,043
                                                                   ------------
  Total operating expenses    .................................         452,292
                                                                   ------------
  Broadcast operating income (loss) ...........................         120,244
                                                                   ------------
OTHER INCOME (EXPENSE):
 Interest and amortization of debt discount expense   .........        (141,438)
 Gain on sale of station   ....................................           6,031
 Interest income  .............................................           1,710
 Subsidiary trust minority interest expense  ..................         (23,250)
 Other income (expense) .......................................              12
                                                                   ------------
  Income (loss) before provision (benefit) for income taxes             (36,691)
PROVISION (BENEFIT) FOR INCOME
 TAXES   ......................................................          (9,199)
                                                                   ------------
NET INCOME (LOSS) .............................................    $    (27,492)
                                                                   ============
NET INCOME (LOSS) AVAILABLE TO COMMON
 STOCKHOLDERS  ................................................    $    (37,842)
                                                                   ============
NET INCOME (LOSS) PER COMMON AND COMMON
 EQUIVALENT SHARE .............................................    $      (0.84)
                                                                   ============
WEIGHTED AVERAGE COMMON AND COMMON
 EQUIVALENT SHARES OUTSTANDING   ..............................          45,153 (z)
                                                                   ============

                        SINCLAIR BROADCAST GROUP, INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE SIX MONTHS ENDED JUNE 30, 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                  CONSOLIDATED        HYTOPS               DEBT
                                                   HISTORICAL        ISSUANCE            ISSUANCE
                                                   ------------      --------------      -------------
REVENUES:
 Station broadcast revenues, net of agency
 commissions   .................................  $  219,701
 Revenues realized from station barter ar-
 rangements                                           19,870
                                                  ----------
  Total revenues  ..............................     239,571
                                                  ----------
OPERATING EXPENSES:
 Program and production ........................      46,760
 Selling, general and administrative   .........      51,634
 Expenses realized from station barter ar-
 rangements                                           16,303
 Amortization of program contract costs and
 net realizable value adjustments   ............      30,918
 Amortization of deferred compensation .........         233
 Depreciation and amortization of property
 and equipment    ..............................       8,340
 Amortization of acquired intangible broad-
 casting assets, non-compete and consult-
 ing agreements and other assets                      37,392    $          88 (aa)  $         225 (dd)
                                                  ----------    -------------       ------------
  Total operating expenses .....................     191,580               88                 225
                                                  ----------    -------------       ------------
  Broadcast operating income (loss) ............      47,991              (88)               (225)
                                                  ----------    -------------       ------------
OTHER INCOME (EXPENSE):
 Interest and amortization of debt discount
 expense .......................................     (51,993)           2,894 (bb)         (9,000)(ee)
 Gain of sale of station   .....................
 Interest income  ..............................       1,040
 Subsidiary trust minority interest expense     .     (7,007)          (4,618)(cc)
 Other income  .................................          47
                                                  ----------
  Income (loss) before provision (bene-
  fit) for income taxes                               (9,922)          (1,812)             (9,225)
PROVISION (BENEFIT) FOR INCOME
 TAXES   .......................................      (4,100)            (725)(n)          (3,690)(n)
                                                  ----------    -------------       ------------
NET INCOME (LOSS) ..............................  $   (5,822)   $      (1,087)      $      (5,535)
                                                  ==========    =============       ============
NET LOSS AVAILABLE TO COMMON
 STOCKHOLDERS  .................................  $   (5,822)
                                                  ==========
NET LOSS PER COMMON AND COM-
 MON EQUIVALENT SHARE                             $    (0.17)
                                                  ==========
WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING  ...........................      34,746
                                                  ==========

                                                  DEBT ISSUANCE        HERITAGE(G)              HERITAGE
                                                   AND HYTOPS    ------------------------     ACQUISITION
                                                    ISSUANCE      HERITAGE       KOKH         ADJUSTMENTS
                                                    ------------ ---------   --------         ----------------
REVENUES:
 Station broadcast revenues, net of agency
 commissions   .................................   $ 219,701     $ 46,451     $ (3,706)
 Revenues realized from station barter ar-
 rangements                                           19,870        2,430         (125)
                                                   ---------     ---------    --------
  Total revenues  ..............................     239,571       48,881       (3,831)
                                                   ---------     ---------    --------
OPERATING EXPENSES:
 Program and production ........................      46,760       15,313       (1,150)
 Selling, general and administrative   .........      51,634        9,447         (784)   $         (883) (ff)
 Expenses realized from station barter ar-
 rangements                                           16,303        1,849          (62)
 Amortization of program contract costs and
 net realizable value adjustments   ............      30,918          824         (297)
 Amortization of deferred compensation .........         233
 Depreciation and amortization of property
 and equipment    ..............................       8,340        2,819         (445)             (450) (gg)
 Amortization of acquired intangible broad-
 casting assets, non-compete and consult-
 ing agreements and other assets                      37,705        4,174         (184)            4,964 (hh)
                                                   ---------     ---------    --------    -------------
  Total operating expenses .....................     191,893       34,426       (2,922)            3,631
                                                   ---------     ---------    --------    -------------
  Broadcast operating income (loss) ............      47,678       14,455         (909)           (3,631)
                                                   ---------     ---------    --------    -------------
OTHER INCOME (EXPENSE):
 Interest and amortization of debt discount
 expense .......................................     (58,099)      (9,979)         425           (10,768) (ii)
 Gain of sale of station   .....................                    9,401
 Interest income  ..............................       1,040
 Subsidiary trust minority interest expense     .    (11,625)
 Other income  .................................          47          (98)
                                                   ---------     ---------
  Income (loss) before provision (bene-
  fit) for income taxes                              (20,959)      13,779         (484)          (14,399)
PROVISION (BENEFIT) FOR INCOME
 TAXES   .......................................      (8,515)       7,262         (369)           (5,760) (n)
                                                   ---------     ---------    --------    -------------
NET INCOME (LOSS) ..............................   $ (12,444)    $  6,517     $   (115)   $       (8,639)
                                                   =========     =========    ========    =============
NET LOSS AVAILABLE TO COMMON
 STOCKHOLDERS  .................................   $ (12,444)
                                                   =========
NET LOSS PER COMMON AND COM-
 MON EQUIVALENT SHARE                              $   (0.36)
                                                   =========
WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING  ...........................      34,746
                                                   =========

                                                                                                     DEBT ISSUANCE,
                                                                                                    HYTOPS ISSUANCE,
                                                                                   COMMON         HERITAGE ACQUISITION,
                                                       DEBT ISSUANCE,          AND PREFERRED           COMMON AND
                                                      HYTOPS ISSUANCE              STOCK            PREFERRED STOCK
                                                  AND HERITAGE ACQUISITION       OFFERINGS           OFFERINGS(MM)
                                                 -------------------------- -------------------- ----------------------
REVENUES:
 Station broadcast revenues, net of agency
 commissions   .................................         $ 262,446                                  $    262,446
 Revenues realized from station barter ar-
 rangements                                                 22,175                                        22,175
                                                         ---------                                  ------------
  Total revenues  ..............................           284,621                                       284,621
                                                         ---------                                  ------------
OPERATING EXPENSES:
 Program and production ........................            60,923                                        60,923
 Selling, general and administrative   .........            59,414                                        59,414
 Expenses realized from station barter ar-
 rangements                                                 18,090                                        18,090
 Amortization of program contract costs and
 net realizable value adjustments   ............            31,445                                        31,445
 Amortization of deferred compensation .........               233                                           233
 Depreciation and amortization of property
 and equipment    ..............................            10,264                                        10,264
 Amortization of acquired intangible broad-
 casting assets, non-compete and consult-
 ing agreements and other assets                            46,659                                        46,659
                                                         ---------                                  ------------
  Total operating expenses .....................           227,028                                       227,028
                                                         ---------                                  ------------
  Broadcast operating income (loss) ............            57,593                                        57,593
                                                         ---------                                  ------------
OTHER INCOME (EXPENSE):
 Interest and amortization of debt discount
 expense .......................................           (78,421)          $     10,884 (jj)           (67,537)
 Gain of sale of station   .....................             9,401                                         9,401
 Interest income  ..............................             1,040                                         1,040
 Subsidiary trust minority interest expense     .          (11,625)                                      (11,625)
 Other income  .................................               (51)                                          (51)
                                                         ---------                                  ------------
  Income (loss) before provision (bene-
  fit) for income taxes                                    (22,063)                10,884                (11,179)
PROVISION (BENEFIT) FOR INCOME
 TAXES   .......................................            (7,382)                 4,354 (n)             (3,028)
                                                         ---------           --------------         ------------
NET INCOME (LOSS) ..............................         $ (14,681)          $      6,530           $     (8,151)
                                                         =========           ==============         ============
NET LOSS AVAILABLE TO COMMON
 STOCKHOLDERS  .................................         $ (14,681)                                 $    (13,326)
                                                         =========                                  ============
NET LOSS PER COMMON AND COM-
 MON EQUIVALENT SHARE                                    $   (0.42)                                 $      (0.33)
                                                         =========                                  ============
WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING  ...........................            34,769                                        40,864 (z)
                                                         =========                                  ============

                        SINCLAIR BROADCAST GROUP, INC.
            NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                            (DOLLARS IN THOUSANDS)
(a) The Flint T.V., Inc. ("Flint-TV") column reflects the results of operations for WSMH for the period from January 1, 1996 to February 28, 1996, the date the Flint Acquisition was consummated.

(b) The Superior Communications Group, Inc. column reflects the results of operations for Superior for the period from January 1, 1996 to May 7, 1996, the date the Superior Acquisition was consummated.

(c) The KSMO column reflects the results of operations for the period from January 1, 1996 to June 30, 1996 as the transaction was consummated in July 1996.

(d) The WSTR column reflects the results of operations for the period from January 1, 1996 to July 31, 1996 as the transaction was consummated in August 1996.

(e) The River City column reflects the results of operations for River City (including KRRT, Inc.) for the period from January 1, 1996 to May 31, 1996, the date the River City Acquisition was consummated. The WSYX column removes the results of WSYX from the results of River City for the period as the Company has not yet acquired WSYX. See "Business of Sinclair Broadcasting Acquisition Strategy."

(f) The WYZZ column reflects the results of operations for the period from January 1, 1996 to June 30, 1996 as the purchase transaction was consummated in July 1996.

(g) The Heritage column reflects the results of operations for the period from January 1, 1996 to December 31, 1996 for the year ended December 31, 1996 Pro Forma Consolidated Statement of Operations and the results of operations for the period from January 1, 1997 to June 30, 1997 for the six months ended June 30, 1997 Pro Forma Consolidated Statement of Operations. The KOKH column removes the results of KOKH from the results of Heritage for both periods to reflect the sale of KOKH, which is required pursuant to the Heritage Acquisition Agreements and with respect to which the Company has entered into a letter of intent. See "Business of Sinclair - 1997 Acquisitions."

(h) To adjust River City operating expenses for non-recurring LMA payments made to KRRT, Inc. for KRRT, Inc. debt service and to adjust River City and Superior operating expenses for employment contracts and other corporate overhead expenses not assumed at the time of the 1996 Acquisitions.

(i) To record compensation expense related to options granted under the Company's Long-Term Incentive Plan:
                                                                  YEAR ENDED
                                                                  DECEMBER 31,
                                                                    1996
                                                               -------------
      Compensation expense related to the Long-Term Incentive
       Plan on a pro forma basis   ...........................    $  933
      Less: Compensation expense recorded by the Company re-
       lated to the Long-Term Incentive Plan                        (739)
                                                                  ------
                                                                  $  194
                                                                  ======

(j) To record depreciation expense related to acquired tangible assets and eliminate depreciation expense recorded by Flint-TV, Superior, KSMO, WSTR, River City and WYZZ from the period of January 1, 1996 through the date of acquisition. Tangible assets are to be depreciated over lives ranging from 5 to 29.5 years, calculated as follows:

                                                                                    YEAR ENDED
                                                                                DECEMBER 31, 1996
                                                    ------------------------------------------------------------------------------
                                                     FLINT-TV   SUPERIOR     KSMO       WSTR     RIVER CITY     WYZZ       TOTAL
                                                    ---------- ---------- ---------   --------   ----------    -------   ---------
 Depreciation expense on acquired tangible assets    $ 32       $  315     $   240     $  507     $  3,965    $ 159      $  5,218
 Less: Depreciation expense recorded by Flint-TV,
  Superior, KSMO, WSTR, River City and WYZZ  ......      (4)      (373)       (374)      (284)      (5,120)        (6)     (6,161)
                                                     -----      ------     -------     -------    ---------    ------     --------
 Pro forma adjustment   ...........................  $ 28       $  (58)    $  (134)   $  223      $  (1,155)   $ 153      $  (943)
                                                     =====      ======     =======    =======    =========    ======     =========

(k) To record amortization expense related to acquired intangible assets and deferred financing costs and eliminate amortization expense recorded by Flint-TV, Superior, KSMO, WSTR, River City and WYZZ from the period of January 1, 1996 through date of acquisition. Intangible assets are to be amortized over lives ranging from 1 to 40 years, calculated as follows:

                                                                   YEAR ENDED
                                                                DECEMBER 31, 1996
                                                          -----------------------------
                                                           FLINT-TV   SUPERIOR   KSMO      WSTR    RIVER CITY     WYZZ       TOTAL
                                                          ---------- ---------- -------    ----    ----------     -----      ------
Amortization expense on acquired intangible assets....    $ 167     $   827    $ 180      $ 285   $  12,060     $ 99      $  13,618
Deferred financing costs   ..........................                                                 1,429                   1,429
   Less: Amortization expense recorded by Flint-TV,
 Superior, KSMO, WSTR, River City and WYZZ   .........       -        (529)       -         (39)    (10,442)        (3)     (11,013)
                                                         ------    -------    ------       -----   ---------    -----     ----------
Pro forma adjustment    ..............................   $ 167     $   298     $ 180      $ 246   $   3,047     $ 96      $   4,034
                                                         ======    =======    ======      =====   ==========    =====     ==========

(l) To record interest expense for the year ended December 31, 1996 on acquisition financing relating to Superior of $59,850 (under the Bank Credit Agreement at 8.0% for four months), KSMO and WSTR of $10,425 and $7,881, respectively (both under the Bank Credit Agreement at 8.0% for six months), River City (including KRRT) of $868,300 (under the Bank Credit Agreement at 8.0% for five months) and of $851 for hedging agreements related to the River City financing and WYZZ of $20,194 (under the Bank Credit Agreement at 8.0% for six months) and eliminate interest expense recorded. No interest expense has been recorded for Flint-TV as it has been assumed that the proceeds from the 1995 Notes were used to purchase Flint-TV.

                                                                    YEAR ENDED
                                                                 DECEMBER 31, 1996
                                                       -------------------------------------
                                                         SUPERIOR       KSMO        WSTR
                                                       ------------- ----------- -----------
   Interest expense adjustment as noted above   ......  $  (1,596)    $  (417)    $  (315)
   Less: Interest expense recorded by Superior, KSMO,
    WSTR, River City and WYZZ ........................        457         823       1,127
                                                        ---------     -------     -------
   Pro forma adjustment    ...........................  $  (1,139)    $   406     $   812
                                                        =========     =======     =======

                                                        RIVER CITY     WYZZ        TOTAL
                                                       ------------ ---------- --------------
   Interest expense adjustment as noted above   ......  $ (29,032)   $  (808)   $  (32,168)
   Less: Interest expense recorded by Superior, KSMO,
    WSTR, River City and WYZZ ........................     12,352          -        14,759
                                                        ---------    -------    ----------
   Pro forma adjustment    ...........................  $ (16,680)   $  (808)   $  (17,409)
                                                        =========    =======    ==========

(m) To eliminate interest income for the year ended December 31, 1996 on proceeds from the sale of the 1995 Notes due to assumed utilization of excess cash for the following acquisitions: Flint-TV, KSMO and WSTR and WYZZ of $34,400 (with a commercial bank at 5.7% for two months), $10,425 and $7,881 (both with a commercial bank at 5.7% for six months) and $20,194 (with a commercial bank at 5.7% for six months).

                                                                                     YEAR ENDED
                                                                                  DECEMBER 31, 1996
                                                      -------------------------------------------------------------------------
                                                       FLINT-TV     KSMO        WSTR      RIVER CITY     WYZZ         TOTAL
                                                      ---------- ----------- ----------- ------------ ----------- -------------
   Interest income adjustment as noted above   ......  $  (327)   $  (297)    $  (226)     $     -     $  (576)    $  (1,426)
   Less: Interest income recorded by Flint-TV, KSMO,
    WSTR, River City and WYZZ   .....................        -          -         (15)        (195)          -          (210)
                                                       -------    -------     -------      -------     -------     ---------
   Pro forma adjustment   ...........................  $  (327)   $  (297)    $  (241)     $  (195)    $  (576)    $  (1,636)
                                                       =======    =======     =======      =======     =======     =========

(n)  To record tax provision (benefit) at the applicable statutory tax rates.

(o) Weighted average shares outstanding on a pro forma basis assumes that the 1,150,000 shares of Series B Preferred Stock were converted to 4,181,818 shares of Class A Common Stock and the Company's Incentive Stock Options and Long-Term Incentive Plan Options were outstanding as of the beginning of the period.

(p) To record amortization expense on other assets that relate to the HYTOPS Issuance for one year ($6,000 over 12 years).

(q) To record the net interest expense reduction for 1996 related to application of the HYTOPS Issuance proceeds to the outstanding balance under the revolving credit facility offset by an increase in commitment fees for the available but unused portion of the revolving credit facility for the year ended December 31, 1996.

     Interest on adjusted borrowing on the revolving credit facility ..................    $ 12,600
     Commitment fee on available but unused borrowings of $250,000 of revolving credit
      facility at  1/2 of 1% for 12 months   ..........................................      (1,250)
     Commitment fee on available borrowings recorded by the Company  ..................         470
                                                                                           --------
     Pro forma adjustment  ............................................................    $ 11,820
                                                                                           ========

(r) To record subsidiary trust minority interest expense for the year ended December 31, 1996 ($200,000 aggregate liquidation value of HYTOPS).

(s) To record amortization expense on other assets for one year ($4,500 over 10 years). See note (f) of notes to Pro Forma Consolidated Balance Sheet.

(t)  To record interest expense on the 1997 Notes for one year ($200,000 at 9%).

(u) To adjust Heritage operating expenses for corporate overhead expenses which the Company does not expect to incur upon its consummation of the Heritage Acquisition on a going-forward basis.

(v) To record depreciation expense related to acquired tangible assets of $3,550 and eliminate depreciation expense of $4,450 recorded by Heritage. Tangible assets are to be depreciated over lives ranging from 5 to 29.5 years.

(w) To record amortization expense related to acquired intangible assets of $17,624 and eliminate amortization expense of $8,093 recorded by Heritage. Intangible assets are to be amortized over lives ranging from 1 to 40 years.

(x) To record interest expense on acquisition financing of $570,000 (under the Bank Credit Agreement at 7 1/4%), net of $780 of commitment fees for the available but unused portion of the revolving credit facility, and eliminated interest expense of $16,924 recorded by Heritage.


(y) To record the interest expense reduction of $23,055 related to application of the Common Stock Offering and Preferred Stock Offering proceeds to the outstanding balance under the revolving credit facility offset by an increase in commitment fees of $1,286 for the available but unused portion of the revolving credit facility.



(z) Weighted average shares outstanding on a pro forma basis assumes that the 4,345,000 shares of Class A Common Stock issued in the Common Stock Offering and 1,750,000 shares of Class B Common Stock converted to Class A Common Stock were outstanding as of the beginning of the period.


(aa) To record amortization expense on other assets that resulted from the HYTOPS Issuance for six months ($6,000 over 12 years).



     Amortization expense on other assets  ...............    $  250
     Amortization expense recorded by the Company   ......      (162)
                                                              ------
     Pro forma adjustment   ..............................    $   88
                                                              ======


(bb) To record the net interest expense reduction for 1997 related to application of the HYTOPS Issuance proceeds to the outstanding balance under the revolving credit facility offset by an increase in commitment fees for the available but unused portion of the revolving credit facility for the quarter ended June 30, 1997.



     Interest on adjusted borrowing on the revolving credit facility    ...............    $3,235
     Commitment fee on available but unused borrowings of $250,000 of revolving credit
      facility at  1/2 of 1% for six months  ..........................................      (625)
     Commitment fee on available borrowings recorded by the Company  ..................       284
                                                                                           ------
     Pro forma adjustment  ............................................................    $2,894
                                                                                           ======


(cc) To record subsidiary trust minority interest expense for the quarter ended June 30, 1997 ($200,000 aggregate liquidation value HYTOPS).



     Subsidiary trust minority interest expense for six months   ........................    $ (11,625)
     Subsidiary trust minority interest expense made by the Company during the quarter   .       7,007
                                                                                             ---------
     Pro forma adjustment ...............................................................    $  (4,618)
                                                                                             =========


(dd) To record amortization expense on other assets for six months ($4,500 over 10 years). See note (f) of notes to Pro Forma Consolidated Balance Sheet.

(ee) To record interest expense on the 1997 Notes for six months ($200,000 at 9%).

(ff) To adjust Heritage operating expenses for corporate overhead expenses which the Company does not expect to incur upon its consummation of the Heritage Acquisition on a going-forward basis.

(gg) To record depreciation expenses related to acquired tangible assets of $1,775 and eliminate depreciation expense of $2,225 recorded by Heritage. Tangible assets are to be depreciated over lives ranging from 5 to 29.5 years.

(hh) To record amortization expense related to acquired intangible assets of $8,954 and eliminate amortization expense of $3,990 recorded by Heritage. Intangible assets are to be amortized over lives ranging from 1 to 40 years.

(ii) To record interest expense on acquisition financing of $570,000 (under the Bank Credit Agreement at 7 1/4%), net of $341 of commitment fees for the available but unused portion of the revolving credit facility, and eliminate interest expense of $9,554 recorded by Heritage.

(jj) To record the interest expense reduction of $11,527 related to application of the Common Stock Offering and Preferred Stock Offering proceeds to the outstanding balance under the revolving credit facility offset by an increase in commitment fees of $643 for the available but unused portion of the revolving credit facility.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SINCLAIR

INTRODUCTION


     THE COMPANY IS A DIVERSIFIED BROADCASTING COMPANY THAT OWNS OR PROVIDES PROGRAMMING SERVICES TO more television stations than any other commercial broadcasting group in the United States. The Company currently owns or provides programming services pursuant to Local Marketing Agreements (LMAs) to 29 television stations, has pending acquisitions of four additional television stations, and has pending acquisitions of the right to provide programming to two additional television stations. The Company believes it is also one of the top 20 radio groups in the United States, when measured by the total number of radio stations owned, programmed or with which the Company has Joint Sales Agreements (JSAs). The Company owns or provides sales services to 27 radio stations, has pending acquisitions of 24 radio stations, and has options to acquire an additional seven radio stations.

     The operating revenues of the Company are derived from local and national advertisers and, to a much lesser extent, from television network compensation. The Company's primary operating expenses involved in owning, operating or programming the television and radio stations are syndicated program rights fees, commissions on revenues, employee salaries, news-gathering and promotion. Amortization and depreciation of costs associated with the acquisition of the stations and interest carrying charges are significant factors in determining the Company's overall profitability.

     Set forth below are the principal types of broadcast revenues received by the Company's stations for the periods indicated and the percentage contribution of each type to the Company's total gross broadcast revenues:

                              BROADCAST REVENUES
                            (DOLLARS IN THOUSANDS)

                                                                YEARS ENDED DECEMBER 31,
                                     ------------------------------------------------------------------------------
                                               1994                       1995                       1996
                                     ------------------------   ------------------------   ------------------------
Local/regional advertising  ......   $ 67,881         48.6%     $ 104,299        47.5%     $ 199,029        49.4%
National advertising  ............     69,374         49.6       113,678         51.7       191,449         47.6
Network compensation  ............        302          0.2           442          0.2         3,907          1.0
Political advertising ............      1,593          1.1           197          0.1         6,972          1.7
Production   .....................        696          0.5         1,115          0.5         1,142          0.3
                                     ---------      ------      ---------      ------      ---------      ------
Broadcast revenues ...............    139,846        100.0%      219,731        100.0%      402,499        100.0%
                                                    ======                     ======                     ======
Less: agency commissions .........    (21,235)                   (31,797)                   (56,040)
                                     ---------                  ---------                  ---------
Broadcast revenues, net  .........    118,611                    187,934                    346,459
Barter revenues ..................     10,743                     18,200                     32,029
                                     ---------                  ---------                  ---------
Total revenues  ..................   $ 129,354                  $ 206,134                  $ 378,488
                                     =========                  =========                  =========

     The Company's primary types of programming and their approximate percentages of 1996 net broadcast revenues were network programming (14.1%), children's programming (7.4%) and other syndicated programming (56.7%). Similarly, the Company's three largest categories of advertising and their approximate percentages of 1996 net broadcast revenues were automotive (17.4%), fast food advertising (9.2%) and movies (5.5%). No other advertising category accounted for more than 5% of the Company's net broadcast revenues in 1996. No individual advertiser accounted for more than 5% of any of the Company's individual station's net broadcast revenues in 1996.

     The following table sets forth certain operating data of the Company for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1996 and 1997:


                                 OPERATING DATA
                            (DOLLARS IN THOUSANDS)


                                                                                                         SIX MONTHS
                                                               YEARS ENDED DECEMBER 31,                ENDED JUNE 30,
                                                      ------------------------------------------ -------------------------
                                                           1994          1995          1996          1996          1997
                                                      -------------- ------------- ------------- ------------- -------------
Net broadcast revenues ..............................  $  118,611     $ 187,934     $ 346,459     $ 117,339     $ 219,701
Barter revenues  ....................................      10,743        18,200        32,029         9,571        19,870
                                                       ----------     ---------     ---------     ---------     ---------
Total revenues   ....................................     129,354       206,134       378,488       126,910       239,571
                                                       ----------     ---------     ---------     ---------     ---------
Operating expenses, excluding depreciation and
 amortization and special bonuses paid to executive
 officers  ..........................................      50,545        80,446       167,765        52,826       114,697
Depreciation and amortization   .....................      55,587        80,410       118,038        45,493        76,650
Amortization of deferred compensation ...............           -             -           739           506           233
Amortization of excess syndicated programming  ......           -             -         3,043             -             -
Special bonuses to executive officers ...............       3,638             -             -             -             -
                                                       ----------     ---------     ---------     ---------     ---------
Broadcast operating income   ........................  $   19,584     $  45,278     $  88,903     $  28,085     $  47,991
                                                       ==========     =========     =========     =========     =========
BROADCAST CASH FLOW (BCF) DATA:
Television BCF   ....................................  $   67,519     $ 111,124     $ 175,212     $  63,309     $  98,032
Radio BCF  ..........................................           -             -        14,004         1,770         7,568
                                                       ----------     ---------     ---------     ---------     ---------
Consolidated BCF (a)   ..............................  $   67,519     $ 111,124     $ 189,216     $  65,079     $ 105,600
                                                       ==========     =========     =========     =========     =========
Television BCF margin  ..............................        56.9%         59.1%         56.7%         56.3%         51.2%
Radio BCF margin ....................................           -             -          37.3%         36.4%         26.7%
Consolidated BCF margin (b)  ........................        56.9%         59.1%         54.6%         55.5%         48.1%
OTHER DATA:
Adjusted EBITDA(c)  .................................  $   64,547     $ 105,750     $ 180,272     $  62,013     $  98,615
Adjusted EBITDA margin (b)   ........................        54.4%         56.3%         52.0%         52.8%         44.9%
After-tax cash flow (d)   ...........................  $   24,948     $  51,288     $  76,745     $  30,441     $  32,737
Program contract payments ...........................      14,262        19,938        30,451        12,071        26,259
Corporate expense   .................................       2,972         5,374         8,944         3,066         6,985


----------
(a) "Consolidated BCF" is defined as broadcast operating income plus corporate overhead expenses, special bonuses paid to executive officers, depreciation and amortization (including film amortization and amortization of deferred compensation and excess syndicated programming), less cash payments for program contract rights. Cash program payments represent cash payments made for current program payables and do not necessarily correspond to program usage. Special bonuses paid to executive officers are considered non-recurring expenses. The Company has presented broadcast cash flow data, which the Company believes are comparable to the data provided by other companies in the industry, because such data are commonly used as a measure of performance for broadcast companies. However, Consolidated BCF does not purport to represent cash provided by operating activities as reflected in the Company's consolidated statements of cash flow, is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(b) "Consolidated BCF margin" is defined as broadcast cash flow divided by net broadcast revenues. "Adjusted EBITDA margin" is defined as Adjusted EBITDA divided by net broadcast revenues.

(c) "Adjusted EBITDA" is defined as broadcast cash flow less corporate expenses and is a commonly used measure of performance for broadcast companies. Adjusted EBITDA does not purport to represent cash provided by operating activities as reflected in the Company's consolidated statements of cash flows, is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.


(d) "After-tax cash flow" is defined as net income (loss) before extraordinary items plus depreciation and amortization of intangibles (excluding film amortization), amortization of deferred compensation, amortization of excess syndicated programming, special bonuses paid to executive officers and the deferred tax provision (or minus the deferred tax benefit). After-tax cash flow is presented here not as a measure of operating results and does not purport to represent cash provided by operating activities. After-tax cash flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1996 AND 1997

     Total revenues increased to $239.6 million for the six months ended June 30, 1997 from $126.9 million for the six months ended June 30, 1996, or 88.8%. After excluding the effects of non-cash barter transactions, net broadcast revenues for the six months ended June 30, 1997 increased by 87.2% over the six months ended June 30, 1996. The increase in broadcast revenues was primarily the result of acquisitions and LMA transactions consummated by the Company in 1996 (the "1996 Acquisitions") and, to a lesser extent, market growth in television broadcast revenue and television broadcast revenue on a same stations basis.

     Operating expenses excluding depreciation, amortization of intangible assets and amortization of deferred compensation increased to $114.7 million for the six months ended June 30, 1997 from $52.8 million for the six months ended June 30, 1996, or 117.2%. The increase in expenses for the six months ended June 30, 1997 as compared to the six months ended June 30, 1996 was primarily attributable to operating costs associated with the 1996 Acquisitions (92.9% of increase for the six month period) and an increase in corporate overhead expenses (6.3% of increase for the six month period) related primarily to the additional expense of managing a larger base of operations.

     Broadcast operating income increased to $48.0 million for the six months ended June 30, 1997 from $28.1 million for the six months ended June 30, 1996, or 70.8%. The increase in broadcast operating income for the six months ended June 30, 1997 as compared to the six months ended June 30, 1996 was primarily attributable to the 1996 Acquisitions.

     Interest expense increased to $52.0 million for the six months ended June 30, 1997 from $27.6 million for the six months ended June 30, 1996, or 88.4%. The increase in interest expense for the six months ended June 30, 1997 primarily related to indebtedness incurred by the Company to finance the River City Acquisition on May 31, 1996, other subsequent 1996 acquisitions and acquisitions consummated in 1997 (the "1997 Acquisitions"). Subsidiary Trust Minority Interest Expense of $7.0 million for the six months ended June 30, 1997 is related to the HYTOPS. Subsidiary Trust Minority Interest Expense distributions will be partially offset by reductions in interest expense because a portion of the proceeds of the sale of the HYTOPS was used to reduce indebtedness under the Company's Bank Credit Agreement.

     Interest and other income decreased to $1.1 million for the six months ended June 30, 1997 from $3.2 million for the six months ended June 30, 1996, or 65.6%. This decrease was primarily due to lower average cash balances and related interest income.

     The net deferred tax asset increased to $8.2 million as of June 30, 1997 from $782,000 at December 31, 1996. The increase in the Company's net deferred tax asset as of June 30, 1997 as compared to December 31, 1996 primarily results from the anticipation that the pre-tax losses incurred in the first six months of 1997 will be used to offset future taxable income.

     Net loss for the six months ended June 30, 1997 was $5.8 million or $(0.17) per share compared to net income of $1.5 million or $0.04 per share for the six months ended June 30, 1996.

     Broadcast cash flow increased to $105.6 million for the six months ended June 30, 1997 from $65.1 million for the six months ended June 30, 1996, or 62.2%. This increase in broadcast cash flow primarily resulted from the 1996 and 1997 Acquisitions and, to a lesser extent, increases in net broadcast revenues on a same station basis. The Company's broadcast cash flow margin decreased to 48.1% for the six months ended June 30, 1997 from 55.5% for the six months ended June 30, 1996. Excluding the effect of radio station broadcast cash flow, television broadcast cash flow margin decreased to 51.2% for the six months ended June 30, 1997 from 56.3% for the six months ended June 30, 1996. The decrease in broadcast cash flow margins for the six months ended June 30, 1997 as compared to the six months ended June 30, 1996 primarily resulted from the lower margins of the acquired radio broadcasting assets and lower margins of certain television stations acquired during 1996. For television stations owned, operated or programmed for the six months ended June 30, 1996 and the six months ending June 30,

1997, broadcast cash flow margins increased from 55.5% to 57.0%, respectively. This increase primarily resulted from expense savings related to synergies realized from the 1996 Acquisitions combined with increases in net broadcast revenue.


     Adjusted EBITDA increased to $98.6 million for the six months ended June 30, 1997 from $62.0 million for the six months ended June 30, 1996, or 59.0%. This increase in Adjusted EBITDA for the six months ended June 30, 1997 as compared to the six months ended June 30, 1996 resulted from the 1996 and 1997 Acquisitions. The Company's Adjusted EBITDA margin decreased to 44.9% for the six months ended June 30, 1997 from 52.8% for the six months ended June 30, 1996. The decrease in Adjusted EBITDA margin for the six months ended June 30, 1997 as compared to the six months ended June 30, 1996 primarily resulted from operating cost structures at certain of the acquired stations and increases in corporate overhead expenses. The Company has begun to implement and will continue to implement operating and programming expense savings resulting from synergies realized from the businesses acquired in and prior to 1996 and 1997 and believes that the benefits of the implementation of these methods will result in improvement in broadcast cash flow margin and Adjusted EBITDA margin over time.

     After-tax cash flow increased to $32.7 million for the six months ended June 30, 1997 from $30.4 million for the six months ended June 30, 1996, or 7.6%. The increase in after-tax cash flow for the six months ended June 30, 1997 as compared to the six months ended June 30, 1996 primarily resulted from the 1996 and 1997 Acquisitions and internal growth, offset by increased interest expense on the debt incurred to consummate the 1996 and 1997 Acquisitions and subsidiary trust minority interest expense related to the HYTOPS Issuance during March 1997.

YEARS ENDED DECEMBER 31, 1996 AND 1995

     Total revenues increased to $378.5 million for the year ended December 31, 1996 from $206.1 million for the year ended December 31, 1995, or 83.6%. Excluding the effects of non-cash barter transactions, net broadcast revenues for the year ended December 31, 1996 increased by 84.4% over the year ended December 31, 1995. The increase in broadcast revenues was primarily the result of acquisitions and LMA transactions consummated by the Company in 1995 (the "1995 Acquisitions") and 1996. For stations owned, operated or programmed throughout 1995 and 1996, television broadcast revenue grew 2.1% for the year ended December 31, 1996 when compared to the year ended December 31, 1995. For stations owned, operated or programmed throughout 1994 and 1995, television broadcast revenue grew 12.8% for the year ended December 31, 1995 when compared to the year ended December 31, 1994. The decrease in 1996 revenue growth as compared to 1995 revenue growth primarily resulted from the loss in 1996 of the Fox affiliation at WTTO in the Birmingham market, the loss of the NBC affiliation at WRDC in the Raleigh market and decreases in ratings at WCGV and WNUV in the Milwaukee and Baltimore markets, respectively.

     Operating expenses excluding depreciation, amortization of intangible assets and amortization of deferred compensation and excess syndicated programming costs increased to $167.8 million for the year ended December 31, 1996 from $80.4 million for the year ended December 31, 1995, or 108.7%. The increase in expenses for the year ended December 31, 1996 as compared to the year ended December 31, 1995 was largely attributable to operating costs associated with the 1995 and 1996 Acquisitions, an increase in LMA fees resulting from LMA transactions and an increase in corporate overhead expenses.


     Broadcast operating income increased to $88.9 million for the year ended December 31, 1996, from $45.3 million for the year ended December 31, 1995, or 96.2%. The increase in broadcast operating income for the year ended December 31, 1996 as compared to the year ended December 31, 1995 was primarily attributable to the 1995 and 1996 Acquisitions.

     Interest expense increased to $84.3 million for the year ended December 31, 1996 from $39.3 million for the year ended December 31, 1995, or 114.5%. The increase in interest expense for the year ended December 31, 1996 was primarily related to senior bank indebtedness incurred by the Company to finance the River City Acquisition and other acquisitions.

     Interest and other income decreased to $3.5 million for the year ended December 31, 1996 from $4.2 million for the year ended December 31, 1995, or 16.7%. The decrease for the year ended December 31, 1996 was primarily due to lower cash balances and related interest income resulting from cash payments made in February 1996 when the Company made a $34.4 million payment relating to the WSMH acquisition and April 1996 when the Company made a $60 million down payment relating to the River City Acquisition. The decrease in interest income was offset by an increase in other income resulting from the 1995 and 1996 Acquisitions.

     For the reasons described above, net income for the year ended December 31, 1996 was $1.1 million or $0.03 per share compared to net income of $5.0 million or $0.15 per share for the year ended December 31, 1995 before the extraordinary loss on early extinguishment of debt.

     Broadcast cash flow increased to $189.2 million for the year ended December 31, 1996 from $111.1 million for the year ended December 31, 1995, or 70.3%. The increase in broadcast cash flow for the year ended December 31, 1996 as compared to the year ended December 31, 1995 primarily resulted from the 1995 and 1996 Acquisitions. For stations owned, operated or programmed throughout 1995 and 1996, broadcast cash flow grew 1.3% for the year ended December 31, 1996 when compared to the year ended December 31, 1995. For stations owned, operated or programmed throughout 1994 and 1995, broadcast cash flow grew 23.7% for the year ended December 31, 1995 when compared to the year ended December 31, 1994. The decrease in 1996 broadcast cash flow growth as compared to 1995 broadcast cash flow growth primarily resulted from the loss in 1996 of the Fox affiliation at WTTO in the Birmingham market, the loss of the NBC affiliation at WRDC in the Raleigh market and decreases in ratings at WCGV and WNUV in the Milwaukee and Baltimore markets, respectively. The Company's broadcast cash flow margin decreased to 54.6% for the year ended December 31, 1996 from 59.1% for the year ended December 31, 1995. Excluding the effect of radio station broadcast cash flow, television station broadcast cash flow margin decreased to 56.7% for the year ended December 31, 1996 as compared to 59.1% for the year ended December 31, 1995. The decrease in broadcast cash flow margins for the year ended December 31, 1996 as compared to the year ended December 31, 1995 primarily resulted from the lower margins of the acquired radio broadcasting assets and lower margins of certain of the acquired television stations. For stations owned, operated or programmed throughout 1996 and 1995, broadcast cash flow margins were unchanged when comparing the years ended December 31, 1996 and 1995. The Company believes that margins of certain of the acquired stations will improve as operating and programming synergies are implemented.

     Adjusted EBITDA increased to $180.3 million for the year ended December 31, 1996 from $105.8 million for the year ended December 31, 1995, or 70.4%. The increase in Adjusted EBITDA for the year ended December 31, 1996 as compared to the year ended December 31, 1995 resulted from the 1995 and 1996 Acquisitions. The Company's Adjusted EBITDA margin decreased to 52.0% for the year ended December 31, 1996 from 56.3% for the year ended December 31, 1995. The decrease in Adjusted EBITDA margins for the year ended December 31, 1996 as compared to the year ended December 31, 1995 primarily resulted from higher operating costs at certain of the acquired stations. The Company has begun to implement and will continue to implement operating and programming synergies throughout the businesses acquired in and prior to 1996. The Company believes that the benefits of the implementation of these methods will result in improvement in broadcast cash flow and Adjusted EBITDA margins in future periods.


     After-tax cash flow increased to $76.7 million for the year ended December 31, 1996 from $51.3 million for the year ended December 31, 1995, or 49.5%. The increase in after-tax cash flow for the year ended December 31, 1996 as compared to the year ended December 31, 1995 primarily resulted from the 1995 and 1996 Acquisitions offset by interest expense on the debt incurred to consummate these acquisitions.

Years Ended December 31, 1995 and 1994

     Total revenues increased to $206.1 million for the year ended December 31, 1995, from $129.4 million for the year ended December 31, 1994, or 59.3%. This increase includes revenues from the acquisitions of WTVZ and WLFL and the entering into LMA agreements with WABM and WDBB. This increase also includes the first full year of revenues from the acquisition of WCGV and WTTO and the entering into LMA agreements with WNUV, WVTV and FSFA (the "1994 Acquisitions"). Excluding the effect of non-cash barter transactions, net broadcast revenues increased to $187.9 million for the year ended December 31, 1995 from $118.6 million for the year ended December 31, 1994, or 58.4%.

     These increases in net broadcast revenues were primarily a result of the 1994 and 1995 Acquisitions and LMA transactions consummated by the Company, as well as television broadcast revenue growth in each of the Company's markets. WPGH, the Pittsburgh Fox affiliate, achieved in excess of 14% net broadcast revenue growth for the year ended December 31, 1995 as compared to the year ended December 31, 1994. This increase was primarily attributable to a new metered rating service that began in May 1995 which significantly improved WPGH's market rating. WBFF, the Fox affiliate in Baltimore and WCGV, the former Fox affiliate, now a UPN affiliate in Milwaukee, both achieved in excess of 10% net broadcast revenue growth as these stations began to realize the advantages of having an LMA in these markets.

     Operating expenses excluding depreciation and amortization and special bonuses paid to executive officers increased to $80.4 million for the year ended December 31, 1995 from $50.5 million for the year ended December 31, 1994. These increases in expenses were primarily attributable to increases in operating expenses relating to the 1994 and 1995 Acquisitions, including the payment of LMA fees which increased to approximately $5.6 million for the year ended December 31, 1995 as compared to $1.1 million for the year ended December 31, 1994. Corporate overhead expenses increased 80.8% for the year ended December 31, 1995 as compared to the year ended December 31, 1994. This increase was primarily due to expenses associated with being a public company (i.e., directors and officers insurance, travel expenses and professional fees) and executive bonus accruals for bonuses which were paid based on achieving in excess of 20% growth percentages in pro forma broadcast cash flow for the year 1995 compared to 1994.

     Broadcast operating income increased to $45.3 million for the year ended December 31, 1995 from $19.6 million for the year ended December 31, 1994, or 131.1%. This increase in broadcast operating income was primarily a result of the 1994 and 1995 Acquisitions and an increase in television broadcast revenues in each of the Company's markets, partially offset by increased amortization expenses related to these acquisitions.

     Interest expense increased to $39.3 million for the year ended December 31, 1995 from $25.4 million for the year ended December 31, 1994, or 54.7%. The major component of this increase in interest expense was increased borrowings under the Bank Credit Agreement to finance the 1994 and 1995 Acquisitions. During August 1995, the Company issued $300 million of Senior Subordinated Notes and used a portion of the net proceeds to repay outstanding indebtedness under the Bank Credit Agreement and the remainder provided an increase to the Company's cash balances of approximately $91.4 million. The interest expense related to these notes was approximately $10.0 million in 1995. This increase was partially offset by the application of the net proceeds of an offering of Class A Common Stock to reduce a portion of the indebtedness under the Bank Credit Agreement during June 1995. Interest expense was also reduced as a result of the application of net cash flow from operating activities to further decrease borrowings under the Bank Credit Agreement.

     Interest and other income increased to $4.2 million for the year ended December 31, 1995 from $2.4 million for the year ended December 31, 1994, or 75.0%. This increase in interest income primarily resulted from an increase in cash balances that remained from the proceeds of Senior Subordinated Notes issued in August 1995. Income (loss) before benefit (provision) for income taxes and extraordinary item increased to income of $10.2 million for the year ended December 31, 1995 from a loss of $3.4 million for the year ended December 31, 1994.

     Net income available to common shareholders improved to income of $76,000 for the year ended December 31, 1995 from a loss of $2.7 million for the year ended December 31, 1994. In August 1995, the Company consummated the sale of $300 million of Senior Subordinated Notes generating net proceeds to the Company of $293.2 million. The net proceeds of this offering were utilized to repay outstanding indebtedness under the Bank Credit Agreement of $201.8 million with the remainder being retained for general corporate purposes including potential future acquisitions. In conjunction with the early retirement of the indebtedness under the Bank Credit Agreement, the Company recorded an extraordinary loss of $4.9 million net of a tax benefit of $3.4 million, related to the write-off of deferred financing costs under the Bank Credit Agreement.

     Broadcast cash flow increased to $111.1 million for the year ended December 31, 1995 from $67.5 million for the year ended December 31, 1994, or 64.6%. This increase in broadcast cash flow was primarily due to the 1994 and 1995 Acquisitions, growth in market revenues and a reduction in program payments as a percentage of net broadcast revenues to 10.6% for the year ended December 31, 1995 from 12.0% for the year ended December 31, 1994.


     Adjusted EBITDA increased to $105.8 million for the year ended December 31, 1995 from $64.6 million for the year ended December 31, 1994, or 63.8%, consistent with the growth in broadcast cash flow. After tax cash flow increased to $51.3 million for the year ended December 31, 1995 from $24.9 million for the year ended December 31, 1994, or 106.0%.



LIQUIDITY AND CAPITAL RESOURCES

     As of June 30, 1997, the Company had $2.7 million in cash balances and a working capital deficit of approximately $9.3 million. The Company's working capital deficit primarily results from the accelerated method of amortization of program contract costs and the even payment streams of program contract liabilities. Excluding the effect of current program contract costs and current program contract liabilities, the Company's working capital at June 30, 1997, would have been $5.7 million. The Company's primary source of liquidity is cash provided by operations and availability under the Bank Credit Agreement. In July 1997, the Company entered into a purchase agreement to acquire the license and non-license assets of the radio and television stations of Heritage for $630 million and made a cash down payment of $63.0 million. The Company has entered into a letter of intent to sell one of the Heritage television stations for $60 million (the sale of which is required pursuant to the acquisition agreement relating to the remaining Heritage television and radio properties). The Company anticipates that it will finance the Heritage acquisition through additional bank financing (including a draw under Tranche C described above) or through a combination of additional bank financing and proceeds from an offering of securities.

     Net cash flows from operating activities increased to $42.5 million for the six months ended June 30, 1997 from $26.4 million for the six months ended June 30, 1996. The Company made income tax payments of $5.3 million for the six months ended June 30, 1997 as compared to $5.6 million for the six months ended June 30, 1996 due to anticipated tax benefits generated by the 1996 Acquisitions. The Company made interest payments on outstanding indebtedness of $55.7 million during the six months ended June 30, 1997 as compared to $29.5 million for the six months ended June 30, 1996. Additional interest payments for the six months ended June 30, 1997 as compared to the six months ended June 30, 1996 primarily related to additional interest costs on indebtedness incurred to finance the 1996 Acquisitions. The Company made subsidiary trust minority interest expense payments of $6.0 million for the six months ended June 30, 1997 related to the private placement of the HYTOPS completed in March 1997. Program rights payments increased to $26.3 million for the six months ended June 30, 1997 from $12.1 million for the six months ended June 30, 1996, primarily as a result of the 1996 Acquisitions.

     Net cash flows used in investing activities decreased to $112.4 million for the six months ended June 30, 1997 from $942.1 million for the six months ended June 30, 1996. During January 1997, the Company purchased the license and non-license assets of WWFH-FM and WILP-AM in Wilkes-Barre, Pennsylvania for approximately $770,000. In January and March 1997, the Company made cash payments of $9.0 million and $1.5 million relating to the acquisition of the license and non-license assets of KUPN-TV and WGR-AM and WWWS-AM, respectively, utilizing indebtedness under the Bank Credit Agreement and existing cash balances. In May 1997, the Company made cash payments of $78 million to acquire the license and non-license assets of KUPN-TV utilizing indebtedness under the Bank Credit Agreement and existing cash balances. During the six months ended June 30, 1997, the Company made purchase option extension payments of $6.5 million relating to WSYX-TV. The Company made payments totaling $8.5 million during the six months ended June 30, 1997 in order to exercise options to acquire certain

FCC licenses. The Company made payments for property and equipment of $8.3 million for the six months ended June 30, 1997. In July 1997, the Company entered into a purchase agreement to acquire the license and non-license assets of the television and radio stations of Heritage and made a cash down payment of $63.0 million. The Company anticipates that future requirements for capital expenditures will also include other acquisitions if suitable acquisitions can be identified on acceptable terms and capital expenditures incurred during the ordinary course of business.


     Net cash flows provided by financing activities decreased to $70.3 million for the six months ended June 30, 1997 from $807.4 million for the six months ended June 30, 1996. In March 1997, the Company completed a private placement of the HYTOPS. The Company utilized $135 million of the approximately $193.4 million net proceeds of the HYTOPS Issuance to repay outstanding debt and retained the remainder for general corporate purposes. The Company made payments totaling $4.6 million to repurchase 186,000 shares of Class A Common Stock for the six months ended June 30, 1997. In May 1997, the Company made payments of $4.7 million related to the amendment of its Bank Credit Agreement. In the fourth quarter of 1996, the Company negotiated the prepayment of syndicated program contract liabilities for excess syndicated programming assets. In the first quarter of 1997, the Company made final cash payments of $1.4 million related to these negotiations. In July 1997, the Company issued the 1997 Notes using $162.5 million of the approximately $196 million proceeds to repay outstanding indebtedness under the revolving credit facility under the Bank Credit Agreement and using the remainder to pay a portion of the $63 million cash down payment relating to the Heritage Acquisition.


     The Company anticipates that funds from operations, existing cash balances and availability of the revolving credit facility under the Bank Credit Agreement will be sufficient to meet its working capital, capital expenditure commitments and debt service requirements for the foreseeable future. However, to the extent such funds are not sufficient, or if the Company commits to additional capital expenditures (including additional acquisitions), the Company may need to incur additional indebtedness, refinance existing indebtedness or raise funds from the sale of additional equity. The Bank Credit Agreement and the indentures relating to the Company's 9% Senior Subordinated Notes due 2007, 10% Senior Subordinated Notes due 2003 and 10% Senior Subordinated Notes due 2005 restrict the incurrence of additional indebtedness and the use of proceeds of an equity issuance.

     The Company received net proceeds from the Preferred Stock Offering and the Common Stock Offering of approximately $167.0 million and $151.1 million, respectively.  The Company  used the  majority of these funds to repay  existing borrowings under the Bank Credit Agreement (as defined herein). Contemporaneously with the Preferred Stock Offering and the Common Stock Offering, the Company and the lenders under the Bank Credit Agreement entered into an amendment to the Bank Credit Agreement, the effect of which was to recharacterize $275 million of indebtedness from the Tranche A term loan under the Bank Credit Agreement to amounts owing under the revolving credit facility under the Bank Credit Agreement. The Company used $285.7 million of the net proceeds from the Common Stock Offering and the Preferred Stock Offering to repay outstanding borrowings under the revolving credit facility, $8.9 million to repay outstanding amounts under the Tranche A term loan and the remaining net proceeds of approximately $25.1 million for general corporate purposes. Borrowings under the Tranche A term loan were used to finance acquisitions, and the weighted average interest rate of the borrowings thereunder was 6.73% on the date as of which the $275 million was recharacterized. Borrowings under the revolving credit facility (other than the recharacterized $275 million) were used for general corporate purposes. As of September 30, 1997, there were no amounts outstanding under the revolving credit facility. The Company may reborrow amounts under the revolving facility until December 31, 2004. In addition, the Bank Credit Agreement provides for a Tranche C term loan in the amount of up to $400 million which can be utilized upon approval by the agent bank and the raising of sufficient commitments from banks to fund the additional loans.



INCOME TAXES

     Income tax benefit increased to $4.1 million for the six months ended June 30, 1997 from a provision of $2.1 million for the six months ended June 30, 1996. The Company's effective tax rate decreased to a benefit of 41.3% for the six months ended June 30, 1997 from a provision of 58.2% for the six months ended June 30, 1996. The net deferred tax asset increased to $8.2 million as of June 30, 1997 from $782,000 at December 31, 1996. The increase in the Company's net deferred tax asset as of June 30, 1997 as compared to December 31, 1996 primarily resulted from the anticipation that the pre-tax losses incurred in the first six months of 1997 will be used to offset future taxable income.

     The Company's income tax provision increased to $6.9 million for the year ended December 31, 1996 from $5.2 million for the year ended December 31, 1995. The Company's effective tax rate increased to 86% for the year ended December 31, 1996 from 51% for the year ended December 31, 1995. The increase for the year ended December 31, 1996 as compared to the year ended December 31, 1995 primarily related to certain financial reporting and income tax differences attributable to certain 1995 and 1996 Acquisitions, and state franchise taxes which are independent of pre-tax income.

     The net deferred tax asset decreased to $782,000 as of December 31, 1996 from $21.0 million at December 31, 1995. The decrease in the Company's net deferred tax asset as of December 31, 1996 as compared to December 31, 1995 is primarily due to the Company recording deferred tax liabilities of $18.1 million relating to the acquisition of all of the outstanding stock of Superior in May 1996, adjustments related to certain 1995 acquisitions, and resulting differences between the book and tax basis of the underlying assets.

     A $1.8 million net tax provision and a $647,000 tax benefit was recognized for the years ended December 31, 1995 and December 31, 1994, respectively. The provision for the year ended December 31, 1995 was comprised of $5.2 million provision relating to the Company's income before provision for income taxes and extraordinary item offset by a $3.4 million income tax benefit relating to the extraordinary loss on early extinguishment of debt. The $5.2 million tax provision reflects a 51% effective tax rate for the year ended December 31,
1995, which is higher than the statutory rate primarily due to the non-deductibility of goodwill relating to the repurchase of Common Stock in 1990. The income tax benefit for the year ended December 31, 1994 was 19.1% of the Company's loss before income taxes, which is lower than the benefit calculated at statutory rates primarily due to non-deductible goodwill amortization. After giving effect to these changes the Company had net deferred tax assets of $21.0 million at December 31, 1995 and $12.5 million at December 31, 1994, respectively.


SEASONALITY

     The Company's results usually are subject to seasonal fluctuations, which result in fourth quarter broadcast operating income usually being greater than first, second and third quarter broadcast operating income. This seasonality is primarily attributable to increased expenditures by advertisers in anticipation of holiday season spending and an increase in viewership during this period.

                               INDUSTRY OVERVIEW


TELEVISION BROADCASTING


     Commercial television stations in the United States are typically affiliated with one of six television networks, which are at different stages of development. The networks are differentiated in part by the amount of programming they provide their affiliates each week and by the length of time they have been in operation. These networks are ABC, CBS, NBC, FOX, WB, and UPN. The ABC, CBS, and NBC networks (the "Traditional Networks") have a substantial number of affiliated stations, have been in operation for the longest time and provide the majority of their affiliates' programming each day. Fox established an affiliate network in the mid-`80s and provides fewer hours of prime-time and daytime programming than the Traditional Networks. WB and UPN, the newest television networks, provide fewer hours of prime-time and daytime programming than Fox but will soon increase their prime-time programming from three to four nights and also provide a number of hours of children's programming each week. Television stations affiliated with Fox, WB, or UPN have more hours of the day to program and consequently have more commercial inventory to sell to advertisers.

     Each Traditional Network provides the majority of its affiliates' programming each day without charge in exchange for a substantial majority of the available advertising time in the programs supplied. Each Traditional Network sells this advertising time and retains the revenue. The affiliate receives compensation from the Traditional Network and retains the revenue from time sold during breaks in and between network programs and in programming the affiliate produces or purchases from non-network sources.


     In contrast, a station that is not affiliated with a Traditional Network supplies over-the-air programming to a much greater extent by acquiring rights to broadcast programs through syndication. This syndicated programming is generally acquired by such stations for cash and barter. Those stations that acquire a program through syndication are usually given exclusive rights to show the program in the station's market for either a period of years or a number of episodes agreed upon between the station and the syndicator of the programming. Types of syndicated programs aired on these stations include feature films, popular series previously shown on network television and series produced for direct distribution to television stations.


     Fox has established a network of television stations that operates on a basis similar to the Traditional Networks. However, the 15 hours per week of prime-time programming supplied by Fox to its affiliates are significantly less than that of the Traditional Networks and, as a result, Fox affiliates retain a significantly higher portion of the available inventory of broadcast time for their own use than Traditional Network affiliates. As of December 31, 1996, Fox had 169 affiliated stations broadcasting to 95.0% of U.S. television households.

     During 1994, WB established an affiliation of independent stations which began broadcasting in January 1995 and operates on a basis similar to Fox. However, WB currently supplies only six hours of prime-time programming per week to its affiliates (which will increase to eight hours per week in January 1998), which is significantly less than that of Fox and, as a result, WB affiliates retain a significantly higher portion of the available inventory of broadcast time for their own use than affiliates of Fox or the Traditional Networks. As of December 31, 1996, WB had 96 affiliated stations broadcasting to 86.0% of U.S. television households, including cable coverage provided by WGN-TV.

     During 1994, UPN established an affiliation of independent television stations that began broadcasting in January 1995. The amount of prime-time programming supplied by UPN to its affiliates in January 1997 was six hours per week, which will be increased in the 1997 fall season to eight hours per week. As of December 31, 1996, UPN had 91 affiliated stations broadcasting to 73.9% of U.S. television households, excluding secondary affiliations.

     Television stations derive their revenues primarily from the sale of national, regional and local advertising. All network-affiliated stations, including those affiliated with Fox and others, are required to carry spot advertising sold by their networks. This reduces the amount of advertising available for sale directly by the network-affiliated stations. Network affiliates generally are compensated for the broad-
cast of network advertising. The compensation paid is negotiated, station-by-station, based on a fixed formula, subject to certain adjustments.
Stations directly sell all of the remaining advertising to be inserted in network programming and all of the advertising in non-network programming, retaining all of the revenues received from these sales of advertising, less any commissions paid. Through barter and cash-plus-barter arrangements, however, a national syndicated program distributor typically retains a portion of the available advertising time for programming it supplies, in exchange for no or reduced fees to the station for such programming.


     Advertisers wishing to reach a national audience usually purchase time directly from the Traditional Networks, the Fox network, UPN, or WB, or advertise nationwide on an ad hoc basis. National advertisers who wish to reach a particular regional or local audience buy advertising time directly from local stations through national advertising sales representative firms. Additionally, local businesses purchase advertising time directly from stations' local sales staffs. Advertising rates are based upon factors which include the size of the DMA in which the station operates, a program's popularity among the viewers that an advertiser wishes to attract, the number of advertisers competing for the available time, demographic characteristics of the DMA served by the station, the availability of alternative advertising media in the DMA, aggressive and knowledgeable sales forces and the development of projects, features and marketing programs that tie advertiser messages to programming. Because broadcast television stations rely on advertising revenues, declines in advertising budgets, particularly in recessionary periods, will adversely affect the broadcast business. Conversely, increases in advertising budgets may contribute to an increase in the revenue and operating cash flow of a particular broadcast television station.


     Information regarding competition in the television broadcast industry is set forth under "Business of Sinclair - Competition."


RADIO BROADCASTING

     The primary source of revenues for radio stations is the sale of advertising time to local and national spot advertisers and national network advertisers. During the past decade, local advertising revenue as a percentage of total radio advertising revenue in a given market has ranged from approximately 79% to 82%. The growth in total radio advertising revenue tends to be fairly stable and has generally grown at a rate faster than the Gross Domestic Product ("GDP"). Total domestic radio advertising revenue reached an all-time record of $12.3 billion in 1996, as reported by the Radio Advertising Bureau (the "RAB").

     According to the RAB's Radio Marketing Guide and Fact Book for Advertisers, 1997, radio reaches approximately 95% of all Americans over the age of 12 every week. More than one half of all radio listening is done outside the home, in contrast to other advertising media. The average adult listener spends approximately three hours and 20 minutes per weekday listening to radio. Most radio listening occurs during the morning, particularly between the time a listener wakes up and the time the listener reaches work. This "morning drive time" period reaches more than 80% of people over the age of 12 and, as a result, radio advertising sold during this period achieves premium advertising rates. Radio listeners have gradually shifted over the years from AM to FM stations. FM reception, as compared to AM, is generally clearer and provides greater total range and higher fidelity, except for so-called "clear channel" AM radio stations, which have the maximum range of any type of station and can be very successful in the news/talk/sports format. In comparison to AM, FM's listener share is now in excess of 75%, despite the fact that the number of AM and FM commercial stations in the United States is approximately equal.

     Radio is considered an efficient, cost-effective means of reaching specifically identified demographic groups. Stations are typically classified by their on-air format, such as country, adult contemporary, oldies and news/talk. A station's format and style of presentation enable it to target certain demographics. By capturing a specific share of a market's radio listening audience, with particular concentration in a targeted demographic, a station is able to market its broadcasting time to advertisers seeking to reach a specific audience. Advertisers and stations utilize data published by audience measuring services, such as Arbitron, to estimate how many people within particular geographical markets and demographics listen to specific stations.

     The number of advertisements that can be broadcast without jeopardizing listening levels (and the resulting ratings) is limited in part by the format of a particular station and the local competitive environment. Although the number of advertisements broadcast during a given time period may vary, the total number of advertisements broadcast on a particular station generally does not vary significantly from year to year.

     A station's local sales staff generates the majority of its local and regional advertising sales through direct solicitations of local advertising agencies and businesses. To generate national advertising sales, a station usually will engage a firm that specializes in soliciting radio advertising sales on a national level. National sales representatives obtain advertising principally from advertising agencies located outside the station's market and receive commissions based on the revenue from the advertising obtained.

     Information regarding competition in the radio broadcast industry is set forth under "Business of Sinclair - Competition."

                             BUSINESS OF SINCLAIR


     The Company is a diversified broadcasting company that owns or provides programming services to more television stations than any other commercial broadcasting group in the United States. The Company currently owns or provides programming services pursuant to Local Marketing Agreements (LMAs) to 29 television stations, has pending acquisitions of four additional television stations, and has pending acquisitions of the rights to provide programming to two additional television stations. The Company believes it is also one of the top 20 radio groups in the United States, when measured by the total number of radio stations owned. The Company owns 27 radio stations, has pending acquisitions of 24 radio stations, and has options to acquire an additional seven radio stations.

     The 29 television stations the Company owns or programs pursuant to LMAs are located in 21 geographically diverse markets, with 23 of the stations in the top 51 television DMAs in the United States. The Company's television station group is diverse in network affiliation, with ten stations affiliated with Fox, 12 with UPN, three with WB, two with ABC and one with CBS. One station operates as an independent. The Company has recently entered into an agreement with WB pursuant to which eight of its stations would switch affiliations to, and one independent station has become affiliated with, WB. In addition, the Company has notified UPN of its non-renewal of affiliation with respect to three additional stations, which will either operate as independents or enter new affiliation agreements with UPN or another network. See "Television Broadcasting - Programming and Affiliations," below.

     The Company's radio station group is also geographically diverse with a variety of programming formats including country, urban, news/talk/sports, album/progressive rock and adult contemporary. Of the 27 stations owned by the Company, 12 broadcast on the AM band and 15 on the FM band. The Company owns from two to eight stations in all but one of the seven radio markets it serves.



     The Company has undergone rapid and significant growth over the course of the last six years. Since 1991, the Company has increased the number of stations it owns or provides services to from three television stations to 29 television stations and 27 radio stations. From 1991 to 1996, net broadcast revenues and Adjusted EBITDA increased from $39.7 million to $346.5 million and from $15.5 million to $180.3 million, respectively. Pro forma for the 1996 Acquisitions and the Heritage Acquisition, 1996 net broadcast revenues and Adjusted EBITDA would have been $532.4 million and $246.3 million, respectively.

TELEVISION BROADCASTING


     The Company owns and operates, provides programming services to, or has agreed to acquire the following television stations:




                               MARKET
           MARKET              RANK(A)   STATIONS   STATUS(B)    CHANNEL
----------------------------- --------- ---------- ------------ ---------
Pittsburgh, Pennsylvania ....     19    WPGH       O&O             53
                                        WPTT       LMA             22
Sacramento, California ......     20    KOVR       O&O             13
St. Louis, Missouri .........     21    KDNL       O&O             30
Baltimore, Maryland .........     23    WBFF       O&O             45
                                        WNUV       LMA             54
Indianapolis, Indiana  ......     25    WTTV       LMA(e)           4
                                        WTTK       LMA(e)(g)       29
Raleigh-Durham,
 North Carolina  ............     29    WLFL       O&O             22
                                        WRDC       LMA             28
Cincinnati, Ohio ............     30    WSTR       O&O             64
Milwaukee, Wisconsin   ......     31    WCGV       O&O             24
                                        WVTV       LMA             18
Kansas City, Missouri  ......     32    KSMO       O&O             62
Columbus, Ohio   ............     34    WTTE       O&O             28
Asheville, North Carolina
 and Greenville/
 Spartanburg/Anderson,
 South Carolina     .........     35    WFBC       LMA             40
                                        WLOS       O&O             13
San Antonio, Texas  .........     38    KABB       O&O             29
                                        KRRT       LMA             35
Norfolk, Virginia   .........     40    WTVZ       O&O             33
Oklahoma City,
 Oklahoma  ..................     43    KOCB       O&O             34
Birmingham, Alabama .........     51    WTTO       O&O             21
                                        WABM       LMA             68
Charleston and Hunting-
 ton, West Virginia               56    WCHS       Pending          8
Mobile, Alabama and
 Pensacola, Florida .........     61    WEAR       Pending          3
                                        WFGX       Pending(i)      35
Flint/Saginaw/Bay City,
 Michigan  ..................     62    WSMH       O&O             66
Las Vegas, Nevada   .........     64    KUPN       O&O             21
Lexington, Kentucky .........     68    WDKY       O&O             56
Des Moines, Iowa ............     71    KDSM       O&O             17
Burlington, Vermont and
 Plattsburgh, New York       .    91    WPTZ       Pending          5
                                        WNNE       Pending(j)      31
                                        WFFF       Pending(i)      44
Peoria/Bloomington,
 Illinois  ..................    110    WYZZ       O&O             43
Tuscaloosa, Alabama .........    185    WDBB       LMA(l)          17

                                               NUMBER OF
                                              COMMERCIAL                 EXPIRATION
                                              STATIONS IN    STATION       DATE OF
           MARKET              AFFILIATION   THE MARKET(C)   RANK(D)     FCC LICENSE
----------------------------- ------------- --------------- --------- -----------------
Pittsburgh, Pennsylvania .... FOX                  6           4            8/1/99
                              UPN                              5            8/1/99
Sacramento, California ...... CBS                  8           3           12/1/98
St. Louis, Missouri ......... ABC                  7           5            2/1/98 (f)
Baltimore, Maryland ......... FOX                  5           4           10/1/04
                              UPN                              5           10/1/04
Indianapolis, Indiana  ...... UPN                  8           4            8/1/05
                              UPN                              4            8/1/05
Raleigh-Durham,
 North Carolina  ............ FOX                  5           3           12/1/04
                              UPN                              5           12/1/04
Cincinnati, Ohio ............ UPN                  5           5           10/1/97 (f)
Milwaukee, Wisconsin   ...... UPN                  6           4           12/1/97 (f)
                              WB                               5           12/1/97 (f)
Kansas City, Missouri  ...... UPN                  5           5            2/1/98 (f)
Columbus, Ohio   ............ FOX                  5           4           10/1/97 (f)
Asheville, North Carolina
 and Greenville/
 Spartanburg/Anderson,
 South Carolina     ......... IND(h)               6           5           12/1/04
                              ABC                  6           3           12/0/04
San Antonio, Texas  ......... FOX                  7           4            8/1/98
                              UPN                              6            8/1/98
Norfolk, Virginia   ......... FOX                  6           4           10/1/04
Oklahoma City,
 Oklahoma  .................. UPN                  7           5            6/1/98
Birmingham, Alabama ......... WB                   5           4            4/1/05
                              UPN                              5            4/1/05
Charleston and Hunting-
 ton, West Virginia           ABC                  4           3           10/1/04
Mobile, Alabama and
 Pensacola, Florida ......... ABC                  6           2            2/1/05
                              WB                               6            4/1/05
Flint/Saginaw/Bay City,
 Michigan  .................. FOX                  5           4           10/1/97 (f)
Las Vegas, Nevada   ......... UPN                  8           5           10/1/98
Lexington, Kentucky ......... FOX                  5           4            8/1/05
Des Moines, Iowa ............ FOX                  4           4            2/1/98 (f)
Burlington, Vermont and
 Plattsburgh, New York       .NBC                  4           2            6/1/99
                              NBC                              3            4/1/99
                              FOX                               (k)               (k)
Peoria/Bloomington,
 Illinois  .................. FOX                  4           4           12/1/97 (f)
Tuscaloosa, Alabama ......... WB                   2           2            4/1/05


                                                   (footnotes on following page)
----------

(a) Rankings are based on the relative size of a station's DMA among the 211 generally recognized DMAs in the United States as estimated by Nielsen.

(b) "O&O" refers to stations owned and operated by the Company, "LMA" refers to stations to which the Company provides programming services pursuant to an LMA and "Pending" refers to stations the Company has agreed to acquire. See "- 1997 Acquisitions."

(c) Represents the number of television stations designated by Nielsen as "local" to the DMA, excluding public television stations and stations which do not meet the minimum Nielsen reporting standards (weekly cumulative audience of at least 2.5%) for the Sunday-Saturday, 6:00 a.m. to 2:00 a.m. time period.

(d) The rank of each station in its market is based upon the November 1996 Nielsen estimates of the percentage of persons tuned to each station in the market from 6:00 a.m. to 2:00 a.m., Sunday-Saturday.


(e) Non-License Assets acquired from River City Broadcasting, L.P. ("River City") and option exercised to acquire License Assets. Will become owned and operated upon FCC approval of transfer of License Assets and closing of acquisition of License Assets.


(f)  License renewal application pending.

(g) WTTK currently simulcasts all of the programming aired on WTTV and the station rank applies to the combined viewership of these stations.

(h) "IND" or "Independent" refers to a station that is not affiliated with any of ABC, CBS, NBC, Fox, WB or UPN.

(i) The Company will provide programming services to this station upon completion of the Heritage Acquisition.

(j)  WNNE currently simulcasts the programming broadcast on WPTZ.


(k) This station began broadcast operations in August 1997 pursuant to program test authority and does not yet have a license. This station has not yet established a rank.


(l)  WDBB simulcasts the programming broadcast on WTTO.



Operating Strategy


     The Company's television operating strategy includes the following key elements:


Attracting Viewership
---------------------

     The Company seeks to attract viewership and expand its audience share through selective, high-quality programming.


     Popular Programming. The Company believes that an important factor in attracting viewership to its stations is their network affiliations with Fox, WB, ABC, CBS and UPN. These affiliations enable the Company to attract viewers by virtue of the quality first-run original programming provided by these networks and the networks' promotion of such programming. The Company also seeks to obtain, at attractive prices, popular syndicated programming that is complementary to the station's network affiliation. Examples of popular syndicated programming obtained by the Company for broadcast on its Fox, WB and UPN affiliates and Independent station are "Mad About You," "Frasier," "The Simpsons," "Home Improvement" and "Seinfeld." In addition to network programming, the Company's ABC and CBS affiliates broadcast news magazine, talk show, and game show programming such as "Hard Copy," "Entertainment Tonight," "Regis and Kathie Lee," "Wheel of Fortune" and "Jeopardy."

     Children's Programming. The Company seeks to be a leader in children's programming in each of its respective DMAs. The Company's nationally recognized "Kids Club" was the forerunner and model for the Fox network-wide marketing efforts promoting children's programming. Sinclair carries the Fox Children's Network ("FCN") and WB's and UPN's children's programming, all of which include significant amounts of animated programming throughout the week. In those markets where the Company owns or programs ABC or CBS affiliates, the Company broadcasts those networks' animated programming during weekends. In addition to this animated programming, the Company broadcasts other forms of children's programming, which may be produced by the Company or by an affiliated network or supplied by a syndicated programmer.

     Counter-Programming. The Company's programming strategy on its Fox, WB, UPN and Independent stations also includes "counter-programming," which consists of broadcasting programs that are alternatives to the types of programs being shown concurrently on competing stations. This strategy is designed to attract additional audience share in demographic groups not served by concurrent programming on competing stations. The Company believes that implementation of this strategy enables its stations to achieve competitive rankings in households in the 18-49 and 25-54 demographics and to offer greater diversity of programming in each of its DMAs.

     Local News. The Company believes that the production and broadcasting of local news can be an important link to the community and an aid to the station's efforts to expand its viewership. In addition, local news programming can provide access to advertising sources targeted specifically to local news. The Company carefully assesses the anticipated benefits and costs of producing local news prior to introduction at a Company station because a significant investment in capital equipment is required and substantial operating expenses are incurred in introducing, developing and producing local news programming. The Company currently provides local news programming at WBFF and WNUV in Baltimore, WLFL in Raleigh/Durham, KDNL in St. Louis, KABB in San Antonio, KOVR in Sacramento, WPGH in Pittsburgh and WLOS in Asheville. The Company also broadcasts news programs on WDKY in Lexington, which are produced in part by the Company and in part through the purchase of production services from an independent third party and on WTTV in Indianapolis, which are produced by a third party in exchange for a limited number of advertising spots. River City provides the Company news production services with respect to the production of news programming and on air talent on WTTE. Pursuant to an agreement, River City provides certain services to the Company in return for a fee equal to approximately $416,000 per year. The possible introduction of local news at the other Company stations is reviewed periodically. The Company's policy is to institute local news programming at a specific station only if the expected benefits of local news programming at the station are believed to exceed the associated costs after an appropriate start-up period.

     Popular Sporting Events. The Company attempts to capture a portion of advertising dollars designated to sports programming in selected DMAs. The Company's WB and UPN affiliated and independent stations generally face fewer restrictions on broadcasting live local sporting events than do their competitors that are affiliates of the major networks and Fox since affiliates of the major networks and Fox are subject to prohibitions against preemptions of network programming. The Company has been able to acquire the local television broadcast rights for certain sporting events, including NBA basketball, Major League Baseball, NFL football, NHL hockey, ACC basketball, Big Ten football and basketball, and SEC football. The Company seeks to expand its sports broadcasting in DMAs as profitable opportunities arise. In addition, the Company's stations that are affiliated with Fox, ABC and CBS broadcast certain Major League Baseball games, NFL football games and NHL hockey games as well as other popular sporting events.


Innovative Local Sales and Marketing
------------------------------------

     The Company believes that it is able to attract new advertisers to its stations and increase its share of existing customers' advertising budgets by creating a sense of partnership with those advertisers. The Company develops such relationships by training its sales forces to offer new marketing ideas and campaigns to advertisers. These campaigns often involve the sponsorship by advertisers of local promotional events that capitalize on the station's local identity and programming franchises. For example, several of the Company's stations stage local "Kids Fairs" which allow station advertisers to reinforce their on-air advertising with their target audience. Through its strong local sales and marketing focus, the Company seeks to capture an increasing share of its revenues from local sources, which are generally more stable than national advertising.


Control of Operating and Programming Costs
------------------------------------------

     By employing a disciplined approach to managing programming acquisition and other costs, the Company has been able to achieve operating margins that the Company believes are among the highest in the television broadcast industry. The Company has sought and will continue to seek to acquire quality programming for prices at or below prices paid in the past. As an owner or provider of programming services to 29 stations in 21 DMAs reaching approximately 15% of U.S. television households (without giving effect to the Heritage Acquisition), the Company believes that it is able to negotiate favorable terms for the acquisition of programming. Moreover, the Company emphasizes control of each of its stations' programming and operating costs through program-specific profit analysis, detailed budgeting, tight control over staffing levels and detailed long-term planning models.


Attract and Retain High Quality Management
------------------------------------------

     The Company believes that much of its success is due to its ability to attract and retain highly skilled and motivated managers, both at the corporate and local station levels. A portion of the compensation provided to general managers, sales managers and other station managers is based on their achieving certain operating results. The Company also provides its corporate and station managers with deferred compensation plans offering options to acquire Class A Common Stock.


Community Involvement
---------------------

     Each of the Company's stations actively participates in various community activities and offers many community services. The Company's activities include broadcasting programming of local interest and sponsorship of community and charitable events. The Company also encourages its station employees to become active members of their communities and to promote involvement in community and charitable affairs. The Company believes that active community involvement by its stations provides its stations with increased exposure in their respective DMAs and ultimately increases viewership and advertising support.


Establish LMAs
--------------

     The Company believes that it can attain significant growth in operating cash flow through the utilization of LMAs. By expanding its presence in a market in which it owns a station, the Company can improve its competitive position with respect to a demographic sector. In addition, by providing programming services to an additional station in a market, the Company is able to realize significant economies of scale in marketing, programming, overhead and capital expenditures. The Company provides programming services pursuant to an LMA to an additional station in seven of the 21 television markets in which the Company owns or programs a station.


Programming and Affiliations

     The Company continually reviews its existing programming inventory and seeks to purchase the most profitable and cost-effective syndicated programs available for each time period. In developing its selection of syndicated programming, the Company balances the cost of available syndicated programs with their potential to increase advertising revenue and the risk of their reduced popularity during the term of the program contract. The Company seeks to purchase only those programs with contractual periods that permit programming flexibility and which complement a station's overall programming strategy and counter-programming strategy. Programs that can perform successfully in more than one time period are more attractive due to the long lead time and multi-year commitments inherent in program purchasing.

     Twenty-eight of the 29 television stations owned or provided programming services by the Company currently operate as affiliates of Fox (ten stations), UPN (twelve stations), ABC (two stations), WB (three stations) or CBS (one station). The networks produce and distribute programming in exchange for each station's commitment to air the programming at specified times and for commercial announcement time during the programming. In addition, networks other than Fox and UPN pay each affiliated station a fee for each network-sponsored program broadcast by the stations.

     On August 21, 1996, the Company entered into an agreement with Fox (the "Fox Agreement") which, among other things, provides that the affiliation agreements between Fox and eight stations owned or provided programming services by the Company (except as noted below) would be amended to have new five-year terms commencing on the date of the Fox Agreement. Fox has the option to extend the affiliation agreements for additional five-year terms and must extend all of the affiliation agreements if it extends any (except that Fox may selectively renew affiliation agreements if any station has breached its affiliation agreement). The Fox Agreement also provides that the Company will have the right to purchase, for fair market value, any station Fox acquires in a market currently served by a Company-owned Fox affiliate (other than the Norfolk and Raleigh-Durham markets) if Fox determines to terminate the affiliation agreement with the Company's station in that market and operate the station acquired by Fox as a Fox affiliate. The Fox Agreement confirmed that the affiliation agreements for WTVZ-TV (Norfolk, Virginia) and WLFL-TV (Raleigh, North Carolina) will terminate August 31, 1998. The Fox Agreement also includes provisions limiting the ability of the Company to preempt Fox programming except where it has existing programming conflicts or where the Company preempts to serve a public purpose.

     The Company's affiliation agreements with ABC for KDNL and WLOS in St. Louis and Asheville, respectively, have ten-year terms expiring in 2005 and 2004, respectively. Each of the Company's current UPN affiliation agreements expires in January 1998 unless renewed by the Company.


     On July 4, 1997, the Company entered into an agreement with WB, pursuant to which the Company agreed that certain stations currently affiliated with UPN would terminate their affiliations with UPN at the end of the current affiliation term in January 1998, and would enter into affiliation agreements with WB effective as of that date. The Company has advised UPN that the following stations owned or provided programming services by the Company will not renew their affiliation agreements with UPN when the current agreements expire on January 15,  1998,  (January  1999 in the case of  WTTV-TV/  WTTK-TV):
WPTT-TV, Pittsburgh, Pennsylvania, WNUV-TV, Baltimore, Maryland. WSTR-TV, Cincinnati, Ohio, KRRT-TV, San Antonio, Texas, and KOCB-TV, Oklahoma City, Oklahoma, KSMO-TV, Kansas City, Missouri, KUPN-TV, Las Vegas, Nevada, WCGV-TV, Milwaukee, Wisconsin, WABM-TV, Birmingham, Alabama, and WTTV-TV/WTTK-TV, Indianapolis, Indiana. These stations (other than WCGV-TV, KSMO-TV and WABM-TV, which will either operate as independents or enter into new affiliation agreements with UPN or another network) will enter into ten-year affiliation agreements with WB beginning on January 16, 1998 (other than WTTV-TV/WTTK-TV, with respect to which the affiliation agreement will begin January 11, 1999 and end January 15, 2008). Pursuant to the WB Agreement, the WB affiliation agreements of WVTV-TV, Milwaukee, Wisconsin, and WTTO-TV, Birmingham, Alabama (whose programming is simulcast on WDBB-TV, Tuscaloosa, Alabama), have been extended to January 16, 2008. In addition, WFBC-TV in Greenville, South Carolina will become affiliated with WB on November 1, 1999 when WB's current affiliation with another station in that market expires. WTVZ-TV, Norfolk, Virginia and WLFL-TV, Raleigh, North Carolina, will become affiliated with WB when their affiliations with Fox expire. These Fox affiliations are scheduled to expire on August 31, 1998.


     Under the terms of the WB Agreement, WB has agreed to pay the Company $64 million in aggregate amount in monthly installments during the first eight years commencing on January 16, 1998 in consideration for entering into affiliation agreements with WB. In addition, WB will be obligated to pay an additional $10 million aggregate amount in monthly installments in each of the following two years provided that WB is in the business of supplying programming as a television network during each of those years.

     In August 1997, UPN filed an action in Los Angeles Superior Court against the Company, seeking declaratory relief and specific performance or, in the alternative, unspecified damages and alleging that neither the Company nor its affiliates provided proper notice of their intention not to extend the current UPN affiliations beyond January 15, 1998. Certain subsidiaries of the Company have filed an action in the Circuit Court for Baltimore City seeking declaratory relief that their notice was effective to terminate the affiliations on January 15, 1998.

     Each of the affiliation agreements relating to stations involved in the River City Acquisition (other than River City's Fox and ABC affiliates) is terminable by the network upon transfer of the License Assets of the station. Since transfer of the License Assets, no such affiliation agreement has been terminated.

Radio Broadcasting


     The following table sets forth certain information regarding the radio stations (i) owned and operated by the Company or (ii) which the Company has an option or has agreed to acquire:


                             RANKING OF                                                    STATION RANK      EXPIRATION
       GEOGRAPHIC            STATION'S               STATION                PRIMARY         IN PRIMARY         DATE OF
         MARKET              MARKET BY             PROGRAMMING            DEMOGRAPHIC      DEMOGRAPHIC           FCC
        SERVED(A)            REVENUE(B)              FORMAT                TARGET(C)        TARGET(D)          LICENSE
-------------------------   ------------   ---------------------------   --------------   --------------   ---------------
Los Angeles, California      1
 KBLA-AM(e)                                Korean                        N/A(e)               N/A(e)          12/1/97(f)
St. Louis, Missouri         18
 KPNT-FM                                   Alternative Rock              Adults 18-34             2            2/1/05
 WVRV-FM                                   Modern Adult Contemporary     Adults 18-34             3           12/1/04
 WRTH-AM(g)                                Adult Standards               Adults 25-54            20            2/1/05
 WIL-FM(g)                                 Country                       Adults 25-54             7            2/1/05
 KIHT-FM(g)                                70s Rock                      Adults 25-54            11            2/1/05
Portland, Oregon            22
 KKSN-AM(g)                                Adult Standards               Adults 25-54            28            2/1/98
 KKSN-FM(g)                                60s Oldies                    Adults 25-54             5            2/1/98
 KKRH-FM(g)                                70s Rock                      Adults 25-54             7            2/1/98
Kansas City, Missouri       29
 KCAZ-AM(h)                                Children's                    N/A(h)               N/A(h)           6/1/97(f)
 KCFX-FM(g)                                70s Rock                      Adults 25-54             1            6/1/97(f)
 KQRC-FM(g)                                Active Rock                   Adults 18-34             2            6/1/05
 KCIY-FM(g)                                Smooth Jazz                   Adults 25-54            11            2/1/05
 KXTR-FM(g)                                Classical                     Adults 25-54            18            2/1/05
Milwaukee, Wisconsin        32
 WEMP-AM(g)                                60s Oldies                    Adults 25-54            26           12/1/04
 WMYX-FM(g)                                Adult Contemporary            Adults 25-54             6           12/1/04
 WAMG-FM(g)                                Rhythmic                      Adults 25-54            15           12/1/04
Nashville, Tennessee        34
 WLAC-FM(i)                                Adult Contemporary            Women 25-54              5            8/1/04
 WJZC-FM(i)                                Smooth Jazz                   Women 25-54              9            8/1/04
 WLAC-AM(i)                                News/Talk/Sports              Adults 35-64             9            8/1/04
New Orleans, Louisiana      38
 WLMG-FM                                   Adult Contemporary            Women 25-54              4            6/1/04
 KMEZ-FM                                   Urban Oldies                  Women 25-54              6            6/1/04
 WWL-AM                                    News/Talk/Sports              Adults 35-64             1            6/1/04
 WSMB-AM                                   Talk/Sports                   Adults 35-64            17            6/1/04
 WBYU-AM(g)                                Adult Standards               Adults 25-54            19            6/1/98
 WEZB-FM(g)(j)                             Adult Contemporary            Adults 25-54            10            6/1/05
 WRNO-FM(g)                                70s Rock                      Adults 25-54             8            6/1/01
Memphis, Tennessee          40
 WRVR-FM                                   Soft Adult Contemporary       Women 25-54              2            8/1/04
 WJCE-AM                                   Urban Oldies                  Women 25-54             13            8/1/04
 WOGY-FM                                   Country                       Adults 25-54             7            8/1/04
Norfolk, Virginia           41
 WGH-AM(g)                                 Sports Talk                   Adults 25-54            18           10/1/03
 WGH-FM(g)                                 Country                       Adults 25-54             3           10/1/03
 WVCL-FM(g)(k)                             60s Oldies                    Adults 25-54            10           10/1/03
Buffalo, New York           42
 WMJQ-FM                                   Adult Contemporary            Women 25-54              2            6/1/98
 WKSE-FM                                   Contemporary Hit Radio        Women 18-49              1            6/1/98
 WBEN-AM                                   News/Talk/Sports              Adults 35-64             6            6/1/98
 WWKB-AM                                   Country                       Adults 35-64            18            6/1/98
 WGR-AM                                    Sports                        Adults 25-54             9            6/1/98
 WWWS-AM                                   Urban Oldies                  Women 25-54             11            6/1/98
                                                                                            (continued on following page)

                                  RANKING OF                                                  STATION RANK     EXPIRATION
          GEOGRAPHIC              STATION'S              STATION               PRIMARY         IN PRIMARY       DATE OF
            MARKET                MARKET BY            PROGRAMMING           DEMOGRAPHIC      DEMOGRAPHIC         FCC
          SERVED(A)              REVENUE(B)              FORMAT               TARGET(C)        TARGET(D)        LICENSE
------------------------------   ------------   -------------------------   --------------   --------------   ------------
Rochester, New York              53
 WBBF-AM(g)                                     Adult Standards             Adults 25-54           23            6/1/98
 WBEE-FM(g)                                     Country                     Adults 25-54            1            6/1/98
 WKLX-FM(g)                                     60s Oldies                  Adults 25-54            7            6/1/98
 WQRV-FM(g)                                     Classic Hits                Adults 25-54            9            6/1/98
Asheville, North Carolina/       60
 Greenville/Spartanburg,
 South Carolina
 WFBC-FM(l)                                     Contemporary Hit Radio      Women 18-49             4           12/1/03
 WORD-AM(l)                                     News/Talk                   Adults 35-64            9           12/1/03
 WYRD-AM(l)                                     News/Talk                   Adults 35-64           10           12/1/03
 WSPA-AM(l)                                     Full Service/Talk           Adults 35-64           15           12/1/03
 WSPA-FM(l)                                     Soft Adult Contemporary     Women 25-54             4           12/1/03
 WOLI-FM(l)                                     Oldies                      Adults 25-54            9           12/1/03
 WOLT-FM(l)                                     Oldies                      Adults 25-54           11           12/1/03
Wilkes-Barre/Scranton, Penn-     68
 sylvania
 WKRZ-FM(m)                                     Contemporary Hit Radio      Adults 18-49            1            8/1/98
 WGGY-FM                                        Country                     Adults 25-54            2            8/1/98
 WILK-AM(n)                                     News/Talk/Sports            Adults 35-64            8            8/1/98
 WGBI-AM(n)                                     News/Talk/Sports            Adults 35-64           20            8/1/98
 WWSH-FM(o)                                     Soft Hits                   Women 25-54             7            8/1/98
 WILP-AM(n)                                     News/Talk/Sports            Adults 35-64           19            8/1/98
 WWFH-FM(o)                                     Soft Hits                   Women 25-54            10            8/1/98
 WKRF-FM(m)                                     Contemporary Hit Radio      Adults 18-49           17            8/1/98



----------

(a)  Actual city of license may differ from the geographic market served.

(b) Ranking of the principal radio market served by the station among all U.S. radio markets by 1996 aggregate gross radio broadcast revenue according to Duncan's Radio Market Guide - 1997 Edition.

(c) Due to variations that may exist within programming formats, the primary demographic target of stations with the same programming format may be different.

(d) All information concerning ratings and audience listening information is derived from the Spring 1997 Arbitron Metro Area Ratings Survey (the "Spring 1997 Arbitron"). Arbitron is the generally accepted industry source for statistical information concerning audience ratings. Due to the nature of listener surveys, other radio ratings services may report different rankings; however, the Company does not believe that any radio ratings service other than Arbitron is accorded significant weight in the radio broadcast industry. "Station Rank in Primary Demographic Target" is the ranking of the station among all radio stations in its market that are ranked in its target demographic group and is based on the station's average persons share in the primary demographic target in the applicable Metro Survey Area. Source: Average Quarter Hour Estimates, Monday through Sunday, 6:00 a.m. to midnight, Spring 1997 Arbitron.

(e) Programming is provided to this station by a third party pursuant to an LMA.

(f)  License renewal application pending.

(g) The Company has the right to acquire the assets of this station in the Heritage Acquisition.

(h) This station is being programmed by a third party pursuant to an LMA. The third party has exercised an option to acquire this station but has not consummated the acquisition. If the third party does not consummate its acquisition, the Company will have the right to acquire the assets of the station in the Heritage Acquisition.

(i)  The Company has agreed to sell this station to a third party.

(j) A petition for reconsideration of the grant of this station's license renewal is pending.

(k) EEO reporting conditions were placed on this station's license renewals for 1997, 1998 and 1999.

(l) The Company has an option to acquire Keymarket of South Carolina, Inc. ("Keymarket" or "KSC"). Keymarket owns and operates WYRD-AM, WORD-AM and WFBC-FM, and has exercised its option to acquire WSPA-AM and WSPA-FM, and provides sales services pursuant to a JSA and has an option to acquire WOLI-FM and WOLT-FM.

(m)  WKRZ-FM and WKRF-FM simulcast their programming.

(n)  WILK-AM, WGBI-AM and WILP-AM simulcast their programming.

(o)  WWSH-FM and WWFH-FM simulcast their programming.

Radio Operating Strategy

     The Company's radio strategy is to operate a cluster of radio stations in selected geographic markets throughout the country. In each geographic market, the Company employs broadly diversified programming formats to appeal to a variety of demographic groups within the market. The Company seeks to strengthen the identity of each of its stations through its programming and promotional efforts, and emphasizes that identity to a far greater degree than the identity of any local radio personality.

     The Company believes that its strategy of appealing to diverse demographic groups in selected geographic markets allows it to reach a larger share of the overall advertising market while realizing economies of scale and avoiding dependence on one demographic or geographic market. The Company realizes economies of scale by combining sales and marketing forces, back office operations and general management in each geographic market. At the same time, the geographic diversity of its portfolio of radio stations helps lessen the potential impact of economic downturns in specific markets and the diversity of target audiences served helps lessen the impact of changes in listening preferences. In addition, the geographic and demographic diversity allows the Company to avoid dependence on any one or any small group of advertisers.

     The Company's group of radio stations includes the top billing station group in two markets and one of the top three billing station groups in each of its markets other than Los Angeles, St. Louis and Nashville. Through ownership or LMAs, the group also includes duopolies in six of its seven markets and, upon exercise of options to acquire stations in the Asheville/Greenville/Spartanburg market, the Company will have duopolies in seven of its eight markets.

     Depending on the programming format of a particular station, there are a predetermined number of advertisements broadcast each hour. The Company determines the optimum number of advertisements available for sale during each hour without jeopardizing listening levels (and the resulting ratings). Although there may be shifts from time to time in the number of advertisements available for sale during a particular time of day, the total number of advertisements available for sale on a particular station normally does not vary significantly. Any change in net radio broadcasting revenue, with the exception of those instances where stations are acquired or sold, is generally the result of pricing adjustments made to ensure that the station effectively uses advertising time available for sale, an increase in the number of commercials sold or a combination of these two factors.


     Large, well-trained local sales forces are maintained by the Company in each of its radio markets. The Company's principal goal is to utilize its sales efforts to develop long-standing customer relationships through frequent direct contacts, which the Company believes provides it with a competitive advantage. Additionally, in some radio markets, duopolies permit the Company to offer creative advertising packages to local, regional and national advertisers. Each radio station owned by the Company also engages a national independent sales representative to assist it in obtaining national advertising revenues. These representatives obtain advertising through national advertising agencies and receive a commission from the radio station based on its gross revenue from the advertising obtained.


BROADCASTING ACQUISITION STRATEGY

     On February 8, 1996, the Telecommunications Act of 1996 (the "1996 Act") was signed into law. The 1996 Act represents the most sweeping overhaul of the country's telecommunications laws since the Communications Act of 1934, as amended (the "Communications Act"). The 1996 Act relaxes the broadcast ownership rules and simplifies the process for renewal of broadcast station licenses.

     The Company believes that the enactment of the 1996 Act presents a unique opportunity to build a larger and more diversified broadcasting company. Additionally, the Company expects that the opportunity to act as one of the consolidators of the industry will enable the Company to gain additional influence with program suppliers, television networks, other vendors, and alternative delivery media. The additions to the Company's management team as a result of the River City Acquisition have given it additional resources to take advantage of these developments.

     In implementing its acquisition strategy, the Company seeks to identify and pursue favorable station or group acquisition opportunities primarily in the 15th to 75th largest DMAs and Metro Service Areas ("MSAs"). In assessing potential acquisitions, the Company examines opportunities to improve revenue share, audience share and/or cost control. Additional factors considered by the Company in a potential acquisition include geographic location, demographic characteristics and competitive dynamics of the market. The Company also considers the opportunity for cross-ownership of television and radio stations and the opportunity it may provide for cross-promotion and cross-selling.

     In conjunction with its acquisitions, the Company may determine that certain of the acquired stations may not be consistent with the Company's strategic plan. In such an event, the Company reviews opportunities for swapping such stations with third parties for other stations or selling such stations outright. The Heritage Acquisition may provide such opportunities.

     Since the 1996 Act became effective, the Company has acquired, obtained options to acquire or has acquired the right to program or provide sales services to 18 television and 34 radio stations for an aggregate consideration of approximately $1.3 billion. Certain terms of these acquisitions are described below.


     River City Acquisition. On May 31, 1996, pursuant to an amended and restated asset purchase agreement, the Company acquired all of the Non-License Assets of River City other than the assets relating to WSYX-TV in Columbus, Ohio. Simultaneously, the Company entered into a 10-year LMA with River City with respect to all of River City's License Assets (with the exception of the License Assets relating to WSYX-TV). The Company has since acquired all of River City's License Assets (and four radio stations to which River City provided programming or sales services) other than License Assets relating to WTTV-TV and WTTK-TV in Indianapolis, Indiana, WSYX-TV in Columbus, Ohio and WFBC-TV in Greenville, South Carolina. Glencairn has acquired the License Assets of WFBC-TV, and the Company provides programming services to WFBC-TV pursuant to an LMA. The Company has a 10-year option (the "License Assets Option") to acquire River City's License Assets relating to WTTV-TV and WTTK-TV, and a three-year option to acquire the assets relating to WSYX-TV (both the License and Non-License Assets, collectively the "Columbus Option"). The exercise price for the License Assets Option for WTTV-TV and WTTK-TV is $1.9 million and the Company is required to pay a quarterly extension fee with respect to the License Assets Option of 15% of the option exercise price through May 3, 1998 and 25% of the option exercise price thereafter. Acquisition of the License Assets relating to WTTV-TV and WTTK-TV is now subject to FCC approval of transfer of such License Assets. There can be no assurance that this approval will be obtained. An application for transfer of the License Assets of WTTV-TV and WTTK-TV was filed in November 1996. A petition was filed to deny this application and, at the Company's request, the FCC has withheld action on this application. The petitioner has appealed the withholding of action on the application.

     At the time of the River City Acquisition, the Company also acquired from another party the Non-License Assets relating to one additional television station (KRRT-TV in Kerrville, Texas) to which River City provided programming pursuant to an LMA. Glencairn acquired an option to obtain the License Assets of KRRT-TV. On June 27, 1997, the FCC granted the assignment applications for the Company to acquire the License Assets of WLOS-TV and KABB, and for Glencairn to acquire the License Assets of KRRT-TV and WFBC-TV, subject to the outcome of its cross-interest policy rulemaking proceeding and certain other conditions relating to certain trusts that have non-voting ownership interests in Glencairn. The Company has acquired the License Assets of KABB-TV and WLOS- TV. Glencairn has acquired the License Assets of KRRT-TV and WFBC-TV and the Company provides programming services to KRRT-TV and WFBC-TV pursuant to LMAs.

     Applications for review have been filed by third parties which appeal the FCC's grants of: (i) the Company's application to acquire WLOS-TV in the Asheville, North Carolina/Greenville/Spartanburg, South Carolina market and Glencairn's application to acquire WFBC-TV in that market; and (ii) the Company's application to acquire KABB-TV in the San Antonio market. The Company has filed oppositions to both applications for review.

     The Company paid an aggregate of approximately $1.0 billion for the Non-License Assets and the options to acquire the License Assets in connection with the River City Acquisition consisting of $847.6 million in cash and 1,150,000 shares of Series A Preferred Stock of the Company and options to acquire

1,382,435 shares of Class A Common Stock at an exercise price of $30.11. The Series A Preferred Stock has been exchanged for 1,150,000 shares of Series B Preferred Stock of the Company, which at issuance had an aggregate liquidation value of $115 million and are convertible at any time, at the option of the holders, into an aggregate of 4,181,818 shares of Class A Common Stock of the Company (which had a market value on May 31, 1996 of approximately $125.1 million). The exercise price for the Columbus Option is approximately $130 million plus the amount of indebtedness secured by the WSYX assets on the date of exercise (not to exceed the amount outstanding on the date of closing of $105 million) and the Company is required to pay an extension fee with respect to the Columbus Option as follows: (i) 8% of $130 million for the first year following the closing of the River City Acquisition; (ii) 15% of $130 million for the second year following the closing; and (iii) 25% of $130 million for each following year. The extension fee accrues beginning on the date of closing, and is payable (beginning December 31, 1996) at the end of each calendar quarter until such time as the option is exercised or River City sells WSYX-TV to a third party, which River City has the right to do in certain limited circumstances. The Company paid the extension fees due March 31, 1997, June 30, 1997 and September 30, 1997. The Company has acquired all of the River City License Assets except those related to WTTV-TV and WTTK-TV, and the Company continues to provide programming services to WTTV-TV and WTTK-TV pursuant to an LMA with River City. Pursuant to the LMA with River City, the Company is required to provide at least 166 hours per week of programming to WTTV-TV and WTTK-TV and, subject to certain exceptions, River City is required to broadcast all programming provided by the Company. The Company is required to pay River City monthly fees under the LMA with respect to WTTV-TV and WTTK-TV in an amount sufficient to cover specified expenses of operating the stations. The Company has the right to sell advertising time on the stations during the hours programmed by the Company.

     The Company and River City filed notification under the HSR Act, with respect to the Company's acquisition of all River City assets prior to closing the acquisition. After the United States Justice Department ("DOJ") indicated that it would request additional information regarding the antitrust implications of the acquisition of WSYX-TV by the Company in light of the Company's ownership of WTTE-TV, the Company and River City agreed to submit separate notifications with respect to the WSYX-TV assets and the other River City assets. The DOJ then granted early termination of the waiting period with respect to the transfer of the River City assets other than WSYX-TV, permitting the acquisition of those assets to proceed. The Company and River City agreed to notify the DOJ 30 days before entering into an LMA or similar agreement with respect to WSYX-TV and agreed not to enter into such an agreement until 20 days after substantially complying with any request for information from DOJ regarding the transaction. The Company is in the process of preparing a submission to the DOJ regarding the competitive effects of entering into an LMA arrangement in Columbus. The Company has agreed to sell the License Assets of WTTE-TV to Glencairn and to enter into an LMA with Glencairn to provide programming services to WTTE-TV. The FCC has approved this transaction, but the Company does not believe that this transaction will be completed unless the Company acquires WSYX-TV.


     In the River City Acquisition, the Company also acquired an option held by River City to purchase either (i) all of the assets of Keymarket of South Carolina, Inc. for the forgiveness of debt held by the Company in an aggregate principal amount of approximately $7.4 million as of August 22, 1997, plus payment of approximately $1,000,000 less certain adjustments or (ii) all of the stock of KSC for $1,000,000 less certain adjustments. KSC owns and operates three radio stations in the Asheville, North Carolina/ Greenville/Spartanburg, South Carolina MSA (WFBC-FM, WFBC-AM and WORD-AM). The option to acquire the assets or stock of KSC expires on December 31, 1997. The Company intends to exercise this option in the fourth quarter of 1997. KSC also holds an option to acquire from Spartan Radiocasting, Inc. certain assets relating to two additional stations (WSPA-AM and WSPA-FM) in the Asheville, North Carolina/Greenville/Spartanburg, South Carolina MSA which KSC currently programs pursuant to an LMA. KSC's option to acquire these assets is exercisable for $5.15 million and expires in January 2000, subject to extension to the extent the applicable LMA is extended beyond that date. KSC also has an option to acquire assets of Palm Broadcasting Company, L.P., which owns two additional stations in the Asheville, North Carolina/Greenville/Spartanburg, South Carolina MSA (WOLI-FM and WOLT-FM) in an amount equal to the outstanding debt of Palm Broadcasting Company, L.P. to the Company, which was approximately $3.03 million as of March 31, 1997. This option expires in April 2001. KSC has a JSA with Palm Broadcasting Company, L.P., but does not provide programming for WOLI or WOLT.

     Superior Acquisition. On May 8, 1996, the Company acquired WDKY-TV (Lexington, Kentucky) and KOCB-TV (Oklahoma City, Oklahoma) by acquiring the stock of Superior Communications Group, Inc. for approximately $63.5 million.

     Flint Acquisition. On February 27, 1996 the Company acquired the assets of WSMH-TV (Flint, Michigan) for approximately $35.8 million by exercising options granted in 1995.

     Cincinnati/Kansas City Acquisitions. On July 1, 1996, the Company acquired the assets of KSMO-TV (Kansas City, Missouri) and on August 1, 1996, it acquired the assets of WSTR-TV (Cincinnati, Ohio) for approximately $34.2 million.

     Peoria/Bloomington  Acquisition.  On July 1, 1996, the Company acquired the
assets  of  WYZZ-TV  (Peoria/Bloomington,   Illinois)  for  approximately  $21.2
million.


1997 ACQUISITIONS

     Las Vegas Acquisition. On January 30, 1997, the Company entered into an agreement to acquire the assets of KUPN-TV, the UPN affiliate in Las Vegas, Nevada, for $87.0 million. The Company completed this acquisition on May 30, 1997.

     Heritage Acquisition. On July 16, 1997, the Company entered into the Heritage Acquisition Agreements with certain subsidiaries of Heritage. Pursuant to the Heritage Acquisition Agreements, the Company has the right to acquire the assets of five television stations (the interests in one of which the Company is required to dispose), programming rights under LMAs with respect to two additional television stations, and the assets of 24 radio stations. The Company will acquire the assets of one television station serving the Charleston/Huntington, West Virginia market, one station in the Mobile, Alabama/ Pensacola, Florida market and rights under an LMA with respect to another station in that market, and the assets of two stations in the Burlington, Vermont/Plattsburgh, New York market and the right to provide programming to one station in that market. The radio stations to be acquired serve the St. Louis, Missouri market (three stations), the Portland, Oregon market (three stations), the Kansas City, Missouri market (five stations), the Milwaukee, Wisconsin market (three stations), the Norfolk, Virginia market (three stations), the New Orleans, Louisiana market (three stations) and the Rochester, New York market (four stations). The Heritage Acquisition Agreements also provide for the acquisition of the assets relating to the operation of a television station in Oklahoma City, Oklahoma, but the Company is required by the agreements to dispose of its interest in that station, and the Company has entered into a letter of intent to sell that station for $60 million in cash.

     The aggregate purchase price of the Heritage Acquisition is $630 million payable in cash at closing, less a deposit of $63 million paid at the time of signing the Heritage Acquisition Agreements. The Company intends to finance the purchase price from some combination of the proceeds of the Common Stock Offering, the proceeds of the Preferred Stock Offering, funds available under the Bank Credit Agreement, and the expected proceeds ($60 million) from the sale of interests in the Oklahoma City station.


     The Heritage Acquisition is conditioned on, among other things, FCC approval and the expiration of the applicable waiting period under the HSR Act. An objection has been filed to the Company's FCC application to acquire station WNNE-TV in the Burlington, Vermont/Plattsburgh, New York market. The Company has opposed this objection.

     Additional Radio Acquisitions and Dispositions. The Company entered into an agreement on January 29, 1997 to acquire the assets of WGR-AM and WWWS-AM in Buffalo, New York, for $1.5 million. The Company's acquisition of WGR-AM and WWWS-AM was consummated on April 18, 1997. On January 31, 1997, the Company completed the acquisition of the assets of WWFH-FM and WILP-AM, each in
Wilkes-Barre, Pennsylvania, for aggregate consideration of approximately $773,000. On March 12, 1997, the Company entered into an agreement to acquire the assets of radio station WKRF-FM in the Wilkes-Barre/Scranton, Pennsylvania market. The Company completed this acquisition on July 31, 1997. In April 1997, the Company entered into an agreement to acquire the assets of radio station WWSH-FM in the Wilkes-Barre/Scranton market. The Company completed this acquisition on August 29, 1997.

     In August, 1997, the Company entered into an agreement with SFX Broadcasting, Inc. ("SFX") pursuant to which the Company will sell to SFX the assets relating to the operations of Nashville radio stations WJZC-FM, WLAC-FM and WLAC-AM (the "SFX Stations"). Under the agreement, SFX will pay to the Company an aggregate consideration of $35 million in cash for the SFX Stations or, at the Company's option, transfer to the Company assets that both SFX and the Company agree have a fair market value equal to $35 million. The sale of the SFX Stations is conditioned on the approval of each of the Department of Justice and the Federal Communications Commission and is expected to close in 1998.

     Ongoing Discussions. In furtherance of its acquisition strategy, the Company routinely reviews, and conducts investigations of potential television and radio station acquisitions. When the Company believes a favorable opportunity exists, the Company seeks to enter into discussions with the owners of such stations regarding the possibility of an acquisition by the Company. At any given time, the Company may be in discussions with one or more such station owners. The Company is in serious negotiations with various parties relating to the acquisition of television and radio properties which would be acquired for aggregate consideration of approximately $85 million. There can be no assurance that any of these or other negotiations will lead to definitive agreement or if agreements are reached that any transactions would be consummated.



LOCAL MARKETING AGREEMENTS


     The Company currently has LMA arrangements with stations in seven markets in which it owns a television station: Pittsburgh, Pennsylvania (WPTT), Baltimore, Maryland (WNUV), Raleigh/Durham, North Carolina (WRDC), Milwaukee, Wisconsin (WVTV), Birmingham, Alabama (WABM), San Antonio, Texas (KRRT) and Asheville, North Carolina/Greenville/Spartanburg, South Carolina (WFBC). In addition, the Company has an LMA arrangement with a station in the Tuscaloosa, Alabama market (WDBB), which is adjacent to Birmingham. In each of these markets, other than Pittsburgh and Tuscaloosa, the LMA arrangement is with Glencairn and the Company owns the Non-License Assets of the stations. The Company owns the assets of one radio station (KBLA-AM in Los Angeles) which an independent third party programs pursuant to an LMA.

     The Company believes that it is able to increase its revenues and improve its margins by providing programming services to stations in selected DMAs and MSAs where the Company already owns a station. In certain instances, single station operators and stations operated by smaller ownership groups do not have the management expertise or the operating efficiencies available to the Company as a multi-station broadcaster. The Company seeks to identify such stations in selected markets and to provide such stations with programming services pursuant to LMAs. In addition to providing the Company with additional revenue opportunities, the Company believes that these LMA arrangements have assisted certain stations whose operations may have been marginally profitable to continue to air popular programming and contribute to diversity of programming in their respective DMAs and MSAs.

     In cases where the Company enters into LMA arrangements in connection with a station whose acquisition by the Company is pending FCC approval, the Company
(i) obtains an option to acquire the station assets essential for broadcasting a television or radio signal in compliance with regulatory guidelines, generally consisting of the FCC license, transmitter, transmission lines, technical equipment, call letters and trademarks, and certain furniture, fixtures and equipment (the "License Assets") and (ii) acquires the remaining assets (the "Non-License Assets") at the time it enters into the option. Following acquisition of the Non-License Assets, the License Assets continue to be owned by the owner-operator and holder of the FCC license, which enters into an LMA with the Company. After FCC approval for transfer of the License Assets is obtained, the Company exercises its option to acquire the License Assets and become the owner-operator of the station, and the LMA arrangement is terminated.


     In connection with the River City Acquisition, the Company entered into LMAs with River City and the owner of KRRT with respect to each of the nine television and 21 radio stations with respect to which the Company acquired Non-License Assets. The Company or Glencairn has now acquired the License Assets of all of the television and radio stations with respect to which the Company initially acquired Non-License Assets in the River City Acquisition, other than WTTV and WTTK in Indianapolis, Indiana.

The LMA with River City for these two stations is in effect for a ten-year term, which corresponds with the term of the option the Company holds to acquire the related River City License Assets. Pursuant to the LMA, the Company pays River City fees in return for which the Company acquires all of the inventory of broadcast time of the stations and the right to sell 100% of each station's inventory of advertising time. Upon grant of FCC approval of the transfer of License Assets with respect to WTTV and WTTK, the Company intends to acquire the License Assets, and thereafter the LMA will terminate and the Company will operate the stations. At the Company's request, the FCC has withheld action on the application for the Company's acquisition of WTTV and WTTK in Indianapolis (and a pending application for the Controlling Stockholders to divest their attributable interests in WIIB in Indianapolis) until the FCC completes its pending rulemaking proceeding considering the cross-interest policy.


USE OF DIGITAL TELEVISION TECHNOLOGY

     The Company believes that television broadcasting may be enhanced significantly by the development and increased availability of digital broadcasting service technology. This technology has the potential to permit the Company to provide viewers multiple channels of digital television over each of its existing standard channels, to provide certain programming in a high definition television format and to deliver various forms of data, including data on the Internet, to home and business computers. These additional capabilities may provide the Company with additional sources of revenue. The Company is currently considering plans to provide high definition television ("HDTV"), to provide multiple channels of television including the provision of additional broadcast programming and transmitted data on a subscription basis, and to continue its current TV program channels without subscription fees on its allocated portions of the broadcast spectrum. The 1996 Act allows the FCC to charge a spectrum fee to broadcasters who use the digital spectrum to offer subscription-based services. The FCC is expected to open a rulemaking in the fall of 1997 to consider the spectrum fees to be charged to broadcasters for such use. In addition, Congress has held hearings on broadcasters' plans for the use of their digital spectrum. The Company cannot predict what future actions the FCC or Congress might take with respect to DTV, nor can it predict the effect of the FCC's present DTV implementation plan or such future actions on the Company's business. This digital broadcasting service technology is not currently available to the viewing public and a successful transition from the current analog broadcast format to a digital format may take many years. There can be no assurance that the Company's efforts to take advantage of the new technology will be commercially successful.


FEDERAL REGULATION OF TELEVISION AND RADIO BROADCASTING

     The ownership, operation and sale of television and radio stations are subject to the jurisdiction of the FCC, which acts under authority granted by the Communications Act. Among other things, the FCC assigns frequency bands for broadcasting; determines the particular frequencies, locations and operating power of stations; issues, renews, revokes and modifies station licenses; regulates equipment used by stations; adopts and implements regulations and policies that directly or indirectly affect the ownership, operation and employment practices of stations; and has the power to impose penalties for violations of its rules or the Communications Act.

     The following is a brief summary of certain provisions of the Communications Act, the 1996 Act and specific FCC regulations and policies. Reference should be made to the Communications Act, the 1996 Act, FCC rules and the public notices and rulings of the FCC for further information concerning the nature and extent of federal regulation of broadcast stations.

     License Grant and Renewal. Television and radio stations operate pursuant to broadcasting licenses that are granted by the FCC for maximum terms of eight years.

     Television and radio station licenses are subject to renewal upon application to the FCC. During certain periods when renewal applications are pending, competing applicants may file for the radio or television frequency being used by the renewal applicant. During the same periods, petitions to deny license renewal applications may be filed by interested parties, including members of the public. Prior to the 1996 Act, the FCC was generally required to hold hearings on renewal applications if a competing application against a renewal application was filed, if the FCC was unable to determine that renewal of a license would serve the public interest, convenience and necessity, or if a petition to deny raised a "substantial and material question of fact" as to whether the grant of the renewal application would be prima facie inconsistent with the public interest, convenience and necessity.

     The 1996 Act does not prohibit either the filing of petitions to deny license renewals or the filing of competing applications. Under the 1996 Act, the FCC is still required to hold hearings on renewal applications if it is unable to determine that renewal of a license would serve the public interest, convenience or necessity, or if a petition to deny raises a "substantial and material question of fact" as to whether the grant of the renewal application would be prima facie inconsistent with the public interest, convenience and necessity. Pursuant to the 1996 Act, however, the FCC is prohibited from considering competing applications for a renewal applicant's frequency, and is required to grant the renewal application, if the FCC finds: (i) that the station has served the public interest, convenience and necessity; (ii) that there have been no serious violations by the licensee of the Communications Act or the rules and regulations of the FCC; and (iii) there have been no other violations by the licensee of the Communications Act or the rules and regulations of the FCC that, when taken together, would constitute a pattern of abuse.


     All of the stations that the Company (i) owns and operates, (ii) intends to acquire pursuant to pending acquisitions or (iii) currently provides programming services to pursuant to an LMA are presently operating under regular licenses, which expire as to each station on the dates set forth under "- Television Broadcasting" and "- Radio Broadcasting," above. Although renewal of license is granted in the vast majority of cases even when petitions to deny are filed, there can be no assurance that the licenses of such stations will be renewed.



Ownership Matters

General
-------

     The Communications Act prohibits the assignment of a broadcast license or the transfer of control of a broadcast licensee without the prior approval of the FCC. In determining whether to permit the assignment or transfer of control of, or the grant or renewal of, a broadcast license, the FCC considers a number of factors pertaining to the licensee, including compliance with various rules limiting common ownership of media properties, the "character" of the licensee and those persons holding "attributable" interests therein, and compliance with the Communications Act's limitations on alien ownership.

     To obtain the FCC's prior consent to assign a broadcast license or transfer control of a broadcast licensee, appropriate applications must be filed with the FCC. If the application involves a "substantial change" in ownership or control, the application must be placed on public notice for a period of approximately 30 days during which petitions to deny the application may be filed by interested parties, including members of the public. If the application does not involve a "substantial change" in ownership or control, it is a "pro forma" application. The "pro forma" application is nevertheless subject to having informal objections filed against it. If the FCC grants an assignment or transfer application, interested parties have approximately 30 days from public notice of the grant to seek reconsideration of that grant. Generally, parties that do not file initial petitions to deny or informal objections against the application face difficulty in seeking reconsideration of the grant. The FCC normally has approximately an additional 10 days to set aside such grant on its own motion. When passing on an assignment or transfer application, the FCC is prohibited from considering whether the public interest might be served by an assignment or transfer to any party other than the assignee or transferee specified in the application.

     The FCC generally applies its ownership limits to "attributable" interests held by an individual, corporation, partnership or other association. In the case of corporations holding, or through subsidiaries controlling, broadcast licenses, the interests of officers, directors and those who, directly or indirectly, have the right to vote 5% or more of the corporation's stock (or 10% or more of such stock in the case of insurance companies, investment companies and bank trust departments that are passive investors) are generally attributable, except that, in general, no minority voting stock interest will be attributable if there is a single holder of more than 50% of the outstanding voting power of the corporation. The FCC has a pending rulemaking proceeding that, among other things, seeks comment on whether the FCC should modify its attribution rules by (i) raising the attribution stock benchmark from 5% to 10%; (ii) raising the attribution stock benchmark for passive investors from 10% to 20%; (iii) restricting the availability of the single majority shareholder exemption; and (iv) attributing certain interests such as non-voting stock, debt and certain holdings by limited liability corporations in certain circumstances. More recently, the FCC has solicited comment on proposed rules that would (i) treat an otherwise nonattributable equity or debt interest in a licensee as an attributable interest where the interest holder is a program supplier or the owner of a broadcast station in the same market and the equity and/or debt holding is greater than a specified benchmark; (ii) treat a licensee of a television station which, under an LMA, brokers more than 15% of the time on another television station serving the same market, as having an attributable interest in the brokered station; and (iii) in certain circumstances, treat the licensee of a broadcast station that sells advertising time on another station in the same market pursuant to a JSA as having an attributable interest in the station whose advertising is being sold.

     The Controlling Stockholders hold attributable interests in two entities owning media properties, namely: Channel 63, Inc., licensee of WIIB-TV, a UHF television station in Bloomington, Indiana, and Bay Television, Inc., licensee of WTTA-TV, a UHF television station in St. Petersburg, Florida. All of the issued and outstanding shares of Channel 63, Inc. are owned by the Controlling Stockholders. All the issued and outstanding shares of Bay Television, Inc. are owned by the Controlling Stockholders (75%) and Robert L. Simmons (25%), a former stockholder of the Company. The Controlling Stockholders have agreed to divest their attributable interests in Channel 63, Inc. and the Company believes that, after doing so, such holdings will not materially restrict its ability to acquire or program additional broadcast stations.

     Under its "cross-interest" policy, the FCC considers certain "meaningful" relationships among competing media outlets in the same market, even if the ownership rules do not specifically prohibit the relationship. Under this policy, the FCC may consider significant equity interests combined with an attributable interest in a media outlet in the same market, joint ventures, and common key employees among competitors. The cross-interest policy does not necessarily prohibit all of these interests, but requires that the FCC consider whether, in a particular market, the "meaningful" relationships between competitors could have a significant adverse effect upon economic competition and program diversity. Heretofore, the FCC has not applied its cross-interest policy to LMAs and JSAs between broadcast stations. In its ongoing rulemaking proceeding concerning the attribution rules, the FCC has sought comment on, among other things, (i) whether the cross-interest policy should be applied only in smaller markets, and (ii) whether non-equity financial relationships such as debt, when combined with multiple business interrelationships such as LMAs and JSAs, raise concerns under the cross-interest policy. Moreover, in its most recent proposals in its ongoing attribution rulemaking proceeding, the FCC has proposed treating television LMAs, JSAs, and debt or equity interests as attributable interests in certain circumstances without regard to the cross-interest policy.

     The Communications Act prohibits the issuance of broadcast licenses to, or the holding of a broadcast license by, any corporation of which more than 20% of the capital stock is owned of record or voted by non-U.S. citizens or their representatives or by a foreign government or a representative thereof, or by any corporation organized under the laws of a foreign country (collectively, "Aliens"). The Communications Act also authorizes the FCC, if the FCC determines that it would be in the public interest, to prohibit the issuance of a broadcast license to, or the holding of a broadcast license by, any corporation directly or indirectly controlled by any other corporation of which more than 25% of the capital stock is owned of record or voted by Aliens. The Company has been advised that the FCC staff has interpreted this provision to require a finding that such grant or holding would be in the public interest before a broadcast license may be granted to or held by any such corporation and that the FCC staff has made such a finding only in limited circumstances. The FCC has issued interpretations of existing law under which these restrictions in modified form apply to other forms of business organizations, including partnerships. As a result of these provisions, the licenses granted to Subsidiaries of the Company by the FCC could be revoked if, among other restrictions imposed by the FCC, more than 25% of the Company's stock were directly or indirectly owned or voted by Aliens. The Company and the Subsidiaries are domestic corporations, and the Controlling Stockholders are all United States citizens. The Amended and Restated Articles of Incorporation of the Company (the "Amended Certificate") contain limitations on Alien ownership and control that are substantially similar to those contained in the Communications Act. Pursuant to the Amended Certificate, the Company has the right to repurchase Alien-owned shares at their fair market value to the extent necessary, in the judgment of the Board of Directors, to comply with the Alien ownership restrictions.


Television
----------

     National Ownership Rule. Prior to the 1996 Act, FCC rules generally prohibited an individual or entity from having an attributable interest in more than 12 television stations nationwide, or in television stations reaching more than 25% of the national television viewing audience. Pursuant to the 1996 Act, the FCC has modified its rules to eliminate any limitation on the number of television stations an individual or entity may own nationwide, subject to the restriction that no individual or entity may have an attributable interest in television stations reaching more than 35% of the national television viewing audience. Historically, VHF stations have shared a larger portion of the market than UHF stations. Therefore, only half of the households in the market area of any UHF station are included when calculating whether an entity or individual owns television stations reaching more than 35% of the national television viewing audience. All but three of the stations owned and operated by the Company, or to which the Company provides programming services, are UHF.


     Duopoly Rule. On a local level, the television "duopoly" rule generally prohibits a single individual or entity from having an attributable interest in two or more television stations with overlapping Grade B service areas. While the 1996 Act did not eliminate the TV duopoly rule, it did direct the FCC to initiate a rulemaking proceeding to determine whether to retain, modify, or eliminate the rule. The FCC has pending a rulemaking proceeding in which it has proposed to modify the television duopoly rule to permit the common ownership of television stations in different DMAs, so long as the Grade A signal contours of the stations do not overlap. Pending resolution of its rulemaking proceeding, the FCC has adopted an interim waiver policy that permits the common ownership of television stations in different DMAs with no overlapping Grade A signal contours, conditioned on the final outcome of the rulemaking proceeding. The FCC has also sought comment on whether common ownership of two television stations in a market should be permitted (i) where one or more of the commonly owned stations is UHF, (ii) where one of the stations is in bankruptcy or has been off the air for a substantial period of time and (iii) where the commonly owned stations have very small audience or advertising shares, are located in a very large market, and/or a specified number of independently owned media voices would remain after the acquisition.


     Local Marketing Agreements. Over the past few years, a number of television stations, including certain of the Company's stations, have entered into what have commonly been referred to as LMAs. While these agreements may take varying forms, pursuant to a typical LMA, separately owned and licensed television stations agree to enter into cooperative arrangements of varying sorts, subject to compliance with the requirements of antitrust laws and with the FCC's rules and policies. Under these types of arrangements, separately owned stations could agree to function cooperatively in terms of programming, advertising sales, etc., subject to the requirement that the licensee of each station shall maintain independent control over the programming and operations of its own station. One typical type of LMA is a programming agreement between two separately owned television stations serving a common service area, whereby the licensee of one station programs substantial portions of the broadcast day on the other licensee's station, subject to ultimate editorial and other controls being exercised by the latter licensee, and sells advertising time during such program segments. Such arrangements are an extension of the concept of "time brokerage" agreements, under which a licensee of a station sells blocks of time on its station to an entity or entities which program the blocks of time and which sell their own commercial advertising announcements during the time periods in question. The staff of the FCC's Mass Media Bureau has held that LMAs are not contrary to the Communications Act, provided that the licensee of the station which is being substantially programmed by another entity maintains complete responsibility for and control over programming and operations of its broadcast station and assures compliance with applicable FCC rules and policies.

     At present, FCC rules permit television station LMAs, and the licensee of a television station brokering time on another television station is not considered to have an attributable interest in the brokered station. However, in connection with its ongoing rulemaking proceeding regarding the television duopoly rule, the FCC has proposed to adopt rules providing that the licensee of a television station which brokers more than 15% of the time on another television station serving the same market would be deemed to have an attributable interest in the brokered station for purposes of the national and local multiple ownership rules. In connection with this proceeding, the FCC has solicited detailed information from parties to television LMAs as to the terms and characteristics of such LMAs.

     The 1996 Act provides that nothing therein "shall be construed to prohibit the origination, continuation, or renewal of any television local marketing agreement that is in compliance with the regulations of the [FCC]." The legislative history of the 1996 Act reflects that this provision was intended to grandfather television LMAs that were in existence upon enactment of the 1996 Act, and to allow television LMAs consistent with the FCC's rules subsequent to enactment of the 1996 Act. In its pending rulemaking proceeding regarding the television duopoly rule, the FCC has proposed to adopt a grandfathering policy providing that, in the event that television LMAs become attributable interests, LMAs that are in compliance with existing FCC rules and policies and were entered into before November 5, 1996, would be permitted to continue in force until the original term of the LMA expires. Under the FCC's proposal, television LMAs that are entered into or renewed after November 5, 1996 would have to be terminated if LMAs are made attributable interests and the LMA in question resulted in a violation of the television multiple ownership rules. The Company's LMAs with television stations WPTT in Pittsburgh, Pennsylvania, WNUV in Baltimore, Maryland, WVTV in Milwaukee, Wisconsin, WRDC in Raleigh/Durham, North Carolina, WABM in Birmingham, Alabama, and WDBB in Tuscaloosa, Alabama, were in existence on both the date of enactment of the 1996 Act and November 5, 1996. The Company's LMAs with television stations WTTV and WTTK in Indianapolis, Indiana were entered into subsequent to the date of enactment of the 1996 Act but prior to November 5, 1996. The Company's LMA with television station KRRT in Kerrville, Texas was in existence on the date of enactment of the 1996 Act, but was assumed by the Company subsequent to that date but prior to November 5, 1996. The licensee's rights under the Company's LMA with KRRT-TV were assumed by Glencairn subsequent to November 5, 1996. The Company's LMA with WFBC-TV in Asheville/Greenville/Spartanburg, South Carolina, was entered into by the Company subsequent to the date of enactment of the 1996 Act but prior to November 5, 1996, and the licensee's rights under that LMA were assumed by Glencairn subsequent to November 5, 1996. The Company cannot predict if any or all of its LMAs will be grandfathered.


     The Conference Agreement adopted as part of the recent Balanced Budget Act of 1997 recently signed into law by President Clinton (the "Balanced Budget Act") clarifies Congress' intent with respect to LMAs and duopolies. The Conference Agreement states as follows: "The conferees do not intend that the duopoly and television-newspaper cross-ownership relief provided herein should have any bearing upon the [FCC's] current proceedings, which concerns more immediate relief. The conferees expect that the [FCC] will proceed with its own independent examination in these matters. Specifically, the conferees expect that the [FCC] will provide additional relief (e.g., VHF/UHF combinations) that it finds to be in the public interest, and will implement the permanent grandfather requirement for local marketing agreements as provided in the Telecommunications Act of 1996."

     The TV duopoly rule currently prevents the Company from acquiring the licenses of television stations with which it has LMAs in those markets where the Company owns a television station. As a result, if the FCC were to decide that the provider of programming services under a television LMA should be treated as having an attributable interest in the brokered station, and if it did not relax its television duopoly rule, the Company could be required to modify or terminate those of its LMAs that were not in existence on the date of enactment of the 1996 Act or on November 5, 1996. Furthermore, if the FCC adopts its present proposal with respect to the grandfathering of television LMAs, the Company could be required to terminate even those LMAs that were in effect prior to the date of enactment of the 1996 Act or prior to November 5, 1996, after the initial term of the LMA or upon assignment of the LMA. In such an event, the Company could be required to pay termination penalties under certain of such LMAs. Further, if the FCC were to find, in connection with any of the Company's LMAs, that the owners/licensees of the stations with which the Company has LMAs failed to maintain control over their operations as required by FCC rules and policies, the licensee of the LMA station and/or the Company could be fined or set for hearing, the outcome of which could be a monetary forfeiture or, under certain circumstances, loss of the applicable FCC license. The Company is unable to predict the ultimate outcome of possible changes to these FCC rules and the impact such FCC rules may have on its broadcasting operations.

     On June 1, 1995, the Chief of the FCC's Mass Media Bureau released a Public Notice concerning the processing of television assignment and transfer of control applications proposing LMAs. Due to the pendency of the ongoing rulemaking proceeding concerning attribution of ownership, the Mass Media Bureau has placed certain restrictions on the types of television assignment and transfer of control applications involving LMAs that it will approve during the pendency of the rulemaking. Specifically, the Mass Media Bureau has stated that it will not approve arrangements where a time broker seeks to finance a station acquisition and hold an option to purchase the station in the future. The Company believes that none of the Company's LMAs fall within the ambit of this Public Notice.


Radio
-----

     National Ownership Rule. Prior to the 1996 Act, the FCC's rules limited an individual or entity from holding attributable interests in more than 20 AM and 20 FM radio stations nationwide. Pursuant to the 1996 Act, the FCC has modified its rules to eliminate any limitation on the number of radio stations a single individual or entity may own nationwide.

     Local Ownership Rule. Prior to the 1996 Act, the FCC's rules generally permitted an individual or entity to hold attributable interests in no more than four radio stations in a local market (no more than two of which could be in the same service (AM or FM)), and then only if the aggregate audience share of the commonly owned stations did not exceed 25%. In markets with fewer than 15 commercial radio stations, an individual or entity could hold an attributable interest in no more than three radio stations in the market (no more than two of which could be in the same service), and then only if the number of the commonly owned stations did not exceed 50% of the total number of commercial radio stations in the market.

     Pursuant to the 1996 Act, the limits on the number of radio stations one entity may own locally have been increased as follows: (i) in a market with 45 or more commercial radio stations, an entity may own up to eight commercial radio stations, not more than five of which are in the same service (AM or FM);
(ii) in a market with between 30 and 44 (inclusive) commercial radio stations, an entity may own up to seven commercial radio stations, not more than four of which are in the same service; (iii) in a market with between 15 and 29
(inclusive) commercial radio stations, an entity may own up to six commercial radio stations, not more than four of which are in the same service; and (iv) in a market with 14 or fewer commercial radio stations, an entity may own up to five commercial radio stations, not more than three of which are in the same service, except that an entity may not own more than 50% of the stations in such market. These numerical limits apply regardless of the aggregate audience share of the stations sought to be commonly owned. FCC ownership rules continue to permit an entity to own one FM and one AM station in a local market regardless of market size. Irrespective of FCC rules governing radio ownership, however, the DOJ and the Federal Trade Commission have the authority to determine, and in certain recent radio transactions not involving the Company have determined, that a particular transaction presents antitrust concerns.

     Local Marketing Agreements. As in television, a number of radio stations have entered into LMAs. The FCC's multiple ownership rules specifically permit radio station LMAs to be entered into and implemented, so long as the licensee of the station which is being programmed under the LMA maintains complete responsibility for and control over programming and operations of its broadcast station and assures compliance with applicable FCC rules and policies. For the purposes of the multiple ownership rules, in general, a radio station being programmed pursuant to an LMA by an entity is not considered an attributable ownership interest of that entity unless that entity already owns a radio station in the same market. However, a licensee that owns a radio station in a market, and brokers more than 15% of the time on another station serving the same market, is considered to have an attributable ownership interest in the brokered station for purposes of the FCC's multiple ownership rules. As a result, in a market in which the Company owns a radio station, the Company would not be permitted to enter into an LMA with another local radio station which it could not own under the local ownership rules, unless the Company's programming constituted 15% or less of the other local station's programming time on a weekly basis. The FCC's rules also prohibit a broadcast licensee from simulcasting more than 25% of its programming on another station in the same broadcast service (i.e., AM-AM or FM-FM) through a time brokerage or LMA arrangement where the brokered and brokering stations serve substantially the same area.

     Joint Sales Agreements. Over the past few years, a number of radio (and television) stations have entered into cooperative arrangements commonly known as joint sales agreements, or JSAs. While these agreements may take varying forms, under the typical JSA, a station licensee obtains, for a fee, the right to sell substantially all of the commercial advertising on a separately-owned and licensed station in the same market. The typical JSA also customarily involves the provision by the selling licensee of certain sales, accounting, and "back office" services to the station whose advertising is being sold. The typical JSA is distinct from an LMA in that a JSA (unlike an LMA) normally does not involve programming.

     The FCC has determined that issues of joint advertising sales should be left to enforcement by antitrust authorities, and therefore does not generally regulate joint sales practices between stations. Currently, stations for which a licensee sells time under a JSA are not deemed by the FCC to be attributable interests of that licensee. However, in connection with its ongoing rulemaking proceeding concerning the attribution rules, the FCC is considering whether JSAs should be considered attributable interests or within the scope of the FCC's cross-interest policy, particularly when JSAs contain provisions for the supply of programming services and/or other elements typically associated with LMAs. If JSAs become attributable interests as a result of changes in the FCC rules, the Company may be required to terminate any JSA it might have with a radio station which the Company could not own under the FCC's multiple ownership rules.


Other Ownership Matters
-----------------------

     There remain in place after the 1996 Act a number of additional cross-ownership rules and prohibitions pertaining to licensees of television and radio stations. FCC rules, the Communications Act, or both generally prohibit an individual or entity from having an attributable interest in both a television station and a radio station, a daily newspaper, or a cable television system that is located in or serves the same market area.


     Antitrust Regulation. The DOJ and the Federal Trade Commission have increased their scrutiny of the television and radio industry since the adoption of the 1996 Act, and have indicated their intention to review matters related to the concentration of ownership within markets (including LMAs and JSAs) even when the ownership or LMA or JSA in question is permitted under the laws administered by the FCC or by FCC rules and regulations.

     Radio/Television Cross-Ownership Rule. The FCC's radio/television cross-ownership rule (the "one to a market" rule) generally prohibits a single individual or entity from having an attributable interest in a television station and a radio station serving the same market. However, in each of the 25 largest local markets in the United States, provided that there are at least 30 separately owned stations in the particular market, the FCC has traditionally employed a policy that presumptively allows waivers of the one to a market rule to permit the common ownership of one AM, one FM and one TV station in the market. The 1996 Act directs the FCC to extend this policy to each of the top 50 markets. Moreover, the FCC has pending a rulemaking proceeding in which it has solicited comment on whether the one to a market rule should be eliminated altogether. The Company has pending several requests for waivers of the one to a market rule in connection with its applications to acquire radio stations in the Heritage Acquisition in markets where the Company owns or proposes to own a television station.

     However, the FCC does not apply its presumptive waiver policy in cases involving the common ownership of one television station, and two or more radio stations in the same service (AM or FM), in the same market. Pending its ongoing rulemaking proceeding to reexamine the one to a market rule, the FCC has stated that it will consider waivers of the rule in such instances on a case-by-case basis, considering (i) the public service benefits that will arise from the joint operation of the facilities such as economies of scale, cost savings and programming and service benefits; (ii) the types of facilities in-volved; (iii) the number of media outlets owned by the applicant in the relevant market; (iv) the financial difficulties of the stations involved; and (v) the nature of the relevant market in light of the level of competition and diversity after joint operation is implemented. The FCC has stated that it expects that any such waivers that are granted will be conditioned on the outcome of the rulemaking proceeding.

     In its ongoing rulemaking proceeding to reexamine the one to a market rule, the FCC has proposed the following options for modifying the rule in the event it is not eliminated: (i) extending the presumptive waiver policy to any television market in which a specified number of independently owned voices would remain after common ownership of a television station and one or more radio stations is effectuated; (ii) extending the presumptive waiver policy to entities that seek to own more than one FM and/or one AM radio station; (iii) reducing the minimum number of independently owned voices that must remain after a transaction is effectuated; and (iv) modifying the five-factor case-by-case test for waivers.

     Local Television/Cable Cross-Ownership Rule. While the 1996 Act eliminates a previous statutory prohibition against the common ownership of a television broadcast station and a cable system that serve the same local market, the 1996 Act leaves the current FCC rule in place. The legislative history of the Act indicates that the repeal of the statutory ban should not prejudge the outcome of any FCC review of the rule.

     Broadcast Network/Cable Cross-Ownership Rule. The 1996 Act directs the FCC to eliminate its rules which formerly prohibited the common ownership of a broadcast network and a cable system, subject to the provision that the FCC revise its rules as necessary to ensure carriage, channel positioning, and non-discriminatory treatment of non-affiliated broadcast stations by cable systems affiliated with a broadcast network. In March 1996, the FCC issued an order implementing this legislative change.

     Broadcast/Daily Newspaper Cross-Ownership Rule. The FCC's rules prohibit the common ownership of a radio or television broadcast station and a daily newspaper in the same market. The 1996 Act does not eliminate or modify this prohibition. In October 1996, however, the FCC initiated a rulemaking proceeding to determine whether it should liberalize its waiver policy with respect to cross-ownership of a daily newspaper and one or more radio stations in the same market.

     Dual Network Rule. The 1996 Act directs the FCC to repeal its rule which formerly prohibited an entity from operating more than one television network. In March 1996, the FCC issued an order implementing this legislative change. Under the modified rule, a network entity is permitted to operate more than one television network, provided, however, that ABC, CBS, NBC, and/or Fox are prohibited from merging with each other or with another network television entity such as WB or UPN.

     Expansion of the Company's broadcast operations on both a local and national level will continue to be subject to the FCC's ownership rules and any changes the FCC or Congress may adopt. Concomitantly, any further relaxation of the FCC's ownership rules may increase the level of competition in one or more of the markets in which the Company's stations are located, more specifically to the extent that any of the Company's competitors may have greater resources and thereby be in a superior position to take advantage of such changes.


Must-Carry/Retransmission Consent

     Pursuant to the Cable Act of 1992, television broadcasters are required to make triennial elections to exercise either certain "must-carry" or "retransmission consent" rights in connection with their carriage by cable systems in each broadcaster's local market. By electing the must-carry rights, a broadcaster demands carriage on a specified channel on cable systems within its Area of Dominant Influence, in general as defined by the Arbitron 1991-92 Television Market Guide. These must-carry rights are not absolute, and their exercise is dependent on variables such as (i) the number of activated channels on a cable system; (ii) the location and size of a cable system; and (iii) the amount of programming on a broadcast station that duplicates the programming of another broadcast station carried by the cable system. Therefore, under certain circumstances, a cable system may decline to carry a given station. Alternatively, if a broadcaster chooses to exercise retransmission consent rights, it can prohibit cable systems from carrying its signal or grant the appropriate cable system the authority to retransmit the broadcast signal for a fee or other consideration. In October 1996, the Company elected must-carry or retransmission consent with respect to each of its markets based on its evaluation of the respective markets and the position of the Company's station within the market. The Company's stations continue to be carried on all pertinent cable systems, and the Company does not believe that its elections have resulted in the shifting of its stations to less desirable cable channel locations. Certain of the Company's stations affiliated with Fox are required to elect retransmission consent because Fox's retransmission consent negotiations on behalf of the Company resulted in agreements which extend into 1998. Therefore, the Company will need to negotiate retransmission consent agreements for these Fox-affiliated stations to attain carriage on those relevant cable systems for the balance of this triennial period (i.e., through December 31, 1999). For subsequent elections beginning with the election to be made by October 1, 1999, the must-carry market will be the station's DMA, in general as defined by the Nielsen DMA Market and Demographic Rank Report of the prior year.

     The must-carry rules have been subject to judicial scrutiny. In April 1993, the United States District Court for the District of Columbia summarily upheld the constitutionality of the legislative must-carry provisions under a First Amendment challenge. However, in June 1994, the Supreme Court remanded the case to the lower court with instructions to test the constitutionality of the must-carry rules under an "intermediate scrutiny" standard. In a decision issued in December 1995, a closely divided three-judge District Court panel ruled that the record showed that there was substantial evidence before Congress from which it could draw the reasonable inferences that (1) the must-carry rules were necessary to protect the local broadcast industry; and (2) the burdens on cable systems with rapidly increasing channel capacity would be quite small. Accordingly, the District Court panel ruled that Congress had not violated the First Amendment in enacting the "must-carry" provisions. In March 1997, the Supreme Court, by a 5-4 majority, affirmed the District Court's decision and thereby let stand the must-carry rules.


Syndicated Exclusivity/Territorial Exclusivity

     The FCC has imposed syndicated exclusivity rules and expanded existing network nonduplication rules. The syndicated exclusivity rules allow local broadcast television stations to demand that cable operators black out syndicated non-network programming carried on "distant signals" (i.e., signals of broadcast stations, including so-called "superstations," which serve areas substantially removed from the cable system's local community). The network non-duplication rules allow local broadcast network television affiliates to require that cable operators black out duplicating network programming carried on distant signals. However, in a number of markets in which the Company owns or programs stations affiliated with a network, a station that is affiliated with the same network in a nearby market is carried on cable systems in the Company's market. This is not in violation of the FCC's network nonduplication rules. However, the carriage of two network stations on the same cable system could result in a decline of viewership adversely affecting the revenues of the Company owned or programmed station.


Restrictions on Broadcast Advertising

     Advertising of cigarettes and certain other tobacco products on broadcast stations has been banned for many years. Various states restrict the advertising of alcoholic beverages. Congressional committees have recently examined legislation proposals which may eliminate or severely restrict the advertising of beer and wine. Although no prediction can be made as to whether any or all of the present proposals will be enacted into law, the elimination of all beer and wine advertising would have an adverse effect upon the revenues of the Company's stations, as well as the revenues of other stations which carry beer and wine advertising.


     The FCC has imposed commercial time limitations in children's television programming pursuant to legislation. In television programs designed for viewing by children of 12 years of age and under, commercial matter is limited to 12 minutes per hour on weekdays and 10.5 minutes per hour on weekends. In granting renewal of the license for WBFF-TV, the FCC imposed a fine of $10,000 on the Company alleging that the station had exceeded these limitations. The Company has appealed this fine and the appeal is pending. Additionally, in granting renewal of the license for WTTV-TV and WTTK-TV, stations that the Company programs pursuant to an LMA, the FCC imposed a fine of $15,000 on WTTV-TV and WTTK-TV's license alleging that the stations had exceed these limitations.

     The Communications Act and FCC rules also place restrictions on the broadcasting of advertisements by legally qualified candidates for elective office. Among other things, (i) stations must provide "reasonable access" for the purchase of time by legally qualified candidates for federal office; (ii) stations must provide "equal opportunities" for the purchase of equivalent amounts of comparable broadcast time by opposing candidates for the same elective office; and (iii) during the 45 days preceding a primary or primary run-off election and during the 60 days preceding a general or special election, legally qualified candidates for elective office may be charged no more than the station's "lowest unit charge" for the same class of advertisement, length of advertisement, and daypart.

Programming and Operation

     General. The Communications Act requires broadcasters to serve the "public interest." The FCC gradually has relaxed or eliminated many of the more formalized procedures it had developed in the past to promote the broadcast of certain types of programming responsive to the needs of a station's community of license. FCC licensees continue to be required, however, to present programming that is responsive to their communities' issues, and to maintain certain records demonstrating such responsiveness. Complaints from viewers concerning a station's programming may be considered by the FCC when it evaluates renewal applications of a licensee, although such complaints may be filed at any time and generally may be considered by the FCC at any time. Stations also must pay regulatory and application fees, and follow various rules promulgated under the Communications Act that regulate, among other things, political advertising, sponsorship identifications, the advertisement of contests and lotteries, obscene and indecent broadcasts, and technical operations, including limits on radiofrequency radiation. In addition, licensees must develop and implement affirmative action programs designed to promote equal employment opportunities, and must submit reports to the FCC with respect to these matters on an annual basis and in connection with a renewal application. Failure to observe these or other rules and policies can result in the imposition of various sanctions, including monetary forfeitures, or the grant of a "short" (i.e., less than the full) license renewal term or, for particularly egregious violations, the denial of a license renewal application or the revocation of a license.


     Children's Television Programming. Pursuant to legislation enacted in 1991, all television stations have been required to broadcast some television programming designed to meet the educational and informational needs of children 16 years of age and under. In August 1996, the FCC adopted new rules setting forth more stringent children's programming requirements. Specifically, television stations are now required to broadcast a minimum of three hours per week of "core" children's educational programming, which the FCC defines as programming that (i) has serving the educational and informational needs of children 16 years of age and under as a significant purpose; (ii) is regularly scheduled, weekly and at least 30 minutes in duration; and (iii) is aired between the hours of 7:00 a.m. and 10:00 p.m. Furthermore, "core" children's educational programs, in order to qualify as such, are required to be identified as educational and informational programs over the air at the time they are broadcast, and are required to be identified in the children's programming reports required to be placed in stations' public inspection files. Additionally, television stations are required to identify and provide information concerning "core" children's programming to publishers of program guides and listings.

     Television Violence. The 1996 Act contains a number of provisions relating to television violence. First, pursuant to the 1996 Act, the television industry has developed a ratings system, and the FCC has recently solicited public comment on that system. Furthermore, the 1996 Act provides that all television sets larger than 13 inches that are manufactured one year after enactment of the 1996 Act must include the so-called "V-chip," a computer chip that allows blocking of rated programming. In addition, the 1996 Act requires that all television license renewal applications filed after May 1, 1995 contain summaries of written comments and suggestions received by the station from the public regarding violent programming.


     Closed Captioning. The 1996 Act directs the FCC to adopt rules requiring closed captioning of all broadcast television programming, except where captioning would be "economically burdensome." The FCC has recently adopted such rules. The rules require generally that (i) 95% of all new programming first published or exhibited on or after January 1, 1998 must be closed captioned within eight years, and (ii) 75% of "old" programming which first aired prior to January 1, 1998 must be closed captioned within 10 years, subject to certain exemptions.

Digital Television

     The FCC has taken a number of steps to implement digital television ("DTV") broadcasting service in the United States. In December 1996, the FCC adopted a DTV broadcast standard and, in April 1997, adopted decisions in several pending rulemaking proceedings that establish service rules and a plan for implementing DTV. The FCC adopted a DTV Table of Allotments that provides all authorized television stations with a second channel on which to broadcast a DTV signal. The FCC has attempted to provide DTV coverage areas that are comparable to stations' existing service areas. The FCC has ruled that television broadcast licensees may use their digital channels for a wide variety of services such as high-definition television, multiple standard definition television programming, audio, data, and other types of communications, subject to the requirement that each broadcaster provide at least one free video channel equal in quality to the current technical standard.

     Initially, DTV channels will be located in the range of channels from channel 2 through channel 51. The FCC is requiring that affiliates of ABC, CBS, Fox and NBC in the top 10 television markets begin digital broadcasting by May 1, 1999 (the stations affiliated with these networks in the top 10 markets have voluntarily committed to begin digital broadcasting within 18 months), and that affiliates of these networks in markets 11 through 30 begin digital broadcasting by November 1999. The FCC's plan calls for the DTV transition period to end in the year 2006, at which time the FCC expects that (i) DTV channels will be clustered either in the range of channels 2 through 46 or channels 7 through 51; and (ii) television broadcasters will have ceased broadcasting on their non-digital channels, allowing that spectrum to be recovered by the government for other uses. Under the Balanced Budget Act, however, the FCC is authorized to extend the December 31, 2006 deadline for reclamation of a television station's non-digital channel if, in any given case: (i) one or more television stations affiliated with one of the four major networks in a market are not broadcasting digitally, and the FCC determines that such stations have "exercised due diligence" in attempting to convert to digital broadcasting; (ii) less than 85% of the television households in the station's market subscribe to a multichannel video service (cable, wireless cable or DBS) that carries at least one digital channel from each of the local stations in that market; or (iii) less than 85% of the television households in the station's market can receive digital signals off the air using either a set-top converter box for an analog television set or a new DTV television set. The Balanced Budget Act also directs the FCC to auction the non-digital channels by September 30, 2002 even though they are not to be reclaimed by the government until at least December 31, 2006. The Balanced Budget Act also permits broadcasters to bid on the non-digital channels in cities with populations greater than 400,000, provided the channels are used for DTV. Thus, it is possible a broadcaster could own two channels in a market. The FCC has opened a separate proceeding in which it has proposed to reallocate television channels 60 through 69 to other services while protecting existing television stations on those channels from interference during the DTV transition period. Additionally, the FCC will open a separate proceeding to consider to what extent the cable must-carry requirements will apply to DTV signals.


     Implementation of digital television will improve the technical quality of television signals received by viewers. Under certain circumstances, however, conversion to digital operation may reduce a station's geographic coverage area or result in some increased interference. The FCC's DTV allotment plan may also result in UHF stations having considerably less signal power within their service areas than present VHF stations that move to DTV channels. The Company has filed with the FCC a petition for reconsideration of the FCC's DTV allotment plan because of its concerns with respect to the relative DTV signal powers of VHF/UHF and UHF/UHF stations. Implementation of digital television will also impose substantial additional costs on television stations because of the need to replace equipment and because some stations will need to operate at higher utility costs. The FCC is also considering imposing new public interest requirements on television licensees in exchange for their receipt of DTV channels. The Company is currently considering plans to provide HDTV, to provide multiple channels of television including the provision of additional broadcast programming and transmitted data on a subscription basis, and to continue its current TV program channels without subscription fees on its allocated portions of the broadcast spectrum. The 1996 Act allows the FCC to charge a spectrum fee to broadcasters who use the digital spectrum to offer subscription-based services. The FCC is expected to open a rulemaking in the fall of 1997 to consider the spectrum fees to be charged to broadcasters for such use. In addition, Congress has held hearings on broadcasters' plans for the use of their digital spectrum. The Company cannot predict what future actions the FCC might take with respect to DTV, nor can it predict the effect of the FCC's present DTV implementation plan or such future actions on the Company's business.


Proposed Changes

     The Congress and the FCC have under consideration, and in the future may consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could affect, directly or indirectly, the operation, ownership and profitability of the Company's broadcast stations, result in the loss of audience share and advertising revenues for the Company's broadcast stations, and affect the ability of the Company to acquire additional broadcast stations or finance such acquisitions. In addition to the changes and proposed changes noted above, such matters may include, for example, the license renewal process, spectrum use fees, political advertising rates, potential restrictions on the advertising of certain products (beer, wine and hard liquor, for example), and the rules and policies to be applied in enforcing the FCC's equal employment opportunity regulations. Other matters that could affect the Company's broadcast properties include technological innovations and developments generally affecting competition in the mass communications industry, such as direct radio and television broadcast satellite service, the continued establishment of wireless cable systems and low power television stations, digital television and radio technologies, and the advent of telephone company participation in the provision of video programming service.


Other Considerations

     The foregoing summary does not purport to be a complete discussion of all provisions of the Communications Act or other congressional acts or of the regulations and policies of the FCC. For further information, reference should be made to the Communications Act, other congressional acts, and regulations and public notices promulgated from time to time by the FCC. There are additional regulations and policies of the FCC and other federal agencies that govern political broadcasts, public affairs programming, equal employment opportunity, and other matters affecting the Company's business and operations.


ENVIRONMENTAL REGULATION


     Prior to the Company's ownership or operation of its facilities, substances or waste that are or might be considered hazardous under applicable environmental laws may have been generated, used, stored or disposed of at certain of those facilities. In addition, environmental conditions relating to the soil and groundwater at or under the Company's facilities may be affected by the proximity of nearby properties that have generated, used, stored or disposed of hazardous substances. As a result, it is possible that the Company could become subject to environmental liabilities in the future in connection with these facilities under applicable environmental laws and regulations. Although the Company believes that it is in substantial compliance with such environmental requirements, and has not in the past been required to incur significant costs in connection therewith, there can be no assurance that the Company's costs to comply with such requirements will not increase in the future. The Company presently believes that none of its properties have any condition that is likely to have a material adverse effect on the Company's financial condition or results of operations.


COMPETITION

     The Company's television and radio stations compete for audience share and advertising revenue with other television and radio stations in their respective DMAs or MSAs, as well as with other advertising media, such as newspapers, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail and local cable and wireless cable systems. Some competitors are part of larger organizations with substantially greater financial, technical and other resources than the Company.

     Television Competition. Competition in the television broadcasting industry occurs primarily in individual DMAs. Generally, a television broadcasting station in one DMA does not compete with stations in other DMAs. The Company's television stations are located in highly competitive DMAs. In addition, certain of the Company's DMAs are overlapped by both over-the-air and cable carriage of stations in adjacent DMAs, which tends to spread viewership and advertising expenditures over a larger number of television stations.

     Broadcast television stations compete for advertising revenues primarily with other broadcast television stations, radio stations and cable system operators serving the same market. Traditional Network programming generally achieves higher household audience levels than Fox, WB and UPN programming and syndicated programming aired by independent stations. This can be attributed to a combination of factors, including the Traditional Networks' efforts to reach a broader audience, generally better signal carriage available when broadcasting over VHF channels 2 through 13 versus broadcasting over UHF channels 14 through 69 and the higher number of hours of Traditional Network programming being broadcast weekly. However, greater amounts of advertising time are available for sale during Fox, UPN and WB programming and non-network syndicated programming, and as a result the Company believes that the Company's programming typically achieves a share of television market advertising revenues greater than its share of the market's audience.

     Television stations compete for audience share primarily on the basis of program popularity, which has a direct effect on advertising rates. A large amount of the Company's prime time programming is supplied by Fox and to a lesser extent WB, UPN, ABC and CBS. In those periods, the Company's affiliated stations are totally dependent upon the performance of the networks' programs in attracting viewers. Non-network time periods are programmed by the station primarily with syndicated programs purchased for cash, cash and barter, or barter-only, and also through self-produced news, public affairs and other entertainment programming.

     Television advertising rates are based upon factors which include the size of the DMA in which the station operates, a program's popularity among the viewers that an advertiser wishes to attract, the number of advertisers competing for the available time, the demographic makeup of the DMA served by the station, the availability of alternative advertising media in the DMA (including radio and cable), the aggressiveness and knowledge of sales forces in the DMA and development of projects, features and programs that tie advertiser messages to programming. The Company believes that its sales and programming strategies allow it to compete effectively for advertising within its DMAs.

     Other factors that are material to a television station's competitive position include signal coverage, local program acceptance, network affiliation, audience characteristics and assigned broadcast frequency. Historically, the Company's UHF broadcast stations have suffered a competitive disadvantage in comparison to stations with VHF broadcast frequencies. This historic disadvantage has gradually declined through (i) carriage on cable systems, (ii) improvement in television receivers, (iii) improvement in television transmitters, (iv) wider use of all channel antennae, (v) increased availability of programming, and (vi) the development of new networks such as Fox, WB and UPN.

     The broadcasting industry is continuously faced with technical changes and innovations, the popularity of competing entertainment and communications media, changes in labor conditions, and governmental restrictions or actions of federal regulatory bodies, including the FCC, any of which could possibly have a material effect on a television station's operations and profits. There are sources of video service other than conventional television stations, the most common being cable television, which can increase competition for a broadcast television station by bringing into its market distant broadcasting signals not otherwise available to the station's audience, serving as a distribution system for national satellite-delivered programming and other non-broadcast programming originated on a cable system and selling advertising time to local advertisers. Other principal sources of competition include home video exhibition, direct-to-home broadcast satellite television ("DBS") entertainment services and multichannel multipoint distribution services ("MMDS"). Moreover, technology advances and regulatory changes affecting programming delivery through fiber optic telephone lines and video compression could lower entry barriers for new video channels and encourage the development of increasingly specialized "niche" programming. The 1996 Act permits telephone companies to provide video distribution services via radio communication, on a common carrier basis, as "cable systems" or as "open video systems," each pursuant to different regulatory schemes. The Company is unable to predict the effect that technological and regulatory changes will have on the broadcast television industry and on the future profitability and value of a particular broadcast television station.

     The FCC authorizes DBS services throughout the United States. Currently, two FCC permitees, DirecTV and United States Satellite Broadcasting, provide subscription DBS services via high-power communications satellites and small dish receivers, and other companies provide direct-to-home video service using lower powered satellites and larger receivers. Additional companies are expected to commence direct-to-home operations in the near future. DBS and MMDS, as well as other new technologies, will further increase competition in the delivery of video programming.


     The Company cannot predict what other matters might be considered in the future, nor can it judge in advance what impact, if any, the implementation of any of these proposals or changes might have on its business.

     The Company believes that television broadcasting may be enhanced significantly by the development and increased availability of digital broadcasting service technology. This technology has the potential to permit the Company to provide viewers multiple channels of digital television over each of its existing standard channels, to provide certain programming in a high definition television format and to deliver various forms of data, including data on the Internet, to home and business computers. These additional capabilities may provide the Company with additional sources of revenue. The Company is currently considering plans to provide HDTV, to provide multiple channels of television including the provision of additional broadcast programming and transmitted data on a subscription basis, and to continue its current TV program channels without subscription fees on its allocated portions of the broadcast spectrum. The 1996 Act allows the FCC to charge a spectrum fee to broadcasters who use the digital spectrum to offer subscription-based services. The FCC is expected to open a rulemaking in the fall of 1997 to consider the spectrum fees to be charged to broadcasters for such use. In addition, Congress has held hearings on broadcasters' plans for the use of their digital spectrum. The Company cannot predict what future actions the FCC or Congress might take with respect to DTV, nor can it predict the effect of the FCC's present DTV implementation plan or such future actions on the Company's business. This digital broadcasting service technology is not currently available to the viewing public and a successful transition from the current analog broadcast format to a digital format may take many years. There can be no assurance that the Company's efforts to take advantage of the new technology will be commercially successful.

     The Company also competes for programming, which involves negotiating with national program distributors or syndicators that sell first-run and rerun packages of programming. The Company's stations compete for exclusive access to those programs against in-market broadcast station competitors for syndicated products. Cable systems generally do not compete with local stations for programming, although various national cable networks from time to time have acquired programs that would have otherwise been offered to local television stations. Public broadcasting stations generally compete with commercial broadcasters for viewers but not for advertising dollars.

     Historically, the cost of programming has increased because of an increase in the number of new Independent stations and a shortage of quality programming. However, the Company believes that over the past five years program prices generally have stabilized.

     The Company believes it competes favorably against other television stations because of its management skill and experience, the ability of the Company historically to generate revenue share greater than its audience share, the network affiliations and its local program acceptance. In addition, the Company believes that it benefits from the operation of multiple broadcast properties, affording it certain nonquantifiable economies of scale and competitive advantages in the purchase of programming.

     Radio Competition. Radio broadcasting is a highly competitive business, and each of the radio stations operated by the Company competes for audience share and advertising revenue directly with other radio stations in its geographic market, as well as with other media, including television, cable television, newspapers, magazines, direct mail and billboard advertising. The audience ratings and advertising revenue of each of such stations are subject to change, and any adverse change in a particular market could have a material adverse effect on the revenue of such radio stations located in that market. There can be no assurance that any one of the Company's radio stations will be able to maintain or increase its current audience ratings and radio advertising revenue market share.

     The Company will attempt to improve each radio station's competitive position with promotional campaigns designed to enhance and reinforce its identities with the listening public. Extensive market research is conducted in order to identify specific demographic groups and design a programming format for those groups. The Company seeks to build a strong listener base composed of specific demographic groups in each market, and thereby attract advertisers seeking to reach these listeners. Aside from building its stations' identities and targeting its programming at specific demographic groups, management believes that the Company also obtains a competitive advantage by operating duopolies or multiple stations in the nation's larger mid-size markets.

     The radio broadcasting industry is also subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems and by digital audio broadcasting ("DAB"). DAB may provide a medium for the delivery by satellite or terrestrial means of multiple new audio programming formats to local and national audiences. The FCC has issued licenses for two DAB systems. Historically, the radio broadcasting industry has grown in terms of total revenues despite the introduction of new technologies for the delivery of entertainment and information, such as television broadcasting, cable television, audio tapes and compact disks. There can be no assurance, however, that the development or introduction in the future of any new media technology will not have an adverse effect on the radio broadcast industry.


EMPLOYEES

     As of September 17, 1997, the Company had approximately 2,300 employees. With the exception of certain of the employees of KOVR-TV, KDNL-TV, WBEN-AM and WWL-AM, none of the employees are represented by labor unions under any collective bargaining agreement. No significant labor problems have been experienced by the Company, and the Company considers its overall labor relations to be good.


LEGAL PROCEEDINGS


     On July 14, 1997, Sinclair publicly announced that it had reached an agreement for certain of its owned and/or programmed television stations which are currently affiliated with UPN to become affiliated with WB beginning January 16, 1998. On August 1, 1997, UPN informed Sinclair that it did not believe Sinclair or its affiliates had provided proper notice of their intention not to extend the UPN affiliation agreements beyond January 15, 1998, and, accordingly, that these agreements had been automatically renewed through January 15, 2001.


     In August 1997, UPN filed an action in Los Angeles Superior Court against the Company, seeking declaratory relief and specific performance or, in the alternative, unspecified damages and alleging that neither the Company nor its affiliates provided proper notice of their intention not to extend the current UPN affiliations beyond January 15, 1998. Certain subsidiaries of the Company have filed an action in the Circuit Court for Baltimore City seeking declaratory relief that their notice was effective to terminate the affiliations on January 15, 1998. Although the Company believes that proper notice of intention not to extend was provided to UPN, there can be no assurance that the Company and its subsidiaries will prevail in these proceedings or that the outcome of these proceedings, if adverse to the Company and its subsidiaries, will not have a material adverse effect on the Company.

     The Company currently and from time to time is involved in litigation incidental to the conduct of its business. Except as described above, the Company is not a party to any lawsuit or proceeding that in the opinion of the Company will have a material adverse effect.

                                  MANAGEMENT


     Set forth below is certain information relating to the Company's executive officers, directors, certain key employees and persons expected to become executive officers, directors or key employees.



            NAME                 AGE                          TITLE
-----------------------------   -----   -------------------------------------------------
David D. Smith   ............    46     President, Chief Executive Officer, Director and
                                        Chairman of the Board
Frederick G. Smith  .........    48     Vice President and Director
J. Duncan Smith  ............    43     Vice President, Secretary and Director
Robert E. Smith  ............    34     Vice President, Treasurer and Director
David B. Amy  ...............    44     Chief Financial Officer
Barry Drake   ...............    45     Chief Operating Officer, SCI Radio
Alan B. Frank ...............    47     Regional Director, SCI
Robert Gluck  ...............    39     Regional Director, SCI
Michael Granados ............    42     Regional Director, SCI
Steven M. Marks  ............    40     Regional Director, SCI
John T. Quigley  ............    54     Regional Director, SCI
Frank Quitoni ...............    52     Regional Director, SCI
M. William Butler   .........    44     Vice President/Group Program Director, SCI
Michael Draman   ............    48     Vice President/TV Sales and Marketing, SCI
Stephen A. Eisenberg   ......    55     Vice President/Director of National Sales, SCI
Nat Ostroff   ...............    56     Vice President/New Technology
Delbert R. Parks, III  ......    44     Director of Operations and Engineering, SCI
Robert E. Quicksilver  ......    42     Vice President/General Counsel, SCI
Thomas E. Severson  .........    33     Corporate Controller
Michael E. Sileck   .........    37     Vice President/Finance, SCI
Robin A. Smith   ............    41     Chief Financial Officer, SCI Radio
Patrick J. Talamantes  ......    33     Director of Corporate Finance
Lawrence E. McCanna .........    53     Director
Basil A. Thomas  ............    82     Director

     In addition to the foregoing, the following persons have agreed to serve as executive officers and/or directors of the Company as soon as permissible under the rules of the FCC and applicable laws.


            NAME                AGE                         TITLE
----------------------------   -----   -----------------------------------------------
Barry Baker  ...............    45     Executive Vice President of the Company, Chief
                                       Executive Officer of SCI and Director
Kerby Confer ...............    56     Chief Executive Officer, SCI Radio
Roy F. Coppedge, III  ......    49     Director


     In connection with the River City Acquisition, the Company agreed to increase the size of the Board of Directors from seven members to nine to accommodate the prospective appointment of each of Barry Baker and Roy F. Coppedge, III or such other designee as Boston Ventures may select. Mr. Baker and Mr. Confer currently serve as consultants to the Company.


     Members of the Board of Directors are elected for one-year terms and until their successors are duly elected and qualified. Executive officers are appointed by the Board of Directors annually to serve for one-year terms and until their successors are duly appointed and qualified.


     On July 30, 1997 William E. Brock submitted and the Company accepted his resignation from the Company's Board of Directors. Currently, no action has been taken by the Board of Directors to identify a replacement for Mr. Brock.

     David D. Smith has served as President, Chief Executive Officer and Chairman of the Board since September 1990. Prior to that, he served as General Manager of WPTT from 1984, and assumed the financial and engineering responsibility for the Company, including the construction of WTTE in 1984. In 1980, Mr. Smith founded Comark Television, Inc., which applied for and was granted the permit for WPXT-TV in Portland, Maine and which purchased WDSI-TV in Chattanooga, Tennessee. WPXT-TV was sold one year after construction and WDSI-TV was sold two years after its acquisition. From 1978 to 1986, Mr. Smith co-founded and served as an officer and director of Comark Communications, Inc., a company engaged in the manufacture of high power transmitters for UHF television stations. His television career began with WBFF in Baltimore, where he helped in the construction of the station and was in charge of technical maintenance until 1978. David D. Smith, Frederick G. Smith, J. Duncan Smith and Robert E. Smith are brothers.

     Frederick G. Smith has served as Vice President of the Company since 1990 and as a Director since 1986. Prior to joining the Company in 1990, Mr. Smith was an oral and maxillofacial surgeon engaged in private practice and was employed by Frederick G. Smith, M.S., D.D.S., P.A., a professional corporation of which Mr. Smith was the sole officer, director and stockholder.

     J. Duncan Smith has served as Vice President, Secretary and a Director of the Company since 1988. Prior to that, he worked for Comark Communications, Inc. installing UHF transmitters. In addition, he also worked extensively on the construction of WPTT in Pittsburgh, WTTE in Columbus, WIIB in Bloomington and WTTA in St. Petersburg, as well as on the renovation of the new studio, offices and news facility for WBFF in Baltimore.

     Robert E. Smith has served as Vice President, Secretary and a Director of the Company since 1988. Prior to that, he served as Program Director at WBFF from 1986 to 1988. Prior to that, he assisted in the construction of WTTE and also worked for Comark Communications, Inc. installing UHF transmitters.

     David B. Amy has served as Chief Financial Officer ("CFO") since October of 1994. In addition, he serves as Secretary of Sinclair Communications, Inc., the Company subsidiary which owns and operates the broadcasting operations. Prior to his appointment as CFO Mr. Amy served as the Corporate Controller of the Company beginning in 1986 and has been the Company's Chief Accounting Officer since that time. Mr. Amy has over thirteen years of broadcast experience, having joined the Company as a business manager for WPTT in Pittsburgh. Mr. Amy received an MBA degree from the University of Pittsburgh in 1981.

     Barry Drake has served as Chief Operating Officer of SCI Radio since completion of the River City Acquisition. Prior to that time, he was Chief Operating Officer - Keymarket Radio Division of River City since July 1995. Prior to that time, he was President and Chief Operating Officer of Keymarket since 1988. From 1985 through 1988, Mr. Drake performed the duties of the President of each of the Keymarket broadcasting entities, with responsibility for three stations located in Houston, St. Louis and Detroit.

     Alan B. Frank has served as Regional Director for the Company since May 1994. As Regional Director, Mr. Frank is responsible for the Pittsburgh and Kansas City markets. Prior to his appointment to Regional Director, Mr. Frank served as General Manager of WPGH beginning in September 1991.


     Robert Gluck has served as Regional Director of the Company since August 1997. As Regional Director, Mr. Gluck is responsible for the Milwaukee and Raleigh/Durham markets. Prior to joining the Company, Mr. Gluck served as
General Manager at WTIC-TV in the Hartford-New Haven market. Prior to joining WTIC-TV in 1988, Mr. Gluck served as National Sales Manager and Local Sales Manager of WLVI-TV in Boston. Before joining WLVI-TV, Mr. Gluck served in various sales and management capacities with New York national sales representative firms.



     Michael Granados has served as a Regional Director of the Company since July 1996. As a Regional Director, Mr. Granados is responsible for the San Antonio, Des Moines, Peoria and Las Vegas markets. Prior to July 1996, Mr. Granados has served in various positions with the Company and, before the River City Acquisition, with River City. He served as the General Sales Manager of KABB from 1989 to 1993, the Station Manager and Director of Sales of WTTV from 1993 to 1994 and the General Manager of WTTV prior to his appointment as Regional Director in 1996.


     Steven M. Marks has served as Regional Director for the Company since October 1994. As Regional Director, Mr. Marks is responsible for the Baltimore, Norfolk, Flint and Birmingham markets. Prior to his appointment as Regional Director, Mr. Marks served as General Manager for WBFF since July 1991. From 1986 until joining WBFF in 1991, Mr. Marks served as General Sales Manager at WTTE. Prior to that time, he was national sales manager for WFLX-TV in West Palm Beach, Florida.

     John T. Quigley has served as a Regional Director of the Company since June 1996. As Regional Director, Mr. Quigley is responsible for the Columbus, Cincinnati, and Oklahoma City markets. Prior to that time, Mr. Quigley served as general manager of WTTE since July 1985. Prior to joining WTTE, Mr. Quigley served in broadcast management positions at WCPO-TV in Cincinnati, Ohio and WPTV-TV in West Palm Beach, Florida.


     Frank Quitoni has served as a Regional Director since completion of the River City Acquisition. As Regional Director, Mr. Quitoni is responsible for the St. Louis, Sacramento, Indianapolis and Asheville, North Carolina/Greenville/Spartanburg, South Carolina markets. Prior to joining the Company, he was Vice President of Operations for River City since 1995. Mr. Quitoni had served as the Director of Operations and Engineering for River City since 1994. Prior thereto Mr. Quitoni served as a consultant to CBS beginning in 1989. Mr. Quitoni was the Director of Olympic Operations for CBS Sports for the 1992 Winter Olympic Games and consulted with CBS for the 1994 Winter Olympic Games. Mr. Quitoni was awarded the Technical Achievement Emmy for the 1992 and 1994 CBS Olympic broadcasts.


     M. William Butler has served as Vice President/Group Program Director, SCI since 1997. From 1995 to 1997, Mr. Butler served as Director of Programming at KCAL, the Walt Disney Company station in Los Angeles, California. From 1991 to 1995, he was Director of Marketing and Programming at WTXF in Philadelphia, Pennsylvania and prior to that he held the same position at WLVI in Boston, Massachusetts. Mr. Butler attended the Graduate Business School of the University of Cincinnati from 1975 to 1976.

     Michael Draman has served as Vice President/TV Sales and Marketing, SCI since 1997. From 1995 until joining the Company, Mr. Draman served as Vice President of Revenue Development for New World Television. From 1983 to 1995, he was Director of Sales and Marketing for WSVN in Miami, Florida. Mr. Draman attended The American University and The Harvard Business School and served with the U.S. Marine Corps in Vietnam.

     Stephen A. Eisenberg has served as Director of National Sales, SCI since November 1996. Prior to joining the Company, he worked since 1975 in various capacities at Petry Television, including most recently as Vice President/Director of Sales with total national sales responsibility for KTTV in Los Angeles, California, KCPQ-TV in Seattle, Washington, WTNH-TV in New Haven, Connecticut, WKYC-TV in Cleveland, Ohio, WBIR-TV in Knoxville, Tennessee, WKEF-TV in Dayton, Ohio and WTMJ-TV in Milwaukee, Wisconsin. Mr. Eisenberg received an MS degree in Journalism from Northwestern's Medill School and a BA degree from Brooklyn College.


     Nat Ostroff has served as Vice President for New Technology since joining the Company in January of 1996. From 1984 until joining the Company, he was the President and CEO of Comark Communication Inc., a leading manufacturer of UHF transmission equipment. While at Comark, Mr. Ostroff was nominated and awarded a Prime Time Emmy Award for outstanding engineering achievement for the development of new UHF transmitter technologies in 1993. In 1968, Mr. Ostroff founded Acrodyne Industries Inc., a manufacturer of TV transmitters and a public company and served as its first President and CEO. Mr. Ostroff holds a BSEE degree from Drexel University and an MEEE degree from New York University. He is a member of several industry organizations, including, AFCCE, IEEE and SBE.

     Delbert R. Parks III has served as Vice President of Operations and Engineering since the completion of the River City Acquisition. Prior to that time, he was Director of Operations and Engineering for WBFF and Sinclair since 1985, and has been with the Company for 25 years. He is responsible for planning, organizing and implementing operational and engineering policies and strategies as they relate to television and computer systems. Currently, he is consolidating facilities for Sinclair's television stations and has just completed a digital facility for Sinclair's news and technical operation in Pittsburgh. Mr. Parks is also a Lieutenant Colonel in the Maryland Army National Guard and commands the 1st Battalion, 175th Infantry (Light).

     Robert E. Quicksilver has served as Vice President/General Counsel, SCI since completion of the River City Acquisition. Prior to that time he served as General Counsel of River City since September 1994. From 1988 to 1994, Mr. Quicksilver was a partner of the law firm of Rosenblum, Goldenhersh, Silverstein and Zafft, P.C. in St. Louis. Mr. Quicksilver holds a B.A. from Dartmouth College and a J.D. from the University of Michigan.

     Thomas E. Severson has served as Corporate Controller since January 1997. Prior to that time, Mr. Severson served as Assistant Controller of the Company since 1995. Prior to joining the Company, Mr. Severson held positions in the audit departments of KPMG Peat Marwick LLP and Deloitte & Touche LLP from 1991 to 1995. Mr. Severson is a graduate of the University of Baltimore and is a Certified Public Accountant.

     Michael E. Sileck has served as Vice President/Finance of SCI since completion of the River City Acquisition. Prior to that time he served as the Director of Finance for River City since 1993. Mr. Sileck joined River City in July 1990 as Director of Finance and Business Affairs for KDNL-TV. Mr. Sileck is an active member of the Broadcast Cable Financial Management Association ("BCFM") and was a Director of BCFM from 1993 to 1996. Mr. Sileck, a Certified Public Accountant, received a B.S. degree in Accounting from Wayne State University and an M.B.A. in Finance from Oklahoma City University.

     Robin A. Smith has served as Chief Financial Officer, SCI Radio since June 1996. From 1993 until joining the Company, Ms. Smith served as Vice President and Chief Financial Officer of the Park Lane Group of Menlo Park, California, which owned and operated small market radio stations. From 1982 to 1993, she served as Vice President and Treasurer of Edens Broadcasting, Inc. in Phoenix, Arizona, which owns and operates radio stations in major markets. Ms. Smith is a graduate of the Arizona State University and is a Certified Public Accountant.

     Patrick J. Talamantes has served as Director of Corporate Finance and Treasurer of SCI since completion of the River City Acquisition. Prior to that time, he served as Treasurer for River City since April 1995. From 1991 to 1995, he was a Vice President with Chemical Bank, where he completed financings for clients in the cable, broadcasting, publishing and entertainment industries. Mr. Talamantes holds a B.A. degree from Stanford University and an M.B.A. from the Wharton School at the University of Pennsylvania.

     Lawrence E. McCanna has served as a Director of the Company since July 1995. Mr. McCanna has been a partner of the accounting firm of Gross, Mendelsohn & Associates, P.A., since 1972 and has served as its managing partner since 1982. Mr. McCanna has served on various committees of the Maryland Association of Certified Public Accountants and was chairman of the Management of the Accounting Practice Committee. He is also a former member of the Management of an Accounting Practice Committee of the American Institute of Certified Public Accountants. Mr. McCanna is a member of the board of directors of Maryland Special Olympics.

     Basil A. Thomas has served as a Director of the Company since November 1993. He is of counsel to the Baltimore law firm of Thomas & Libowitz, P.A. and has been in the private practice of law since 1983. From 1961 to 1968, Judge Thomas served as an Associate Judge on the Municipal Court of Baltimore City and, from 1968 to 1983, he served as an Associate Judge of the Supreme Bench of Baltimore City. Judge Thomas is a trustee of the University of Baltimore and a member of the American Bar Association and the Maryland State Bar Association. Judge Thomas attended the College of William & Mary and received his L.L.B. from the University of Baltimore. Judge Thomas is the father of Steven A. Thomas, a senior attorney and founder of Thomas & Libowitz, counsel to the Company.

     Barry Baker has been the Chief Executive Officer of River City since 1989, and is the President of the corporate general partner of River City and Better Communications, Inc. ("BCI"). The principal business of both River City and BCI is television and radio broadcasting. In connection with the River City Acquisition, the Company agreed to appoint Mr. Baker Executive Vice President of the Company and to elect him as a Director at such time as he is eligible to hold those positions under applicable FCC regulations. He currently serves as a consultant to the Company.

     Kerby Confer served as a member of the Board of Representatives and Chief Executive Officer - Keymarket Radio Division of River City since July 1995. Prior thereto, Mr. Confer served as Chairman of the Board and Chief Executive Officer of Keymarket since its founding in December 1981. Prior to engaging in the acquisition of various radio stations in 1975, Mr. Confer held a number of jobs in the broadcast business, including serving as Managing Partner of a radio station in Annapolis, Maryland from 1969 to 1975. From 1966 to 1969, he hosted a pop music television show on WBAL-TV (Baltimore) and

WDCA-TV (Washington, D.C.). Prior thereto, Mr. Confer served as program director or producer/director for radio and television stations owned by Susquehanna Broadcasting and Plough Broadcasting Company, Inc. Mr. Confer currently provides services to the Company and is expected to become Chief Executive Officer of SCI Radio at such time as he is eligible to hold this position under applicable FCC regulations.

     Roy F. Coppedge, III is a general partner of the general partner of each of the Boston Ventures partnerships, limited partnerships primarily involved in the business of investments. Mr. Coppedge is a director of Continental Cablevision, Inc., and American Media, Inc. and a member of the Board of Representatives of Falcon Holding Group, L.P. In connection with the River City Acquisition, the Company agreed to elect Mr. Coppedge as a Director at such time as he is eligible to hold that position under applicable FCC regulations.

EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement with David D. Smith, President and Chief Executive Officer of the Company. David Smith's employment agreement has an initial term of three years and is renewable for additional one-year terms, unless either party gives notice of termination not less than 60 days prior to the expiration of the then current term. The Company's Compensation Committee has approved an increase in Mr. Smith's total compensation to $1,200,000. Mr. Smith is also entitled to participate in the Company's Executive Bonus Plan based upon the performance of the Company during the year. The employment agreement provides that the Company may terminate Mr. Smith's employment prior to expiration of the agreement's term as a result of
(i) a breach by Mr. Smith of any material covenant, promise or agreement contained in the employment agreement; (ii) a dissolution or winding up of the Company; (iii) the disability of Mr. Smith for more than 210 days in any twelve month period (as determined under the employment agreement); or (iv) for cause, which includes conviction of certain crimes, breach of a fiduciary duty to the Company or the stockholders, or repeated failure to exercise or undertake his duties as an officer of the Company (each, a "Termination Event").

     In June 1995, the Company entered into an employment agreement with Frederick G. Smith, Vice President of the Company. Frederick Smith's employment agreement has an initial term of three years and is renewable for additional one-year terms, unless either party gives notice of termination not less than 60 days prior to the expiration of the then current term. Under the agreement, Mr. Smith receives a base salary of $260,000 and is also entitled to participate in the Company's Executive Bonus Plan based upon the performance of the Company and Mr. Smith during the year. The employment agreement provides that the Company may terminate Mr. Smith's employment prior to expiration of the agreement's term as a result of a Termination Event.

     In June 1995,  the Company  entered into an  employment  agreement  with J.
Duncan Smith, Vice President and Secretary of the Company. J. Duncan Smith's employment agreement has an initial term of three years and is renewable for additional one-year terms, unless either party gives notice of termination not less than 60 days prior to the expiration of the then current term. Under the agreement, Mr. Smith receives a base salary of $270,000 and is also entitled to participate in the Company's Executive Bonus Plan based upon the performance of the Company and Mr. Smith during the year. The employment agreement provides that the Company may terminate Mr. Smith's employment prior to expiration of the agreement's term as a result of a Termination Event.

     In June 1995, the Company entered into an employment  agreement with Robert
E. Smith, Vice President and Treasurer of the Company. Robert E. Smith's employment agreement has an initial term of three years and is renewable for additional one-year terms, unless either party gives notice of termination not less than 60 days prior to the expiration of the then current term. Under the agreement, Mr. Smith receives a base salary of $250,000 and is also entitled to participate in the Company's Executive Bonus Plan based upon the performance of the Company and Mr. Smith during the year. The employment agreement provides that the Company may terminate Mr. Smith's employment prior to expiration of the agreement's term as a result of a Termination Event.

     In connection with the River City Acquisition, the Company entered into an employment agreement (the "Baker Employment Agreement") with Barry Baker pursuant to which Mr. Baker will become President and Chief Executive Officer of SCI and Executive Vice President of the Company at such time as

Mr. Baker is able to hold those positions consistent with applicable FCC regulations. Until such time as Mr. Baker is able to become an officer of the Company, he serves as a consultant to the Company pursuant to a consulting agreement and receives compensation that he would be entitled to as an officer under the Baker Employment Agreement. While Mr. Baker acts as consultant to the Company he will not direct employees of Sinclair in the operation of its television stations and will not perform services relating to any shareholder, bank financing or regulatory compliance matters with respect to the Company. In addition, Mr. Baker will remain the Chief Executive Officer of River City and will devote a substantial amount of his business time and energies to those services. Mr. Baker receives a base salary of approximately $1,135,200 per year, subject to annual increases of 7 1/2% on January 1 each year. Mr. Baker is also entitled to receive a bonus equal to 2% of the amount by which the Broadcast Cash Flow (as defined in the Baker Employment Agreement) of SCI for a year exceeds the Broadcast Cash Flow for the immediately preceding year. Mr. Baker has received options to acquire 1,382,435 shares of the Class A Common Stock (or 3.33% of the common equity of Sinclair determined on a fully diluted basis as of the date of the River City Acquisition). The option became exercisable with respect to 50% of the shares upon closing of the River City Acquisition, and became exercisable with respect to an additional 25% of the shares on the first anniversary of the closing of the River City Acquisition, and will become exercisable with respect to the remaining 25% on the second anniversary of the closing of the River City Acquisition. The exercise price of the option is approximately $30.11 per share. The term of the Baker Employment Agreement extends until May 31, 2001, and is automatically extended to the third anniversary of any Change of Control (as defined in the Baker Employment Agreement). If the Baker Employment Agreement is terminated as a result of a Series B Trigger Event (as defined below), then Mr. Baker shall be entitled to a termination payment equal to the amount that would have been paid in base salary for the remainder of the term of the agreement plus bonuses that would be paid for such period based on the average bonus paid to Mr. Baker for the previous three years, and all options shall vest immediately upon such termination. In addition, upon such a termination, Mr. Baker shall have the option to purchase from the Company for the fair market value thereof either (i) all broadcast operations of Sinclair in the St. Louis, Missouri DMA or (at the option of Mr. Baker) the Asheville/Greenville/Spartanburg, South Carolina DMA or (ii) all of the Company's radio broadcast operations. Mr. Baker shall also have the right following such a termination to receive quarterly payments (which may be paid either in cash or, at the Company's option, in additional shares of Class A Common Stock) equal to 5.00% of the fair market value (on the date of each payment) of all stock options and common stock issued pursuant to the exercise of such stock options or pursuant to payments of this obligation in shares of Class A Common Stock and held by him at the time of such payment (except that the first such payment shall be 3.75% of such value). The fair market value of unexercised options for such purpose shall be equal to the market price of underlying shares less the exercise price of the options. Following termination of Mr. Baker's employment agreement, the Company shall have the option to purchase the options and shares from Mr. Baker at their market value. A "Series B Trigger Event" means the termination of Barry Baker's employment with the Company prior to the expiration of the initial five-year term of the Baker Employment Agreement (i) by the Company for any reason other than "for cause" (as defined in the Baker Employment Agreement) or (ii) by Barry Baker under certain circumstances, including (a) on 60 days' prior written notice given at any time within 180 days following a Change of Control; (b) if Mr. Baker is not elected (and continued) as a director of Sinclair or SCI, as President and Chief Executive Officer of SCI or as Executive Vice President of Sinclair, or Mr. Baker shall be removed from any such board or office; (c) upon a material breach by Sinclair or SCI of the Baker Employment Agreement which is not cured; (d) if there shall be a material diminution in Mr. Baker's authority or responsibility, or certain of his economic benefits are materially reduced, or Mr. Baker shall be required to work outside Baltimore; or (e) the effective date of his employment as contemplated by clause (b) shall not have occurred by August 31, 1997. Mr. Baker cannot be appointed to such positions with the Company or SCI until certain events occur with respect to WTTV and WTTK in Indianapolis or WTTE or WSYX in Columbus. These events have not occurred as of the date of this Current Report and accordingly Mr. Baker is able to terminate the Baker Employment Agreement at any time.

                           GLOSSARY OF DEFINED TERMS

     "ABC" means Capital Cities/ABC, Inc.

     "Adjusted EBITDA" means broadcast cash flow less corporate overhead expense and is a commonly used measure of performance for broadcast companies. Adjusted EBITDA does not purport to represent cash provided by operating activities as reflected in the Company's consolidated statements of cash flows, is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

     "Adjusted EBITDA margin" means the Adjusted EBITDA divided by net broadcast revenues.

     "Amended   Certificate"   means  the  Amended  and  Restated   Articles  of
Incorporation of the Company as amended.

     "Arbitron" means Arbitron, Inc.


     "Bank Credit Agreement" means the Third Amended and Restated Credit Agreement, dated as of May 20, 1997, among the Company, the Subsidiaries, certain lenders named therein, and The Chase Manhattan Bank, as agent, as amended by the First Amendment thereto and as otherwise amended from time to time.

     "Board of Directors" means the board of directors of the Company.


     "Broadcast cash flow margin" means broadcast cash flow divided by net broadcast revenues.

     "Broadcast  Cash Flow"  means  operating  income  plus  corporate  overhead
expenses,  special  bonuses  paid  to  executive  officers,   non-cash  deferred
compensation, depreciation and amortization, including both tangible and intangible assets and program rights, less cash payment for program rights. Cash program payments represent cash payments made for current program payables and sports rights and do not necessarily correspond to program usage. Special bonuses paid to executive officers are considered unusual and non-recurring. The Company has presented broadcast cash flow data, which the Company believes are comparable to the data provided by other companies in the industry, because such data are commonly used as a measure of performance for broadcast companies. However, broadcast cash flow (i) does not purport to represent cash provided by operating activities as reflected in the Company's consolidated statements of cash flow, (ii) is not a measure of financial performance under generally accepted accounting principles and (iii) should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

     "CBS" means CBS, Inc.

     "Cincinnati/Kansas City Acquisitions" means the Company's acquisition of the assets and liabilities of WSTR-TV (Cincinnati, OH) and KSMO-TV (Kansas City, MO).

     "Class A Common Stock" means the Company's Class A Common Stock, par value $.01 per share.

     "Class B Common Stock" means the Company's Class B Common Stock, par value $.01 per share.

     "Columbus   Option"  means  the  Company's  option  to  purchase  both  the
Non-License Assets and the License Assets relating to WSYX-TV, Columbus, OH.

     "Commission" means the Securities and Exchange Commission.

     "Common Stock" means the Class A Common Stock and the Class B Common Stock.


     "Common Stock Offering" means the Company's offering of 4,345,000 shares of Class A Common Stock pursuant to a $1 billion shelf registration statement filed by the Company on September 16, 1997.

     "Communications Act" means the Communications Act of 1934, as amended.

     "Company" means Sinclair Broadcast Group, Inc. and its wholly owned subsidiaries.

     "Controlling Stockholders" means David D. Smith, Frederick G. Smith, J. Duncan Smith and Robert E. Smith.


     "Convertible Exchangeable Preferred Stock" means the Company's Series D Preferred Stock, par value $.01 per share.

     "DAB" means digital audio broadcasting.


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     "DBS" means direct-to-home broadcast satellite television.

     "Debt Issuance" means the Company's private placement of the 1997 Notes, in the principal amount of $200,000,000, on July 2, 1997.

     "Designated Market Area" or "DMA" means one of the 211 generally-recognized television market areas.

     "DOJ" means the United States Justice Department.

     "DTV" means digital television.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "FCC" means the Federal Communications Commision.

     "FCN" means the Fox Children's Network.

     "Flint Acquisition" means the Company's acquisition of the assets of WSMH-TV (Flint, Michigan).

     "Fox" means Fox Broadcasting Company.

     "Glencairn" means Glencairn, Ltd. and its subsidiaries.


     "Greenville Stations" means radio stations WFBC-FM, WORD-AM, WYRD-AM, WSPA-AM, WSPA-FM, WOLI-FM, and WOLT-FM located in the Greenville/Spartanburg, South Carolina area.

     "Heritage" means The News Corporation Limited, Heritage Media Group, Inc. and certain subsidiaries of Heritage Media Corporation.

     "Heritage Acquisition" means the Company's acquisition of the assets of, or the right to program pursuant to LMAs, six television stations in three markets and the assets of 24 radio stations in seven markets, pursuant to the Heritage Acquisition Agreements.

     "Heritage Acquisition Agreements" means the agreements entered into between the Company and Heritage on July 16, 1997, pursuant to which the Company agreed to acquire certain television and radio stations of Heritage.


     "HSR" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "HYTOPS" means the Company's 11 5/8% High Yield Trust Offered Preferred Securities issued pursuant to the HYTOPS Issuance.

     "HYTOPS Issuance" means the Company's private placement of HYTOPS, in a liquidation amount of $200,000,000, on March 14, 1997.

     "Independent" means a station that is not affiliated with any of ABC, CBS, NBC, FOX, UPN or WB.

     "JSAs" means joint sales agreements pursuant to which an entity has the right, for a fee paid to the owner and operator of a station, to sell substantially all of the commercial advertising on the station.

     "KSC" means Keymarket of South Carolina, Inc.

     "License Assets" means the television and radio station assets essential for broadcasting a television or radio signal in compliance with regulatory guidelines, generally consisting of the FCC license, transmitter, transmission lines, technical equipment, call letters and trademarks, and certain furniture, fixtures and equipment.


     "License Assets Option" means the Company's option to purchase the License Assets of WTTV-TV and WTTK-TV in the Indianapolis, IN market.


     "LMAs" means program services agreements, time brokerage agreements or local marketing agreements pursuant to which an entity provides programming services to television or radio stations that are not owned by the entity.


     "MSA" means the Metro Survey Area as defined by Arbitron.


     "MMDS" means multichannel multipoint distribution services.


     "NBC" means the National Broadcasting Company.


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     "Nielsen" means the A.C. Nielsen Company Station Index dated May 1996.

     "1993 Notes" means the Company's 10% Senior Subordinated Notes due 2003.

     "1995 Notes" means the Company's 10% Senior Subordinated Notes due 2005.

     "1996 Acquisitions" means the 16 television and 33 radio stations that the Company acquired, obtained options to acquire, or obtained the right to program during 1996 for an aggregate consideration of approximately $1.2 billion.

     "1997 Notes" means the Company's 9% Senior Subordinated Notes due 2007, issued pursuant to the Debt Issuance.


     "Non-License Assets" means the assets relating to operation of a television or radio station other than License Assets.

     "Offerings"  means  the  Preferred  Stock  Offering  and the  Common  Stock
Offering.

     "Peoria/Bloomington Acquisition" means the acquisition by the Company of the assets of WYZZ-TV on July 1, 1996.

     "Preferred Stock Offering" means that the Company's Offering of 3,450,000 shares of Convertible Exchangeable Preferred Stock pursuant to a $1 billion shelf registration statement filed by the Company on September 16, 1997.


     "River City" means River City Broadcasting, L.P.

     "River City Acquisition" means the Company's acquisition from River City and the owner of KRRT of certain Non-License Assets, options to acquire certain License and Non-License Assets and rights to provide programming or sales and marketing for certain stations, which was completed May 31, 1996.

     "SCI" means Sinclair Communications, Inc., a wholly owned subsidiary of the Company that holds all of the broadcast operations of the Company.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Series A Preferred Stock" means the Company's Series A Exchangeable Preferred Stock, par value $.01 per share, each share of which has been exchanged for a share of the Company's Series B Convertible Preferred Stock.

     "Series B Preferred Stock" means the Company's Series B Convertible Preferred Stock, par value $.01 per share.

     "Series C Preferred Stock" means the Company's Series C Preferred Stock, par value $.01 per share.

     "Sinclair" means Sinclair Broadcast Group, Inc. and its wholly owned subsidiaries.


     "Superior Acquisition" means the Company's acquisition of the stock of Superior Communications Group, Inc. ("Superior").

     "TBAs" means time brokerage agreements; see definition of "LMAs."

     "Traditional   Networks"   means  each  of  ABC,  CBS  or  NBC,  singly  or
collectively.


     "UHF" means ultra-high frequency.

     "UPN" means United Paramount Television Network Partnership.

     "VHF" means very-high frequency.

     "WB" and the "WB Network" mean The WB Television Network Partners.

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                                   SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        SINCLAIR BROADCAST GROUP, INC.


                                        BY: /s/ DAVID B. AMY
                                           ------------------------------------

                                           David B. Amy
                                           Chief Financial Officer/
                                           Principal Accounting Officer



Dated: October 8, 1997


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